Published CUSIP Numbers:
Deal: 89629BAA7
Revolver: 89629BAB5
Term Loan: 89629BAC3

CREDIT AGREEMENT
dated as of June 21, 2018,
among
TRINET USA, INC.,
as Borrower,
TRINET GROUP, INC.,
as Holdings,

the LENDERS from time to time party hereto
and
BANK OF AMERICA, N.A.,
as Administrative Agent
BANK OF THE WEST, JPMORGAN CHASE BANK, N.A. and
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Co-Syndication Agents
BMO HARRIS BANK N.A., HSBC BANK USA, N.A.,
PNC CAPITAL MARKETS LLC, SUNTRUST BANK,
CITIZENS BANK, N.A., KEYBANK CAPITAL MARKETS, INC. and
U.S. BANK NATIONAL ASSOCIATION,
as Co-Documentation Agents
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
BANK OF THE WEST, JPMORGAN CHASE BANK, N.A. and
WELLS FARGO SECURITIES, LLC,
as Joint Lead Arrangers and Joint Bookrunners

i

EXHIBITS:
Exhibit A-1	Form of Assignment and Assumption
Exhibit A-2	Form of Affiliated Assignment and Assumption
Exhibit B	Form of Borrowing Request
Exhibit C	Auction Procedures
Exhibit D	Form of Guarantee and Collateral Agreement
Exhibit E	Form of Compliance Certificate
Exhibit F	Form of Intercompany Note
Exhibit G-1	Form of First Lien/Second Lien Intercreditor Agreement
Exhibit G-2	Form of Pari Passu Intercreditor Agreement
Exhibit H	Form of Interest Election Request
Exhibit I-1	Form of Perfection Certificate
Exhibit I-2	Form of Supplemental Perfection Certificate
Exhibit J	Form of Solvency Certificate
Exhibit K-1	Form of U.S. Tax Compliance Certificate for Non-U.S. Lenders that are not Partnerships for U.S. Federal Income Tax Purposes
Exhibit K-2	Form of U.S. Tax Compliance Certificate for Non-U.S. Lenders that are Partnerships for U.S. Federal Income Tax Purposes
Exhibit K-3	Form of U.S. Tax Compliance Certificate for Non-U.S. Participants that are not Partnerships for U.S. Federal Income Tax Purposes
Exhibit K-4	Form of U.S. Tax Compliance Certificate for Non-U.S. Participants that are Partnerships for U.S. Federal Income Tax Purposes

v

CREDIT AGREEMENT dated as of June 21, 2018, among TRINET USA, INC., as the Borrower, TRINET GROUP, INC., as Holdings, the LENDERS from time to time party hereto and BANK OF AMERICA, N.A., as Administrative Agent.

ARTICLE I
DEFINITIONS
SECTION 1.01    Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“ABR”, when used in reference to any Loan or Borrowing, means that such Loan, or the Loans comprising such Borrowing, shall bear interest at a rate determined by reference to the Alternate Base Rate.
“Accepting Lenders” has the meaning set forth in Section 2.25(a).
“ACH Indebtedness” means Indebtedness incurred by Holdings or its Subsidiaries in the ordinary course of business in respect of automated clearinghouse obligations.
“Administrative Agent” means Bank of America, in its capacity as administrative agent hereunder and under the other Loan Documents, and its successors in such capacity as provided in Article VIII.
“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.
“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly Controls or is Controlled by or is under common Control with the Person specified.
“Affiliated Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee, with the consent of any Person whose consent is required by Section 9.04, and accepted by the Administrative Agent, substantially in the form of Exhibit A-2 or any other form approved by the Administrative Agent and Holdings.
“Aggregate Revolving Commitment” means at any time the sum of the Revolving Commitments of all the Revolving Lenders at such time, as the same may be increased or reduced from time to time.
“Aggregate Revolving Exposure” means at any time the sum of the Revolving Exposures of all the Revolving Lenders at such time.
“Agreement” means this Credit Agreement, as the same may be modified, amended or supplemented from time to time.
“Alternate Base Rate” means, for any day, a fluctuating rate per annum equal to the greatest of (a) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate”, (b) the Federal Funds Effective Rate in effect on such day plus 1⁄2 of 1% and (c) the Eurodollar Rate on such day (or if such day is not a Business Day, the immediately preceding Business Day) for a deposit in dollars with a maturity of one month plus 1%; provided, that, if the Alternate Base Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.
“Alternative Incremental Facility Indebtedness” means any Indebtedness incurred by the Borrower in the form of (x) one or more series of secured bonds, debentures, notes or similar instruments or (y) term loans; provided, that, (a) (i) such Indebtedness shall be secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations and any Other First Lien Secured Indebtedness and shall not be secured by any property or assets of Holdings or any Subsidiary other than the Collateral, (ii) the security agreements relating to such Indebtedness are substantially the same as the Security Documents (with such differences as are reasonably satisfactory to the Administrative Agent) and (iii) a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to the Pari Passu Intercreditor Agreement (provided, that, if the Pari Passu Intercreditor Agreement has not previously been executed and delivered, then Holdings, the Subsidiary Loan Parties, the Administrative Agent and the Senior Representative for such Indebtedness shall have executed and delivered the Pari Passu Intercreditor Agreement) and, if applicable, the First Lien/Second Lien Intercreditor Agreement, (b) except for Inside Maturity Accordion Indebtedness, such Indebtedness does not mature earlier than the Latest Maturity Date in effect hereunder at the time of incurrence thereof and has a weighted average life to maturity no shorter than that of the Class of Term Loans with the then longest weighted average life to maturity, (c) such Indebtedness contains covenants, events of default and other terms that, when taken as a whole (other than interest rates, fees and optional prepayment or redemption terms), are substantially identical to, or are not materially more restrictive to Holdings and the Subsidiaries than, those set forth in the Loan Documents (other than (x) covenants or other provisions applicable only to periods after the Latest Maturity Date then in effect and (y) covenants or other provisions that are also for the benefit of the Lenders in respect of the Loans and Commitments outstanding at the time such Indebtedness is incurred); provided, that, a Financial Officer of Holdings shall have delivered a certificate to the Administrative Agent at least two (2) Business Days prior to the incurrence of such Indebtedness or the modification, refinancing, refunding, renewal or extension thereof (or such shorter period of time as may reasonably be agreed by the Administrative Agent), together with a summary of the material terms and conditions of such resulting Indebtedness, stating that Holdings has determined in good faith that such material terms and conditions satisfy the requirements set forth in this clause (c), which determination shall be conclusive, (d) such Indebtedness does not provide for any amortization, mandatory prepayment, redemption or repurchase (other than upon a change of control, fundamental change, or upon conversion or exchange in the case of convertible or exchangeable Indebtedness, customary asset sale, excess cash flow or event of loss, mandatory offers to purchase and customary acceleration rights after an event of default) prior to the Latest Maturity Date then in effect and (e) such Indebtedness is not guaranteed by any Person other than Holdings and Subsidiaries that are Subsidiary Loan Parties. Alternative Incremental Facility Indebtedness will include any Registered Equivalent Notes issued in exchange therefor.
“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977 and all other similar laws, rules, and regulations of any jurisdiction applicable to Holdings or any Subsidiary concerning or relating to bribery or corruption.
“Applicable Percentage” means, at any time, with respect to any Revolving Lender, the percentage of the Aggregate Revolving Commitment represented by such Lender’s Revolving Commitment at such time, subject to adjustment as required to give effect to any reallocation of LC Exposure or Swingline Exposure made pursuant to paragraph (a)(iv) of Section 2.22. If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments of Revolving Loans, LC Exposures and Swingline

Exposures that occur after such termination or expiration and to any Revolving Lender’s status as a Defaulting Lender at the time of determination.
“Applicable Rate” means, for any day, (a) with respect to any Initial Term Loan that is an ABR Loan or a Eurodollar Loan, the applicable rate per annum set forth below under the caption “ABR Margin” or “Eurodollar Margin”, respectively, based upon the Total Leverage Ratio as of the end of the fiscal quarter of Holdings for which consolidated financial statements have theretofore been most recently delivered pursuant to Section 5.01(a) or 5.01(b), (b) with respect to any Revolving Loan that is an ABR Loan or a Eurodollar Loan or with respect to the commitment fees payable hereunder, the applicable rate per annum set forth below under the caption “ABR Margin”, “Eurodollar Margin” or “Commitment Fee Rate”, respectively, based upon the Total Leverage Ratio as of the end of the fiscal quarter of Holdings for which consolidated financial statements have theretofore been most recently delivered pursuant to Section 5.01(a) or 5.01(b), (c) with respect to any Incremental Term Loan of any Series, the rate per annum specified in the Incremental Facility Amendment establishing the Incremental Term Commitments of such Series and (d) with respect to any Refinancing Term Loans of any Class, the rate per annum specified in the Refinancing Facility Amendment establishing the Refinancing Term Loan Commitments of such Class; provided, that, for purposes of clauses (a) and (b), until the date of the delivery of the consolidated financial statements pursuant to Section 5.01 for the fiscal quarter ending September 30, 2018, the Applicable Rate shall be based on the rates per annum set forth in Pricing Level 2:

Pricing Level	Total Leverage Ratio	ABR Margin	Eurodollar Margin	Commitment Fee Rate
1	< 0.50 to 1.00	0.500%	1.500%	0.200%
2	> 0.50 to 1.00 but < 1.75 to 1.00	0.625%	1.625%	0.250%
3	> 1.75 to 1.00 but < 2.75 to 1.00	0.750%	1.750%	0.275%
4	> 2.75 to 1.00 but < 3.50 to 1.00	1.000%	2.000%	0.300%
5	> 3.50 to 1.00	1.250%	2.250%	0.350%

For purposes of the foregoing, each change in the Applicable Rate resulting from a change in the Total Leverage Ratio shall be effective during the period commencing on and including the Business Day following the date of delivery to the Administrative Agent pursuant to Section 5.01(a) or 5.01(b) of the consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change. Notwithstanding the foregoing, unless waived by the Required Lenders, the Applicable Rate shall be based on the rates per annum set forth in Pricing Level 5 if Holdings fails to deliver the consolidated financial statements required to be delivered pursuant to Section 5.01(a) or 5.01(b) or any Compliance Certificate required to be delivered pursuant hereto, in each case within the time periods specified herein for such delivery, during the period commencing on and including the day of the occurrence of a Default resulting from such failure and until the delivery thereof. Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.20(e).

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course of its activities and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Archimedes” means Archimedes Risk Solutions, Ltd, a Bermuda exempted company, and a direct, wholly-owned Subsidiary of the Borrower.
“Arrangers” means MLPFS, Bank of the West, JPMorgan Chase Bank, N.A. and Wells Fargo Securities, LLC, in their capacities as joint lead arrangers and joint bookrunners for the credit facilities provided for herein.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee, with the consent of any Person whose consent is required by Section 9.04, and accepted by the Administrative Agent, substantially in the form of Exhibit A-1 or any other form approved by the Administrative Agent and Holdings.
“Atairos” means Atairos Group, Inc., and the funds, partnerships, investment vehicles or other co-investment vehicles or other entities managed, advised or controlled by Atairos Group, Inc. or its Affiliates (but in any event excluding any portfolio company of the foregoing).
“Auction Manager” has the meaning set forth in Section 2.26(a).
“Auction Notice” means an auction notice given by the Borrower in accordance with the Auction Procedures with respect to an Auction Purchase Offer.
“Auction Procedures” means the auction procedures with respect to Auction Purchase Offers set forth in Exhibit C hereto.
“Auction Purchase Offer” means an offer by the Borrower to purchase Term Loans of one or more Classes pursuant to modified Dutch auctions conducted in accordance with the Auction Procedures and otherwise in accordance with Section 2.26.
“Available Amount” means, on any date of determination (the “Reference Date”), an amount equal to the total of:
(a)    the sum of, without duplication:
(i)    the greater of (A) $100,000,000 and (B) 35% of Consolidated EBITDA for the four fiscal quarter period most recently ended for which Holdings has delivered financial statements pursuant to Section 5.01(a) or (b); plus
(ii)    an amount (not less than zero in the aggregate) equal to 50% of cumulative Consolidated Net Income for the period (taken as one accounting period) commencing from the first day of the first full fiscal quarter following the Closing Date to the end of the fiscal quarter most recently ended in respect of which Holdings has delivered the financial statements required by Section 5.01(a) or (b) (together with the related Compliance Certificate); plus

(iii)    one hundred percent (100%) of the Qualifying Equity Proceeds received by Holdings prior to the Reference Date from issuances after the Closing Date of Qualified Equity Interests of Holdings (solely to the extent such Qualifying Equity Proceeds have not been previously applied to Specified Uses); plus
(iv)    one hundred percent (100%) of the aggregate Net Proceeds received by Holdings and its Subsidiaries prior to the Reference Date from a partial or total sale of any Investment made following the Closing Date in reliance on the Available Amount (other than any such sale to Holdings or any Subsidiary); plus
(v)    the amount of returns, profits, dividends or interest received in cash by Holdings or any Subsidiary prior to the Reference Date with respect to any Investment made following the Closing Date in reliance on the Available Amount (but limited, in the case of any such amounts received from Holdings or any Subsidiary with respect to an Investment made following the Closing Date in reliance on the Available Amount, to an amount equal to 100% of the original amount of such Investment);
minus
(b)    the sum of:
(i)    the cumulative aggregate amount of all Restricted Payments made by Holdings and its Subsidiaries pursuant to Section 6.07(a)(viii); plus
(ii)    (x) the cumulative aggregate amount of all Investments made by Holdings and its Subsidiaries pursuant to Section 6.04(s) plus (y) the cumulative aggregate amount of all Permitted Acquisitions of Non-Compliant Subsidiaries and Non-Compliant Assets made with the Available Amount pursuant to the definition of “Permitted Acquisition”; plus
(iii)    the cumulative aggregate amount of all Junior Debt Payments made by Holdings and its Subsidiaries pursuant to Section 6.07(b)(vi);
in the case of each of clauses (b)(i) through (b)(iii), during the period from and including the Closing Date through and including the Reference Date (without taking account of the intended usage of the Available Amount on such Reference Date).
“Available Domestic Cash” means, on any date, the amount of Unrestricted Cash held on such date by Holdings or any Domestic Subsidiary, other than Unrestricted Cash held in accounts outside the United States of America.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Bank of America” means Bank of America, N.A. and its successors.

“Bankruptcy Event” means, with respect to any Person, that such Person has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in, any such proceeding or appointment.
“Base Incremental Amount” means, on any date of determination, the greater of (a) $300,000,000 and (b) 100% of Consolidated EBITDA for the four fiscal quarter period most recently ended for which Holdings has delivered financial statements pursuant to Section 5.01(a) or (b).
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Internal Revenue Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code) the assets of any such “employee benefit plan” or “plan”.
“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States of America.
“Borrower” means TriNet USA, Inc., a Delaware corporation.
“Borrowing” means Loans of the same Class and Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.
“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03, which shall be, in the case of a written Borrowing Request, substantially in the form of Exhibit B or any other form approved by the Administrative Agent and Holdings (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent and Holdings), appropriately completed and signed by a Financial Officer of the Borrower.
“Business Credit Card Indebtedness” means Indebtedness incurred by Holdings or its Subsidiaries in the ordinary course of business under a commercial credit card or purchasing card program.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in the state where the office of the Administrative Agent specified in Section 9.01(a)(ii) (or in any notice of change thereto pursuant to Section 9.01(c)) is located and, if such day relates to any Eurodollar Loan, means any such day that is also a day on which dealings in dollar deposits are conducted by and between banks in the London interbank market.
“Call Spread Option” means any call spread option on the common stock of Holdings held by Holdings or any Subsidiary on or after the Closing Date and, if purchased on or after the Closing Date, purchased in accordance with the terms of this Agreement relating to such common stock issuable upon conversion at final maturity of any series of unsecured convertible notes of Holdings which are convertible into such common stock.
“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP. The amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP. For purposes of Section 6.02, a Capital Lease Obligation shall be deemed to be secured by a Lien on the property being leased and such property shall be deemed to be owned by the lessee.
“Cash Management Agreement” means an agreement pursuant to which a bank or other financial institution provides Cash Management Services.
“Cash Management Bank” means any counterparty to any Cash Management Agreement the obligations under which constitute Secured Cash Management Obligations.
“Cash Management Services” means (a) treasury management services (including controlled disbursements, zero balance arrangements, cash sweeps, automated clearinghouse transactions, return items, overdrafts, temporary advances, interest and fees and interstate depository network services) provided to Holdings or any Subsidiary and (b) commercial credit card and purchasing card services provided to Holdings or any Subsidiary.
“CFC Holding Company” means any Domestic Subsidiary all of the material assets of which are Equity Interests in and/or Indebtedness of one or more Foreign Subsidiaries.
“Change in Control” means (a) the failure of Holdings to own, directly or indirectly through wholly-owned Subsidiaries, 100% of the outstanding Equity Interests in the Borrower; (b) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or “group”, within the meaning of the Exchange Act and the rules of the SEC thereunder (other than Atairos or any employee benefit plan of Holdings or the Subsidiaries or a Person acting in connection with such acquisition as a trustee, agent, fiduciary or administrator of such an employee benefit plan), of Equity Interests representing more than the greater of (A) 40% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in Holdings and (B) the percentage of then outstanding voting stock of Holdings then owned directly, indirectly or beneficially by the Permitted Holders; (c) the occupation of a majority of the seats (other than vacant seats) on the board of directors of Holdings by Persons who were not (i) directors of Holdings on the Closing Date, (ii) nominated or approved by the board of directors of Holdings or Atairos or (iii) appointed by directors who were directors of Holdings on the Closing Date or were so nominated or approved as provided in subclause (ii) of this clause (c); or (d) the occurrence of any “change in control” (or similar event, however denominated) under and as defined in any indenture or other agreement or instrument evidencing, governing the rights of the holders of, or otherwise relating to, any Material Indebtedness of Holdings or any Subsidiary.
“Change in Law” means the occurrence, after the Closing Date (or with respect to any Lender, any later date on which such Lender initially became a Lender hereunder), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Charges” has the meaning set forth in Section 9.13.

“Class”, when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Initial Term Loans, Incremental Term Loans of any Series, Refinancing Term Loans, Revolving Loans or Swingline Loans, (b) any Commitment, refers to whether such Commitment is a Term Commitment, an Incremental Term Commitment of any Series, a Refinancing Term Loan Commitment or a Revolving Commitment and (c) any Lender, refers to whether such Lender has a Loan or Commitment of a particular Class.
“Closing Date” means the date on which the conditions precedent set forth in Section 4.01 are satisfied (or waived) and the Initial Term Loans are funded.
“Co-Documentation Agents” means BMO Harris Bank N.A., HSBC Bank USA, N.A., PNC Capital Markets LLC, SunTrust Bank, Citizens Bank, N.A., KeyBank Capital Markets, Inc. and U.S. Bank National Association, in their capacity as co-documentation agents for the credit facilities established hereunder.
“Co-Syndication Agents” means Bank of the West, JPMorgan Chase Bank, N.A. and Wells Fargo Bank, National Association, in their capacity as co-syndication agents for the credit facilities established hereunder.
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Collateral” means any and all assets, whether real or personal, tangible or intangible, on which Liens are purported to be granted pursuant to the Security Documents as security for the Obligations.
“Collateral Agreement” means the Guarantee and Collateral Agreement among Holdings, the Borrower, the other Loan Parties and the Administrative Agent, substantially in the form of Exhibit D.
“Collateral and Guarantee Requirement” means, at any time, the requirement that:
(a)    the Administrative Agent shall have received from Holdings, the Borrower and each Designated Subsidiary either (i) a counterpart of the Collateral Agreement duly executed and delivered on behalf of such Person or (ii) in the case of any Person that becomes a Designated Subsidiary after the Closing Date, a supplement to the Collateral Agreement, in the form specified therein, duly executed and delivered on behalf of such Person, together with such legal opinions, board resolutions, secretary’s certificates and other documents and deliverables of the type described in Section 4.01(b), in each case in form and substance consistent with the legal opinions, board resolutions, secretary’s certificates and other documents and deliverables delivered on the Closing Date, as shall be reasonably requested by the Administrative Agent with respect to such Person; provided, that, no legal opinions shall be required for any Designated Subsidiary that would constitute an Insignificant Subsidiary;
(b)    (i) all outstanding Equity Interests of the Borrower and each Significant Subsidiary (other than Excluded Equity Interests), in each case directly owned by or on behalf of any Loan Party, shall have been pledged pursuant to the Collateral Agreement; provided, that, the Loan Parties shall not be required to pledge (x) more than 65% of the outstanding Equity Interests of any first-tier Foreign Subsidiary or first-tier CFC Holding Company and no Foreign Subsidiary or CFC Holding Company shall be required to pledge any Equity Interests in Subsidiaries of such Foreign Subsidiary or CFC Holding Company or (y) any of the outstanding Equity Interests of any Foreign Subsidiary or CFC Holding Company that are not owned directly by a Loan Party, and (ii) the Administrative Agent shall, to the extent required by the Collateral Agreement, have received certificates or other instruments representing all such Equity Interests, together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank; and
(c)    all documents and instruments, including Uniform Commercial Code financing statements, required by Requirements of Law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create the Liens intended to be created by the Security Documents and perfect such Liens to the extent required by, and with the priority required by, the Security Documents and the other provisions of the term “Collateral and Guarantee Requirement”, shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registration or recording.
Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary, (a) the Loan Parties shall have the time periods specified in (x) Section 5.14(b) to satisfy the Collateral and Guarantee Requirement with respect to the items specified in Schedule 5.14 and (y) Section 5.12 to satisfy the Collateral and Guarantee Requirement with respect to Subsidiaries newly acquired or formed (or which first become Designated Subsidiaries) after the Closing Date and with respect to assets acquired after the Closing Date that do not automatically constitute Collateral under the Collateral Agreement, (b) the foregoing provisions of this definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of legal opinions or other deliverables with respect to, particular assets of the Loan Parties, or the provision of Guarantees by any Subsidiary, as to which the Administrative Agent and Holdings reasonably agree that the cost of creating or perfecting such pledges or security interests in such assets, or obtaining such legal opinions or other deliverables in respect of such assets, or providing such Guarantees (taking into account any adverse tax consequences to Holdings and its Subsidiaries (including the imposition of withholding or other material taxes)), shall be excessive in view of the benefits to be obtained by the Lenders therefrom, (c) Liens required to be granted from time to time pursuant to the term “Collateral and Guarantee Requirement” shall be subject to exceptions and limitations set forth in the Security Documents as in effect on the Closing Date and, to the extent appropriate in the applicable jurisdiction, as reasonably agreed between the Administrative Agent and Holdings, (d) in no event shall the Collateral include any Excluded Assets, (e) no actions in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction and not by U.S. laws shall be required to be taken to create any security interests in assets located or titled outside of the United States or to perfect or make enforceable any security interests in any assets (it being understood that there shall be no security agreements or pledge agreements required hereunder or under the other Loan Documents governed under the laws of any non-U.S. jurisdiction), (f) no mortgage, deed of trust, assignment of lease or rents or other security document granting a Lien on any parcel of real property owned in fee by any Loan Party shall be required to be executed and delivered and (g) no control agreements with respect to any deposit account maintained by any Loan Party with any depositary bank or any securities account maintained by any Loan Party with any securities intermediary shall be required to be executed and delivered. The Administrative Agent may, without the consent of any Lender, grant extensions of time for the creation and perfection of security interests in or the obtaining of legal opinions or other deliverables with respect to particular assets or the provision of any Guarantee by any Subsidiary (including extensions beyond the Closing Date or in connection with assets acquired, or Subsidiaries formed or acquired, after the Closing Date) where it and Holdings reasonably agree that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Security Documents. Notwithstanding anything in this definition to the contrary, for the avoidance of doubt, no actions to perfect Liens in Collateral shall be required other than (i) the filing of Uniform Commercial Code financing statements and the filing of security agreements and/or notices with the United States Patent and Trademark Office and the United States Copyright Office and (ii) the delivery of certificates or other similar instruments representing Equity Interests of the Borrower and each Significant Subsidiary (other than Excluded Equity Interests), together with related undated stock powers or other similar instruments of transfer with respect thereto endorsed in blank.
“Commitment” means with respect to any Lender, such Lender’s Revolving Commitment, Initial Term Commitment, an Incremental Term Commitment of any Series, a Refinancing Term Loan Commitment or any combination thereof (as the context requires).
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S. C. § 1 et seq.), as amended from time to time, and any successor statute.
“Competitor” means any competitor of Holdings or any Subsidiary that is in the same or a similar line of business as Holdings or any of its Subsidiaries.
“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit E or any other form approved by the Administrative Agent and Holdings.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated Cash Interest Expense” means, for any period, the excess of (a) the sum, without duplication, of (i) the interest expense (including imputed interest expense in respect of Capital Lease Obligations) of Holdings and the consolidated Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, (ii) any interest or other financing costs becoming payable during such period in respect of Indebtedness of Holdings or the consolidated Subsidiaries to the extent such interest or other financing costs shall have been capitalized rather than included in consolidated interest expense for such period in accordance with GAAP and (iii) any cash payments made during such period in respect of obligations referred to in clause (b)(ii) below that were amortized or accrued in a previous period, minus (b) to the extent included in such consolidated interest expense for such period, the sum of (i) noncash amounts attributable to amortization or write-off of capitalized interest or other financing costs paid in a previous period and (ii) noncash amounts attributable to amortization of debt discounts or accrued interest payable in kind for such period.
“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period, plus
(a)    without duplication and to the extent deducted (and not added back) in determining such Consolidated Net Income, the sum of
(i)    consolidated interest expense for such period (including imputed interest expense in respect of Capital Lease Obligations);
(ii)    provision for taxes based on income, profits or losses, including foreign withholding taxes, and for corporate franchise, capital stock, net worth and value-added taxes, in each case during such period;
(iii)    all amounts attributable to depreciation and amortization for such period (including, for the avoidance of doubt, any amortization with respect to any intangible assets during such period) (excluding amortization expense attributable to a prepaid cash expense that was paid in a prior period);

(iv)    any extraordinary losses or charges for such period, determined on a consolidated basis in accordance with GAAP;
(v)    any Non-Cash Charges for such period;
(vi)    any losses attributable to obligations under any Hedging Agreement (to the extent recognized prior to the occurrence of a termination event with respect thereto) or to early extinguishment of Indebtedness, determined on a consolidated basis in accordance with GAAP for such period;
(vii)    expenses incurred during such period that are contemporaneously reimbursed to Holdings or a Subsidiary by a seller pursuant to indemnification provisions in any agreement relating to a Permitted Acquisition;
(viii)    non-recurring out-of-pocket transactional fees, costs and expenses relating to Permitted Acquisitions, Investments and Indebtedness incurred outside the ordinary course of business, securities offerings and Dispositions, including legal fees, advisory fees and upfront financing fees;
(ix)    Pro Forma Adjustments for such period;
(x)    non-recurring out-of-pocket costs, fees and expenses relating to the Transactions incurred during such period, including legal and advisory fees; and
(xi)    non-recurring out-of-pocket fees, costs and expenses relating to the incurrence, refinancing, amendment or modification of Indebtedness on or prior to the Closing Date;
provided, that, (A) any cash payment made with respect to any Non-Cash Charges added back in computing Consolidated EBITDA for any prior period pursuant to clause (a)(v) above (or that would have been added back had this Agreement been in effect during such prior period) shall be subtracted in computing Consolidated EBITDA for the period in which such cash payment is made and (B) the aggregate amount of all amounts under clause (a)(ix) that increase Consolidated EBITDA in any Test Period shall not exceed, and shall be limited to, 20% of Consolidated EBITDA in respect of such Test Period (calculated after giving effect to such adjustments); and minus
(b)    without duplication and to the extent included (and not deducted) in determining such Consolidated Net Income, the sum of:
(i)    any extraordinary gains for such period, determined on a consolidated basis in accordance with GAAP;
(ii)    any non-cash gains for such period, including with respect to write-ups of assets or goodwill, determined on a consolidated basis in accordance with GAAP; and
(iii)    any gains attributable to the early extinguishment of Indebtedness or obligations under any Hedging Agreement, determined on a consolidated basis in accordance with GAAP for such period;

provided, further, that, Consolidated EBITDA for any period shall be calculated so as to exclude (without duplication of any adjustment referred to above) (i) the cumulative effect of any changes in GAAP or accounting principles applied by management during such period and (ii) non-cash foreign translation gains and losses.
“Consolidated Net Income” means, for any period, the net income or loss of Holdings and the consolidated Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided, that, there shall be excluded (a) the income of any Person (other than Holdings) that is not a consolidated Subsidiary, except to the extent of the amount of cash dividends or other cash distributions actually paid by such Person to Holdings or, subject to clauses (b) and (c) of this proviso, any consolidated Subsidiary during such period, (b) the income of, and any amounts referred to in clause (a) of this proviso paid to, any Subsidiary to the extent that, on the date of determination, the declaration or payment of cash dividends or other cash distributions by such Subsidiary of that income is not at the time permitted by a Requirement of Law or any agreement or instrument applicable to such Subsidiary, unless such restrictions with respect to the payment of cash dividends and other similar cash distributions have been legally and effectively waived and (c) the income or loss of, and any amounts referred to in clause (a) of this proviso paid to, any consolidated Subsidiary that is not wholly-owned by Holdings to the extent such income or loss or such amounts are attributable to the noncontrolling interest in such consolidated Subsidiary.
“Consolidated Total Debt” means, as of any date of determination, the sum of (a) the aggregate principal amount of Indebtedness of Holdings and its Subsidiaries outstanding as of such date in the amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP, plus (b) the aggregate principal amount of Indebtedness of Holdings and its Subsidiaries outstanding as of such date (excluding, for the avoidance of doubt, (i) purchase price adjustments in the case of any acquisition or similar transaction, (ii) Indebtedness under clause (h) of the definition thereof unless drawn and not reimbursed as of such date of determination, (iii) Indebtedness in respect of Hedging Agreements, (iv) any other Indebtedness of the type described in clause (c) of the definition of Indebtedness and (v) Guarantees of obligations of Holdings or any Subsidiary not constituting Indebtedness) that is not required to be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP (including, to the extent constituting Indebtedness, Prepaid Debit Card Obligations), in each case without giving effect to any election to value any Indebtedness at “fair value”, as described in Section 1.04(a), or any other accounting principle that results in the amount of any such Indebtedness (other than zero coupon Indebtedness) as reflected on such balance sheet to be below the stated principal amount of such Indebtedness.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, or the dismissal or appointment of the management, of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Credit Party” means the Administrative Agent, each Issuing Bank, the Swingline Lender and each other Lender.
“Cure Deadline” has the meaning set forth in Section 7.02.
“Cure Right” has the meaning set forth in Section 7.02.
“Debt Fund Affiliate” means any fund managed by, under common management with, or otherwise an Affiliate of, any Purchasing Debt Affiliate (that is, for the avoidance of doubt, itself not a Debt Fund Affiliate) or a portfolio company thereof that is a bona fide diversified debt fund or an investment vehicle that is primarily engaged in the making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course.
“Debtor Relief Laws” means the United States Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the United States of America or other applicable jurisdictions affecting the rights of creditors generally from time to time in effect.
“Default” means any event or condition that constitutes, or upon notice, lapse of time or both would constitute, an Event of Default.
“Defaulting Lender” means any Revolving Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Revolving Lender notifies the Administrative Agent in writing that such failure is the result of such Revolving Lender’s good faith determination that a condition precedent to funding (specifically identified in such writing, including, if applicable, by reference to a specific Default) has not been satisfied, (b) has notified Holdings, the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Revolving Lender’s good faith determination that a condition precedent to funding (specifically identified in such writing, including, if applicable, by reference to a specific Default) cannot be satisfied), (c) has failed, within three Business Days after request by a Credit Party, made in good faith, to provide a certification in writing from an authorized officer of such Revolving Lender that it will comply with its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement; provided, that, such Revolving Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such written certification, (d) has become the subject of a Bankruptcy Event, (e) other than via an Undisclosed Administration, has had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (f) has, or has a direct or indirect parent company that has, become the subject of a Bail-In Action; provided, that, a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or its Revolving Lender Parent by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Revolving Lender is a Defaulting Lender under any one or more of clauses (a) through (f) above shall be conclusive and binding absent manifest error, and such Revolving Lender shall be deemed to be a Defaulting Lender (subject to Section 2.22) upon delivery of written notice of such determination to the Borrower, each Issuing Bank, the Swingline Lender and each other Lender.
“Designated Subsidiary” means each Subsidiary that is not an Excluded Subsidiary.
“Disclosure Letter” means the Disclosure Letter dated the Closing Date delivered to the Administrative Agent and the Lenders in respect of this Agreement.
“Disposition” has the meaning set forth in Section 6.05.

“Disqualified Equity Interest” means, with respect to any Person, any Equity Interest in such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof), or upon the happening of any event or condition:
(a)    matures or is mandatorily redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), whether pursuant to a sinking fund obligation or otherwise;
(b)    is convertible or exchangeable, either mandatorily or at the option of the holder thereof, for Indebtedness or Equity Interests (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests); or
(c)    is redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests) or is required to be repurchased by Holdings or any Subsidiary, in whole or in part, at the option of the holder thereof;
in each case, on or prior to the date 91 days after the Latest Maturity Date (determined as of the date of issuance thereof or, in the case of any such Equity Interests outstanding on the Closing Date, the Closing Date); provided, however, that, (i) an Equity Interest in any Person that would not constitute a Disqualified Equity Interest but for terms thereof giving holders thereof the right to require such Person to redeem or purchase such Equity Interest upon the occurrence of an “asset sale”, initial public offering or a “change in control” (or similar event, however denominated) shall not constitute a Disqualified Equity Interest if any such requirement becomes operative only after repayment in full of all the Loans and all other Loan Document Obligations that are accrued and payable, the cancellation or expiration of all Letters of Credit and the termination or expiration of the Commitments and (ii) an Equity Interest in any Person that is issued to any employee or to any plan for the benefit of employees or by any such plan to such employees shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by such Person or any of its subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.
“Disqualified Institution” means (a) any Person that, in each case, has been identified by name in writing to the Administrative Agent prior to June 2, 2018 and is set forth on Part A of Schedule 1.01C to the Disclosure Letter, (b) any Competitor identified by name in writing to the Administrative Agent (i) on Part B of Schedule 1.01C to the Disclosure Letter prior to June 2, 2018 or (ii) following the Closing Date or (c) any Affiliate of any Person or Competitor identified pursuant to the foregoing clause (a) or clause (b) that, in each case, is clearly identifiable (based solely on the similarity of the name of such Affiliate to the name of such Person or Competitor) as an Affiliate of such Person or Competitor; provided, that, (x) the foregoing shall not apply to (A) retroactively disqualify any Person that has previously acquired an assignment or participation in the Loans or Commitments under this Agreement to the extent that any such Person was not a Disqualified Institution at the time of the applicable assignment or participation, as the case may be or (B) any fund engaged as a primary activity in the ordinary course of its business in making or investing in commercial loans or debt securities and whose managers are not involved with the equity investment decisions of any other Person described in clauses (a), (b) or (c) and (y) “Disqualified Institution” shall exclude any Person that Holdings has designated as no longer being a “Disqualified Institution” by written notice delivered to the Administrative Agent and the Lenders from time to time.
“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.
“DQ List” means Schedule 1.01C to the Disclosure Letter, as supplemented from time to time in accordance with clause (b)(ii) of the definition of “Disqualified Institution”.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, (d) any bank and (e) any other financial institution or investment fund engaged as a primary activity in the ordinary course of its business in making or investing in commercial loans or debt securities, other than, in each case, (i) a natural person, (ii) a Disqualified Institution, (iii) a Defaulting Lender or (iv) except to the extent permitted under Sections 2.26, 9.04(e) and 9.04(f), Holdings, any Subsidiary or any other Affiliate of Holdings.
“Environmental Laws” means all rules, regulations, codes, ordinances, judgments, orders, decrees and other laws, and all injunctions, notices or binding agreements, issued, promulgated or entered into by any Governmental Authority and relating in any way to (a) the environment, (b) preservation or reclamation of natural resources, (c) the management, Release or threatened Release of any Hazardous Material or (d) health or safety matters.
“Environmental Liability” means any liability, obligation, loss, claim, action, order or cost, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties and indemnities), directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means shares of capital stock, partnership interests, membership interests, beneficial interests in a trust or other equity ownership interests (whether voting or non-voting) in, or interests in the income or profits of, a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing (other than, prior to the date of such conversion, Indebtedness that is convertible into Equity Interests).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or 414(c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” means (a) any “reportable event”, as defined in Section 4043(c) of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) any failure by any Plan to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, in each case whether or not waived, (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) a determination that any Plan is, or is expected to be, in “at risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code), (e) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan, (f) the receipt by the Borrower or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (g) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan or (h) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA, or in endangered or critical status, within the meaning of Section 305 of ERISA.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the clause (a) of the definition of “Eurodollar Rate”.
“Eurodollar Rate” means:
(a)    for any Interest Period with respect to a Eurodollar Loan, the rate per annum equal to the London Interbank Offered Rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for dollars for a period equal in length to such Interest Period) (“LIBOR”) as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) (in such case, the “LIBOR Rate”) at or about 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, for dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and
(b)    for any interest calculation with respect to an ABR Loan on any date, the rate per annum equal to the LIBOR Rate, at or about 11:00 a.m., London time, two (2) Business Days prior to such date for dollar deposits with a term of one (1) month commencing that day;
provided, that, if the Eurodollar Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.
“Event of Default” has the meaning set forth in Section 7.01.

“Exchange Act” means the United States Securities Exchange Act of 1934.
“Excluded Assets” means (a) any asset if, to the extent and for so long as the grant of a Lien thereon to secure the Loan Document Obligations is prohibited by any Requirements of Law (other than to the extent that any such prohibition would be rendered ineffective pursuant to any other applicable Requirements of Law); (b) any leasehold interests; (c) motor vehicles and other assets subject to a certificate of title; (d) letter of credit rights (except to the extent perfection can be obtained by the filing of uniform commercial code financing statements); (e) any contract, lease, instrument, permit, license, authorization or other agreement to the extent that a grant of a security interest therein (other than, in any case, in proceeds or receivables thereof) would violate or invalidate such contract, lease, instrument, permit, license, authorization or other agreement or create a right of termination in favor of any other party thereto (other than Holdings or another Loan Party), in each case only to the extent the relevant provision is not rendered ineffective under the Uniform Commercial Code or other applicable law; (f) any governmental licenses or state or local franchises, charters and authorizations, to the extent security interests in such licenses, franchises, charters or authorizations are prohibited or restricted thereby (except to the extent such prohibition or restriction is deemed ineffective under the Uniform Commercial Code or other applicable law); (g) any intent to use application at the United States Patent and Trademark Office with respect to trademarks for which a statement of use has not been filed; (h) any Excluded Equity Interests; (i) any fee interest in real property; (j) assets held in trust or escrow arrangements in connection with any TriNet Workers’ Compensation Collateral Agreement or otherwise held on behalf of any TriNet Trust; (k) any rights under or with respect to any workers’ compensation fronting agreement to the extent that such agreement by its terms, by contract or by law, prohibits the assignment of, or the granting of a Lien with respect to, the rights of a grantor thereunder or which would be invalid or unenforceable upon any such assignment or grant (the “Restricted Assets”); provided, that, (i) the proceeds of any Restricted Asset shall continue to be deemed to be Collateral, except to the extent that such proceeds are deemed or otherwise required to be held as Restricted Assets under applicable law, agreement or customary practice and (ii) this provision shall not limit the grant of any lien on or assignment of any Restricted Asset to the extent that the Uniform Commercial Code or any other applicable law provides that such grant of a lien or assignment is effective regardless of any prohibitions on such grant provided in any Restricted Asset (or the underlying documents related thereto); (l) any asset subject to a purchase money security interest, Capital Lease Obligation or Lien under a similar financing arrangement permitted under this Agreement to the extent the grant of a Lien on such asset under the Security Documents would (i) result in a breach or violation of, or constitute a default under, the agreement or instrument governing such purchase money or other financing arrangement or Capital Lease Obligation, (ii) result in the loss of use of such asset or (iii) permit the other party to such arrangement or Capital Lease Obligation to terminate Holdings’ or any Subsidiary’s right to use such asset; (m) the Equity Interests and assets of any TriNet Captive Insurance Subsidiary or any TriNet Trust; (n) the assets or Equity Interests of any joint venture permitted under this Agreement to the extent and for so long as the granting of security interests in such assets or Equity Interests would be prohibited by the Organizational Documents or shareholder agreements or similar contracts between the owners of the Equity Interests of such joint venture, (o) any Commercial Tort Claim; (p) (1) any assets held by Holdings or any Subsidiary in accounts designated as “Work Site Employee Assets” or “Restricted” and (2) any cash received, held, contributed or maintained by any Loan Party for the account or benefit (whether actual or contingent) of any third party (including any employees, co-employees or worksite employees of the Loan Parties or any of their Affiliates), solely to the extent that such cash is (i) restricted as to use pursuant to applicable law, agreement or customary practice or (ii) segregated from any other cash of Holdings and its Subsidiaries, and (q) those assets with respect to which the granting of security interests in such assets would be prohibited by any term, prohibition or condition contained in any contractual obligation existing on the Closing Date or entered into after the Closing Date and permitted under the terms of this Agreement (and not entered into in contemplation thereof) in each case only to the extent the relevant term, prohibition or condition is not rendered ineffective under the Uniform Commercial Code or other applicable law.
“Excluded Equity Interests” means (a) any Equity Interests that consist of voting stock of a Subsidiary that is a Foreign Subsidiary or a CFC Holding Company in excess of 65% of the outstanding voting stock (or 65% of the outstanding Equity Interests in the case of an entity that is not a corporation for U.S. tax purposes) of such Subsidiary, (b) any Equity Interests if, to the extent, and for so long as, the grant of a Lien thereon to secure the Loan Document Obligations is effectively prohibited by any Requirements of Law; provided, that, such Equity Interest shall cease to be an Excluded Equity Interest at such time as such prohibition ceases to be in effect, (c) Equity Interests in joint ventures permitted under this Agreement to the extent and for so long as the granting of security interests in such Equity Interests would be prohibited by the Organizational Documents or shareholder agreements or similar contracts between the owners of the Equity Interests of such joint venture; provided, that, such Equity Interest shall cease to be an Excluded Equity Interest at such time as such prohibition ceases to be in effect and (d) any Equity Interests that consist of any stock of any TriNet Captive Insurance Subsidiary or any TriNet Trust or any of their respective subsidiaries.
“Excluded Subsidiary” means (a) any Domestic Subsidiary that is not a wholly-owned Significant Subsidiary, (b) any Subsidiary that is a Foreign Subsidiary or a CFC Holding Company (and accordingly, in no event shall a Foreign Subsidiary or a CFC Holding Company be required to enter into any Security Document or pledge any assets hereunder), (c) those certain Subsidiaries described on Schedule 1.01B to the Disclosure Letter, (d) any Subsidiary (i) that is prohibited or restricted by applicable Requirements of Law or by a binding contractual obligation from providing a Guarantee of the Loan Document Obligations (provided, that, such contractual obligation is in existence on the Closing Date or at the time such Subsidiary is acquired is permitted hereunder and is not entered into by Holdings or any Subsidiary for the purpose of qualifying as an “Excluded Subsidiary” under this Agreement), (ii) if the provision by such Subsidiary of a Guarantee of the Loan Document Obligations would require governmental (including regulatory) or third party (other than a Loan Party or an Affiliate of a Loan Party) consent, approval, license or authorization, unless such consent, approval, license or authorization has been received (provided, that, there shall be no obligation to seek such consent, approval, license or authorization) or (iii) if the provision by such Subsidiary of a Guarantee of the Loan Document Obligations would result in material adverse tax consequences to Holdings or any Subsidiary (as determined by Holdings in good faith), (e) any Subsidiary that is a special purpose vehicle or any TriNet Trust, (f) any Subsidiary that is a not-for-profit organization, (g) any TriNet Captive Insurance Subsidiary and (h) any other Subsidiary with respect to which, the Administrative Agent and Holdings agree in writing that the costs or other consequences of obtaining a Guarantee of the Loan Document Obligations by such Subsidiary are excessive in relation to the practical benefit to be afforded the Secured Parties thereby; provided, that, any Subsidiary (other than any TriNet Captive Insurance Subsidiary or any TriNet Trust) shall cease to be an Excluded Subsidiary at such time as none of the foregoing clauses apply to it. It is understood and agreed that in no event shall the Borrower be an Excluded Subsidiary.
“Excluded Swap Obligation” means, with respect to any Subsidiary Loan Party, any Swap Obligation if, and to the extent that, and only for so long as, the Guarantee by such Subsidiary Loan Party of, or the grant by such Subsidiary Loan Party of a security interest to secure, as applicable, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Subsidiary Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Subsidiary Loan Party or the grant by any Subsidiary Loan Party of a security interest, as applicable, becomes effective with respect to such related Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guarantee or security interest is or becomes illegal.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Credit Party or required to be withheld or deducted from a payment to a Credit Party: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Credit Party being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.21(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.19, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in such Loan or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Credit Party’s failure to comply with Section 2.19(f) and (d) any withholding Taxes imposed under FATCA.
“Excluded Term Lender” means any Term Lender that, if it were a Revolving Lender, would be a Defaulting Lender pursuant to clause (d) or (e) of the definition of Defaulting Lender herein, and the Administrative Agent shall make such determination and give notice thereof in accordance with, and with the effect specified, in the last sentence of such definition.
“Existing Borrower” has the meaning set forth in the definition of “Existing Credit Agreement”.
“Existing Credit Agreement” means the Amended and Restated First Lien Credit Agreement, dated as of August 20, 2013, as amended and restated as of July 9, 2014, and as further amended on July 29, 2016, among TriNet HR III, Inc. (f/k/a TriNet HR Corporation), a California corporation, as borrower (the “Existing Borrower”), Holdings, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, and as otherwise amended, restated, amended and restated, supplemented, modified or waived prior to the date hereof.
“Existing Letters of Credit” means the letters of credit set forth on Schedule 1.01A of the Disclosure Letter, which letters of credit are outstanding on the Closing Date.
“FATCA” means Sections 1471 through 1474 of the Code, as of the Closing Date (including any amended or successor version thereof that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with any of the foregoing and any fiscal or regulatory legislation, rules or practices adopted pursuant to any such intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
“Federal Funds Effective Rate” means, for any day, the rate per annum equal to the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York; provided, that, (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if such rate is not so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average (rounded upwards, if necessary, to the next 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.
“Fee Letter” means the letter agreement, dated as of May 17, 2018, among Holdings, the Borrower, Bank of America and MLPFS.
“Financial Covenants” means the covenants set forth in Section 6.11(a) and 6.11(b).
“Financial Officer” means (a) with respect to any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person, (b) solely for purposes of the execution and delivery of this Agreement and the other Loan Documents required by Section 4.01(a), with respect to any Person, any officer of such Person identified in clause (a) of this definition or the chief executive officer, president or executive vice president of such Person and (c) solely for purposes of notices given pursuant to Article II (including, without limitation, any Borrowing Request and any Interest Election Request), any other officer or employee of such Person designated as a “Financial Officer” (i) by any officer of such Person referenced in the foregoing clause (a) in a notice to the Administrative Agent or (ii) in or pursuant to an agreement between such Person and the Administrative Agent. Any document delivered hereunder that is signed by a Financial Officer of a Person shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Person and such Financial Officer shall be conclusively presumed to have acted on behalf of such Person. To the extent requested by the Administrative Agent, each Financial Officer will provide an incumbency certificate and to the extent requested by the Administrative Agent, appropriate authorization documentation.
“First Lien/Second Lien Intercreditor Agreement” means the First Lien/Second Lien Intercreditor Agreement substantially in the form of Exhibit G-1.
“Foreign Lender” means any Lender that is not a U.S. Person.
“Foreign Pension Plan” means any employee benefit plan sponsored or maintained by Holdings or any Subsidiary that under applicable law of any jurisdiction other than the United States is required to be funded through a trust or other funding vehicle other than a trust or funding vehicle maintained exclusively by a Governmental Authority.
“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.
“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any Issuing Bank, such Defaulting Lender’s Applicable Percentage of the outstanding LC Exposure with respect to Letters of Credit issued by such Issuing Bank other than LC Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or cash collateralized in accordance with the terms hereof and (b) with respect to the Swingline Lender, such Defaulting Lender’s Applicable Percentage of outstanding Swingline Loans made by such Swingline Lender other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Lenders.
“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.
“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, registrations and filings with, and reports to, Governmental Authorities.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other obligation; provided, that, the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount, as of any date of determination, of any Guarantee shall be the principal amount outstanding on such date of the Indebtedness or other obligation guaranteed thereby (or, in the case of (i) any Guarantee the terms of which limit the monetary exposure of the guarantor or (ii) any Guarantee of an obligation that does not have a principal amount, the maximum monetary exposure as of such date of the guarantor under such Guarantee (as determined, in the case of clause (i), pursuant to such terms or, in the case of clause (ii), reasonably and in good faith by a Financial Officer of Holdings)). The term “Guarantee” used as a verb has a corresponding meaning.
“Hazardous Materials” means all explosive, radioactive, hazardous or toxic substances, materials, wastes or other pollutants, including petroleum or petroleum by-products or distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, or wastes which are regulated pursuant to any Environmental Law.
“Hedge Bank” means any counterparty to any Hedging Agreement the obligations under which constitute Secured Hedging Obligations.
“Hedging Agreement” means any agreement with respect to any swap, forward, future or derivative transaction, or any option or similar agreement, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt securities or instruments, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of the foregoing transactions; provided, that, no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Holdings or any Subsidiary shall be a Hedging Agreement.
“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any Hedging Agreements.
“Holdings” means TriNet Group, Inc., a Delaware corporation.
“Incremental Commitment” means an Incremental Revolving Commitment or an Incremental Term Commitment.
“Incremental Facility” means an Incremental Revolving Facility or an Incremental Term Facility.

“Incremental Facility Amendment” means an amendment to this Agreement, in form and substance reasonably satisfactory to the Administrative Agent, among the Borrower, the Administrative Agent and one or more Incremental Lenders, establishing Incremental Term Commitments of any Series or Incremental Revolving Commitments and effecting such other amendments hereto and to the other Loan Documents as are contemplated by Section 2.23.
“Incremental Lender” means an Incremental Revolving Lender or an Incremental Term Lender.
“Incremental Revolving Commitment” means, with respect to any Lender, the commitment, if any, of such Lender, established pursuant to an Incremental Facility Amendment and Section 2.23, to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Revolving Exposure under such Incremental Facility Amendment.
“Incremental Revolving Facility” means an incremental portion of the Revolving Commitments established hereunder pursuant to an Incremental Facility Amendment providing for Incremental Revolving Commitments.
“Incremental Revolving Lender” means a Lender with an Incremental Revolving Commitment.
“Incremental Term Commitment” means, with respect to any Lender, the commitment, if any, of such Lender, established pursuant to an Incremental Facility Amendment and Section 2.23, to make Incremental Term Loans of any Series hereunder, expressed as an amount representing the maximum principal amount of the Incremental Term Loans of such Series to be made by such Lender.
“Incremental Term Facility” means an incremental term loan facility established hereunder pursuant to an Incremental Facility Amendment providing for Incremental Term Commitments.
“Incremental Term Lender” means a Lender with an Incremental Term Commitment or an outstanding Incremental Term Loan.
“Incremental Term Loan” means a Loan made by an Incremental Term Lender to the Borrower pursuant to Section 2.23.
“Incremental Term Maturity Date” means, with respect to Incremental Term Loans of any Series, the scheduled date on which such Incremental Term Loans shall become due and payable in full hereunder, as specified in the applicable Incremental Facility Amendment.
“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person (excluding, for the avoidance of doubt, trade accounts payable incurred in the ordinary course of business), (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding trade accounts payable, deferred compensation arrangements for employees, directors and officers and other accrued obligations, in each case incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed by such Person, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such

Person as an account party in respect of letters of credit and letters of guaranty, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances and (j) all Disqualified Equity Interests in such Person, valued, as of the date of determination, at the greater of (i) the maximum aggregate amount that would be payable upon maturity, redemption, repayment or repurchase thereof (or of Disqualified Equity Interests or Indebtedness into which such Disqualified Equity Interests are convertible or exchangeable) and (ii) the maximum liquidation preference of such Disqualified Equity Interests. The Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such other Person, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor. Notwithstanding the foregoing, the term “Indebtedness” shall not include (i) purchase price adjustments, earnouts, holdbacks or deferred payments of a similar nature (including deferred compensation representing consideration or other contingent obligations incurred in connection with an acquisition), except in each case to the extent that such amount payable is, or becomes, reasonably determinable and contingencies have been resolved or such amount would otherwise be required to be reflected on a balance sheet prepared in accordance with GAAP, (ii) current accounts payable incurred in the ordinary course of business, (iii) obligations in respect of non-competes and similar agreements and (iv) licenses and operating leases. The amount of Indebtedness of any Person for purposes of clause (e) above shall (unless such Indebtedness has been assumed by such Person or such Person has otherwise become liable for the payment thereof) be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under this Agreement or any other Loan Document and (b) to the extent not otherwise described in clause (a) of this definition, Other Taxes.
“Indemnitee” has the meaning set forth in Section 9.03(b).
“Initial Term Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make an Initial Term Loan hereunder on the Closing Date, expressed as an amount representing the maximum principal amount of the Initial Term Loan to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Initial Term Commitment is set forth on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Initial Term Commitment, as applicable. The initial aggregate amount of the Lenders’ Initial Term Commitments is $425,000,000.
“Initial Term Lender” means a Lender with an Initial Term Commitment or an outstanding Initial Term Loan.
“Initial Term Loan” means a Loan made pursuant to clause (a) of Section 2.01.
“Initial Term Maturity Date” means June 21, 2023.
“Inside Maturity Accordion Indebtedness” means, on any date, any Incremental Term Loan or Alternative Incremental Facility Indebtedness that (a) matures earlier than the then Latest Maturity Date in effect hereunder at the time of incurrence thereof or (b) has a weighted average life to maturity shorter than the remaining weighted average life to maturity of the existing Class of Term Loans with the longest remaining weighted average life to maturity at such time; provided, that, (x) in no event shall any Incremental Term Loan or any Alternative Incremental Facility Indebtedness mature earlier than the date that is three (3) years after the Closing Date and (y) the aggregate outstanding principal amount of all such Incremental Term Loans and all such Alternative Incremental Facility Indebtedness shall not at any time exceed $200,000,000.
“Insignificant Subsidiary” means, as of any date of determination, any Subsidiary that, together with its Subsidiaries, (a) as of the last day of the period of four consecutive fiscal quarters of Holdings most recently ended on or prior to such date in respect of which financial statements have been delivered pursuant to Section 5.01(a) or (b), did not have (i) total assets in excess of 5% of consolidated total assets of Holdings and its Subsidiaries as of such date or (ii) together with all other Insignificant Subsidiaries at such time, total assets in excess of 10% of consolidated total assets of Holdings and its Subsidiaries as of such date and (b) for the period of four consecutive fiscal quarters of Holdings most recently ended on or prior to such date in respect of which financial statements have been delivered pursuant to Section 5.01(a) or (b), did not generate (i) revenue in excess of 5% of consolidated total revenues of Holdings and its Subsidiaries for such period or (ii) together with all other Insignificant Subsidiaries at such time, revenue in excess of 10% of consolidated total revenues of Holdings and its Subsidiaries for such period.
“Intellectual Property” means all intellectual and similar property of every kind and nature now owned or hereafter acquired by Holdings or any Subsidiary, including inventions, designs, patents, copyrights, licenses, trademarks, trade secrets, domain names, confidential or proprietary technical and business information, know-how, show-how or other data or information, software and databases and all embodiments or fixations thereof and related documentation, registrations and franchises, and all additions, improvements and accessions to, and books and records describing or used in connection with, any of the foregoing.
“Intercompany Note” means the Subordinated Intercompany Note substantially in the form of Exhibit F hereto (or any other form approved by the Administrative Agent and Holdings).
“Interest Coverage Ratio” means the ratio of (a) Consolidated EBITDA to (b) Consolidated Cash Interest Expense, in each case for any period of four consecutive fiscal quarters.
“Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing or Term Borrowing in accordance with Section 2.07, which shall be, in the case of any such written request, substantially in the form of Exhibit H or any other form approved by the Administrative Agent and Holdings (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent and Holdings), appropriately completed and signed by a Financial Officer of the Borrower.
“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, such day or days prior to the last day of such Interest Period as shall occur at intervals of three months’ duration after the first day of such Interest Period and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.
“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter (or, to the extent made available by all Lenders of the Class participating therein, twelve months thereafter), as the Borrower may elect; provided, that, (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (c) no Interest Period shall extend beyond the Maturity Date applicable to such Borrowing. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“Investment” means, with respect to a specified Person, (a) any Equity Interests, evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, or any capital contribution or loans or advances (other than advances made in the ordinary course of business that would be recorded as accounts receivable on the balance sheet of the specified Person prepared in accordance with GAAP) to, Guarantees of any Indebtedness or other obligations of, or any other investment in, any other Person that are held or made by the specified Person and (b) the purchase or acquisition (in one transaction or a series of related transactions) of all or substantially all the property and assets or business of another Person or assets constituting a business unit, line of business, division or product line of such other Person. The amount, as of any date of determination, of (i) any Investment in the form of a loan or an advance shall be the principal amount thereof outstanding on such date (excluding any portion thereof representing paid-in-kind interest or principal accretion), without any adjustment for write-downs or write-offs (including as a result of forgiveness of any portion thereof) with respect to such loan or advance after the date thereof, (ii) any Investment in the form of a Guarantee shall be determined in accordance with the definition of the term “Guarantee”, (iii) any Investment in the form of a transfer of Equity Interests or other non-cash property by the investor to the investee, including any such transfer in the form of a capital contribution, shall be the fair value (as determined reasonably and in good faith by Holdings in accordance with GAAP) of such Equity Interests or other property as of the time of the transfer, minus any payments actually received in cash, or other property that has been converted into cash or is readily marketable for cash, by such specified Person representing a return of capital of such Investment, but without any adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such transfer, (iv) any Investment (other than any Investment referred to in clause (i), (ii) or (iii) above) by the specified Person in the form of a purchase or other acquisition for value of any Equity Interests, evidences of Indebtedness, other securities or assets of any other Person shall be the original cost of such Investment (including any Indebtedness assumed in connection therewith), plus the cost of all additions, as of such date, thereto, and minus the amount, as of such date, of any portion of such Investment repaid to the investor in cash as a repayment of principal or a return of capital, as the case may be, but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment, and (v) any Investment (other than any Investment referred to in clause (i), (ii), (iii) or (iv) above) by the specified Person in any other Person resulting from the issuance by such other Person of its Equity Interests to the specified Person shall be the fair value (as determined reasonably and in good faith by a Financial Officer of Holdings) of such Equity Interests at the time of the issuance thereof. For purposes of Section 6.04, if an Investment involves the acquisition of more than one Person, the amount of such Investment shall be allocated among the acquired Persons in accordance with GAAP; provided, that, pending the final determination of the amounts to be so allocated in accordance with GAAP, such allocation shall be as reasonably determined by a Financial Officer of Holdings.
“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended.
“IRS” means the United States Internal Revenue Service.

“Issuing Bank” means (a) Bank of America, (b) JPMorgan Chase Bank, N.A., solely with respect to the Existing Letters of Credit issued by JPMorgan Chase Bank, N.A. and (c) each Revolving Lender that shall have become an Issuing Bank hereunder as provided in Section 2.05(k), (other than any Person that shall have ceased to be an Issuing Bank as provided in Section 2.05(l)), each in its capacity as an issuer of Letters of Credit hereunder.
“Junior Debt Payment” has the meaning set forth in Section 6.07(b).
“Latest Maturity Date” means at any date of determination, the latest Maturity Date applicable to any Class or Series of any Loan or Commitment hereunder at such time, including in respect of any Incremental Facility and including any Maturity Date that has been extended from time to time in accordance with this Agreement.
“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.
“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all Letters of Credit at such time that, in accordance with the terms of such Letter of Credit, could upon satisfaction of drawing conditions be drawn thereunder, and (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.
“LCT Test Date” has the meaning set forth in Section 1.05.
“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, an Incremental Facility Amendment or a Refinancing Facility Agreement, other than any such Person that shall have ceased to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.
“Letter of Credit” means any standby letter of credit issued or deemed issued pursuant to this Agreement (including, for the avoidance of doubt, Existing Letters of Credit), other than any such letter of credit that shall have ceased to be a “Letter of Credit” outstanding hereunder pursuant to Section 9.05.
“Leverage Increase Period” has the meaning set forth in Section 6.11(a).
“LIBOR” has the meaning set forth in the definition of “Eurodollar Rate”.
“LIBOR Screen Rate” means the LIBOR quote on the applicable screen page the Administrative Agent designates to determine LIBOR (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).
“LIBOR Successor Rate” has the meaning set forth in Section 2.16.
“LIBOR Successor Rate Conforming Changes” means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of Alternate Base Rate, Interest Period, timing and frequency of determining rates and making payments of interest and other administrative matters as may be appropriate, in the reasonable discretion of the Administrative Agent, to reflect the adoption of such LIBOR Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines in its reasonable discretion that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Administrative Agent reasonably determines in consultation with the Borrower).
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, charge, security interest or other encumbrance on, in or of such asset, including any agreement to provide any of the foregoing, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
“Limited Conditionality Transaction” means (a) a Permitted Acquisition or other Investment, in each case the consummation of which is not conditioned on the availability of, or on obtaining, third party financing or (b) any repayment, redemption, repurchase or other discharge of any Indebtedness requiring irrevocable notice in advance thereof.
“Loan Document Obligations” means (a) the due and punctual payment by the Borrower of (i) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Borrower under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral and (iii) all other monetary obligations of the Borrower under this Agreement and each of the other Loan Documents, including obligations to pay fees, expense reimbursement obligations (including with respect to attorneys’ fees) and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (b) the due and punctual performance of all other obligations of the Borrower under or pursuant to this Agreement and each of the other Loan Documents and (c) the due and punctual payment and performance of all the obligations of each other Loan Party under or pursuant to each of the Loan Documents (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding).
“Loan Documents” means this Agreement, the Fee Letter, any Incremental Facility Amendment, any Refinancing Facility Agreement, any Loan Modification Agreement, the Collateral Agreement, the Intercompany Note, the other Security Documents, any First Lien/Second Lien Intercreditor Agreement (upon the effectiveness thereof), any Pari Passu Intercreditor Agreement (upon the effectiveness thereof) and, except for purposes of Section 9.02, any promissory notes delivered pursuant to Section 2.09(c) (and, in each case, any amendment, restatement, waiver, supplement or other modification to any of the foregoing).
“Loan Modification Agreement” means a Loan Modification Agreement, in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, among Holdings, the Borrower, the Administrative Agent and one or more Accepting Lenders, effecting one or more Permitted Amendments and such other amendments hereto and to the other Loan Documents as are contemplated by Section 2.25.
“Loan Modification Offer” has the meaning set forth in Section 2.25(a).
“Loan Parties” means Holdings and each Subsidiary Loan Party (including, for the avoidance of doubt, the Borrower).

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement, including pursuant to any Incremental Facility Amendment or any Refinancing Facility Agreement.
“Long-Term Indebtedness” means any Indebtedness that, in accordance with GAAP, constitutes (or, when incurred, constituted) a long-term liability.
“Majority in Interest”, when used in reference to Lenders of any Class, means, at any time, (a) in the case of the Revolving Lenders, Lenders having Revolving Exposures and unused Revolving Commitments representing more than 50% of the sum of the Aggregate Revolving Exposure and the unused Aggregate Revolving Commitment at such time (other than that attributable to Defaulting Lenders) and (b) in the case of the Term Lenders of any Class, Lenders (other than Excluded Term Lenders) holding outstanding Term Loans of such Class representing more than 50% of the aggregate principal amount of all Term Loans of such Class outstanding at such time (other than Term Loans of Excluded Term Lenders).
“Management Group” means the group consisting of the directors, executive officers and other executive management personnel of Holdings and its Significant Subsidiaries on the Closing Date together with (x) any new directors whose election by such boards of directors or whose nomination for election by the shareholders of Holdings was approved by a vote of a majority of the directors of Holdings or the applicable Subsidiary then still in office who were either directors on the Closing Date or whose election or nomination was previously so approved and (y) executive officers of Holdings and such Significant Subsidiaries, as the case may be, hired at a time when the directors on the Closing Date together with the directors so approved constituted a majority of the directors of Holdings or the applicable Significant Subsidiary.
“Material Acquisition” means any acquisition, or a series of related acquisitions, of (a) Equity Interests in any Person if, after giving effect thereto, such Person will become a Subsidiary or (b) assets comprising all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of) any Person; provided, that, the aggregate consideration therefor (including Indebtedness assumed in connection therewith, all obligations in respect of deferred purchase price (including obligations under any purchase price adjustment, as estimated in good faith by Holdings, but excluding earnout, contingent payment or similar payments) and all other consideration payable in connection therewith (including payment obligations in respect of noncompetition agreements or other arrangements representing acquisition consideration)) exceeds $40,000,000.
“Material Adverse Effect” means a material adverse effect on (a) the business, results of operations or financial condition of Holdings and its Subsidiaries, taken as a whole, (b) the ability of Holdings and the other Loan Parties, taken as a whole, to perform their payment obligations under the Loan Documents or (c) the rights and remedies of the Administrative Agent and the Lenders, taken as a whole, under the Loan Documents.
“Material Indebtedness” means Indebtedness (other than the Loans, Letters of Credit and Guarantees under the Loan Documents) or Hedging Obligations, of any one or more of Holdings or any Subsidiary in an aggregate principal amount of $50,000,000 or more. For purposes of determining Material Indebtedness with respect to any Hedging Obligation, the “principal amount” of any Hedging Obligation at any time shall be the Swap Termination Value for the corresponding Hedging Agreement at such time.
“Material Subsidiary” has the meaning set forth in Section 7.01.
“Maturity Date” means the Initial Term Maturity Date, the Incremental Term Maturity Date with respect to Incremental Term Loans of any Series or the Revolving Maturity Date, and any extended maturity date with respect to all or a portion of any Class of Loans or Commitments hereunder pursuant to a Refinancing Facility Agreement or a Loan Modification Agreement, in each case as the context requires; provided, that, if any such date is not a Business Day, the applicable “Maturity Date” shall be the next preceding Business Day.
“Maximum Incremental Amount” means, on any date of determination, subject to Section 1.05, the sum of (a) the total of (i) the Base Incremental Amount as of such date of determination plus (ii) the aggregate principal amount of voluntary prepayments of Initial Term Loans, Incremental Terms Loans (to the extent such Incremental Term Loans were incurred in reliance on clause (a)(i) above) and Revolving Loans (to the extent such prepayment of Revolving Loans is accompanied by a permanent reduction of the Aggregate Revolving Commitment), in each case, made prior to such date, except to the extent such prepayments were funded with the proceeds of Long-Term Indebtedness (other than Revolving Loans) minus (iii) the sum of (A) the aggregate amount of Incremental Revolving Commitments and Incremental Term Commitments, in each case, instituted in reliance on clause (a)(i) above prior to such date pursuant to Section 2.23 plus (B) the aggregate amount of Alternative Incremental Facility Indebtedness incurred in reliance on clause (a)(i) above prior to such date plus (b) subject to Section 1.05, an unlimited additional amount so long as the Maximum Total Leverage Ratio Requirement is satisfied at the time of incurrence of the applicable Incremental Revolving Commitments, Incremental Term Commitments or Alternative Incremental Facility Indebtedness, as the case may be. It is understood and agreed that any Incremental Revolving Facility, Incremental Term Facility or Alternative Incremental Facility Indebtedness, as the case may be, shall be deemed to have been incurred (x) pursuant to clause (b) (to the extent the Maximum Total Leverage Ratio requirement shall not be violated by such incurrence) prior to clause (a) and (y) pursuant to clause (a)(ii) prior to clause (a)(i).
“Maximum Rate” has the meaning set forth in Section 9.13.
“Maximum Total Leverage Ratio Requirement” means, with respect to any request pursuant to Section 2.23 or in respect of any Alternative Incremental Facility Indebtedness, the requirement that Holdings shall have delivered to the Administrative Agent a certificate of a Financial Officer of Holdings demonstrating that, subject to Section 1.05, immediately after giving effect on a Pro Forma Basis to the applicable institution of an Incremental Facility or the applicable incurrence of Alternative Incremental Facility Indebtedness (and assuming that the full amount of the applicable Incremental Facility or Alternative Incremental Facility Indebtedness has been drawn) and, in each case, the use of proceeds therefrom (and any related Permitted Acquisitions or other Investments), the Total Leverage Ratio does not exceed 3.00 to 1.00 (or, in the case of an institution of an Incremental Facility in connection with a Permitted Acquisition (or similar Investment permitted under Section 6.04), the Total Leverage Ratio immediately after giving effect on a Pro Forma Basis to such Incremental Facility (and assuming that the full amount of such Incremental Facility has been drawn) and the use of proceeds therefrom (and the related Permitted Acquisition or other Investment) does not exceed the Total Leverage Ratio immediately prior to giving effect on a Pro Forma Basis to such Incremental Facility (and assuming that the full amount of such Incremental Facility has been drawn) and the use of proceeds therefrom (and the related Permitted Acquisition or other Investment)). It is understood and agreed that, in the case of any such calculation in connection with a simultaneous incurrence of the maximum amount permitted to be incurred under clause (a) of the definition of “Maximum Incremental Amount” and any amount under clause (b) of the definition of “Maximum Incremental Amount”, Holdings shall not be required to give effect on a Pro Forma Basis to any such incurrence in reliance on clause (a) of the definition of “Maximum Incremental Amount”.
“Minimum Extension Condition” has the meaning set forth in Section 2.25(a).

“MLPFS” means Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the Closing Date).
“MNPI” means material information concerning Holdings, any Subsidiary or any Affiliate of any of the foregoing or their securities that has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD under the Securities Act and the Exchange Act. For purposes of this definition, “material information” means information concerning Holdings, the Subsidiaries or any Affiliate of any of the foregoing or any of their securities that could reasonably be expected to be material for purposes of the United States Federal and State securities laws and, where applicable, foreign securities laws.
“Moody’s” means Moody’s Investors Service, Inc., and any successor to its rating agency business.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“Net Proceeds” means, with respect to any event, (a) the cash proceeds (which term, for purposes of this definition, shall include cash equivalents) (including, in the case of any casualty, condemnation or similar proceeding, insurance, condemnation or similar proceeds) received in respect of such event, including any cash received in respect of any noncash proceeds, but only as and when received, net of (b) the sum, without duplication, of (i) all fees and out-of-pocket expenses paid in connection with such event by Holdings and its Subsidiaries, (ii) in the case of a Disposition (including pursuant to a Sale/Leaseback Transaction or a casualty or a condemnation or similar proceeding) of an asset, (A) the amount of all payments required to be made by Holdings and its Subsidiaries as a result of such event to repay Indebtedness (other than Loans) secured by such asset, (B) the pro rata portion of net cash proceeds thereof (calculated without regard to this subclause (B)) attributable to minority interests and not available for distribution to or for the account of Holdings and its Subsidiaries as a result thereof, and (C) the amount of any liabilities directly associated with such asset and retained by Holdings or any Subsidiary and (iii) the amount of all taxes paid (or reasonably estimated to be payable) by Holdings and its Subsidiaries (including any taxes paid or payable in connection with transferring or distributing any such amounts to Holdings or the Borrower), and the amount of any reserves established by Holdings and its Subsidiaries in accordance with GAAP to fund purchase price adjustment, indemnification and similar contingent liabilities (other than any earnout, holdback or similar obligations) reasonably estimated to be payable and that are directly attributable to the occurrence of such event (as determined reasonably and in good faith by a Financial Officer of Holdings). For purposes of this definition, in the event any contingent liability reserve established with respect to any event as described in clause (b)(iii) above shall be reduced in an aggregate amount equal to or greater than $5,000,000, the amount of such reduction shall, except to the extent such reduction is made as a result of a payment having been made in respect of the contingent liabilities with respect to which such reserve has been established, be deemed to be receipt, on the date of such reduction, of cash proceeds in respect of such event.
“Non-Cash Charges” means any noncash charges, including (a) any write-off for impairment of long lived assets (including goodwill, intangible assets and fixed assets such as property, plant and equipment), or of deferred financing fees or investments in debt and equity securities, in each case, pursuant to GAAP, (b) non-cash expenses resulting from the grant of stock options, restricted stock awards, restricted stock units or any other equity-based incentives to any director, officer or employee of Holdings or any Subsidiary (excluding, for the avoidance of doubt, any cash payments of income taxes made for the benefit of any such Person in consideration of the surrender of any portion of such options, stock or other incentives upon the exercise or vesting thereof), (c) any non-cash charges resulting from (i) the application of purchase accounting or (ii) investments in minority interests in a Person, to the extent that such investments are subject to the equity method of accounting; provided, that, Non-Cash Charges shall not include additions to bad debt reserves or bad debt expense and any noncash charge that results from the write-down or write-off of accounts receivable, and (d) the non-cash impact of accounting changes or restatements.
“Non-Compliant Assets” has the meaning set forth in the definition of Permitted Acquisition.
“Non-Compliant Subsidiary” has the meaning set forth in the definition of Permitted Acquisition.
“Non-Consenting Lender” has the meaning set forth in Section 9.02(c).
“Non-Defaulting Lender” means, at any time, any Revolving Lender that is not a Defaulting Lender at such time.
“Obligations” means, collectively, (a) the Loan Document Obligations, (b) the Secured Cash Management Obligations and (c) the Secured Hedging Obligations.
“Organizational Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement, and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and, if applicable, any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Other Connection Taxes” means, with respect to any Credit Party, Taxes imposed as a result of a present or former connection between such Credit Party and the jurisdiction imposing such Taxes (other than a connection arising from such Credit Party having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced by, this Agreement).
“Other First Lien Secured Indebtedness” means at any time all Alternative Incremental Facility Indebtedness secured by the Collateral on a pari passu basis with the Obligations and Permitted First Priority Refinancing Indebtedness then outstanding.
“Other Taxes” means any present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment under Section 2.21(b)).
“Pari Passu Intercreditor Agreement” means the Pari Passu Intercreditor Agreement substantially in the form of Exhibit G-2.
“Participant Register” has the meaning set forth in Section 9.04(c).
“Participants” has the meaning set forth in Section 9.04(c).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.
“Perfection Certificate” means a certificate substantially in the form of Exhibit I-1 or any other form approved by the Administrative Agent and Holdings.
“Permitted Acquisition” means the purchase or other acquisition, by merger or otherwise, by Holdings or any Subsidiary of substantially all the Equity Interests in, or all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of), any Person if (a) in the case of any purchase or other acquisition of Equity Interests in a Person, such Person and each subsidiary of such Person is (except to the extent permitted below in the case of foreign and other Subsidiaries that will not become Loan Parties) organized under the laws of the United States of America, any State thereof or the District of Columbia and, upon the consummation of such acquisition, will be a wholly-owned Subsidiary that is a Domestic Subsidiary (including as a result of a merger or consolidation between any Subsidiary and such Person) and will be or become a Subsidiary Loan Party as required under the Collateral and Guarantee Requirement or (b) in the case of any purchase or other acquisition of assets other than Equity Interests, such assets will be owned by Holdings or a Subsidiary Loan Party; provided, that, (i) such purchase or acquisition was not consummated pursuant to an unsolicited tender offer or proxy contest initiated by or on behalf of Holdings or any Subsidiary, (ii) all transactions related thereto are consummated in accordance with applicable law, except to the extent the failure to do so would not reasonably be expected to result in a Material Adverse Effect, (iii) the business of such Person, or such assets, as the case may be, constitute a business permitted under Section 6.03(b), (iv) with respect to each such purchase or other acquisition, all actions required to be taken with respect to each newly created or acquired Subsidiary or assets in order to satisfy the requirements set forth in the definition of the term “Collateral and Guarantee Requirement” shall be taken within the required time periods for satisfaction of such requirements set forth therein, (v) at the time of and immediately after giving effect to any such purchase or other acquisition, (A) no Event of Default shall have occurred and be continuing immediately before and after giving effect thereto (subject, in the case of a Limited Conditionality Transaction, to Section 1.05) and, (B) except in the case of an acquisition that is not a Material Acquisition, Holdings shall be in Pro Forma Compliance with the Financial Covenants set forth in Sections 6.11 and (vi) if such purchase or other acquisition is a Material Acquisition, Holdings shall have delivered to the Administrative Agent a certificate of a Financial Officer of Holdings, certifying that all the requirements set forth in this definition have been satisfied with respect to such purchase or other acquisition. Any pro forma calculations required in respect of clause (v)(B) above shall be made as of the last day of, or for, the period of four consecutive fiscal quarters of Holdings then most recently ended for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b) (or prior to the first delivery of any such financial statements, as of the last day of, or period of four consecutive fiscal quarters ending with the last day of, the most recent fiscal quarter included in the financial statements referred to in Section 3.04(a)). Notwithstanding the foregoing, a Permitted Acquisition may include the acquisition of Non-Compliant Subsidiaries or Non-Compliant Assets if the consideration allocable to the acquisition of such Non-Compliant Subsidiaries or such Non-Compliant Assets, as applicable (determined in accordance with GAAP and as reasonably estimated by a Financial Officer of Holdings at the time such Permitted Acquisition is consummated), (x) taken together with all other Permitted Acquisitions of Non-Compliant Subsidiaries and Non-Compliant Assets, as applicable, does not exceed the sum of (i) $50,000,000 plus (ii) the amount of Net Proceeds of Dispositions by Subsidiaries that are not Loan Parties (other than, for the avoidance of doubt, any TriNet Captive Insurance Subsidiary or any TriNet Trust) that are permitted to be reinvested in accordance with Section 2.11 (and, for the avoidance of doubt, have not been previously re-invested by such Subsidiary), or (y) consists of the issuance of Qualified Equity Interests of Holdings; provided, that, all or any portion of the consideration for the acquisition of any Non-Compliant Subsidiaries and/or any Non-Compliant Assets that cannot be made pursuant to the foregoing provisions of this definition may also be funded with the Available Amount in an amount not in excess of the then Available Amount.

For purposes of this definition, “Non-Compliant Subsidiary” means any Subsidiary of a Person acquired pursuant to a Permitted Acquisition that will not become a Subsidiary Loan Party in accordance with the requirements of clause (a) of this definition, and “Non-Compliant Assets” means any assets acquired pursuant to a Permitted Acquisition to be held by a Subsidiary that is not a Subsidiary Loan Party.
“Permitted Amendment” means an amendment to this Agreement and the other Loan Documents, effected in connection with a Loan Modification Offer pursuant to Section 2.25, providing for an extension of the Maturity Date applicable to the Loans and/or Commitments of the Accepting Lenders of a relevant Class and, in connection therewith, may also provide for (a) (i) a change in the Applicable Rate with respect to the Loans and/or Commitments of the Accepting Lenders subject to such Permitted Amendment and/or (ii) a change in the fees payable to, or the inclusion of new fees to be payable to, the Accepting Lenders in respect of such Loans and/or Commitments, and/or (b) other changes to the terms and conditions in respect of such Loans and/or Commitments after the Maturity Date in respect thereof prior to giving effect to any extended maturity date effected pursuant to such Loan Modification Agreement.
“Permitted Encumbrances” means:
(a)    Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.05;
(b)    carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords’ and other like Liens imposed by law (other than any Lien imposed pursuant to Section 430(k) of the Code or Section 303(k) of ERISA or a violation of Section 436 of the Code), arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.05;
(c)    (i) Liens (including deposits and pledges) arising in the ordinary course of business in connection with worker’s compensation, unemployment insurance, old age pensions and social security benefits and similar statutory obligations (excluding Liens arising under ERISA) and (ii) pledges and deposits in respect of letters of credit, bank guarantees or similar instruments issued for the account of Holdings or any Subsidiary in the ordinary course of business supporting obligations of the type set forth in clause (c)(i) above;
(d)    pledges and deposits made (i) to secure the performance of bids, trade and commercial contracts (other than for payment of Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business, (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of Holdings or any Subsidiary in the ordinary course of business supporting obligations of the type set forth in clause (d)(i) above, and (iii) in respect of capital requirements required by the Bermuda Monetary Authority in connection with Holdings’ captive insurance program;
(e)    judgment liens in respect of judgments that do not constitute an Event of Default under clause (j) of Section 7.01;
(f)    survey exceptions, easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business, and other minor title imperfections with respect to real property, that in any case do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

(g)    Liens arising from Permitted Investments described in clause (d) of the definition of the term Permitted Investments;
(h)    banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with depository institutions and securities accounts and other financial assets maintained with a securities intermediary; provided, that, such deposit accounts or funds and securities accounts or other financial assets are not established or deposited for the purpose of providing collateral for any Indebtedness and are not subject to restrictions on access by Holdings or any Subsidiary in excess of those required by applicable banking regulations;
(i)    Liens arising by virtue of Uniform Commercial Code financing statement filings (or similar filings under applicable law) regarding operating leases entered into by Holdings and its Subsidiaries in the ordinary course of business;
(j)    Liens of a collecting bank arising in the ordinary course of business under Section 4-208 (or the applicable corresponding section) of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon;
(k)    Liens representing any interest or title of a licensor, lessor or sublicensor or sublessor, or a licensee, lessee or sublicensee or sublessee, in the property subject to any lease, license or sublicense or concession agreement entered into in the ordinary course of business;
(l)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
(m)    Liens that are contractual rights of set-off; and
(n)    Liens solely on any deposits, advances, contractual payments, including implementation allowances, or escrows made or paid to or with customers or clients or in connection with insurance arrangements, in each case, in the ordinary course of business;
provided, that, the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness, other than Liens referred to clauses (c) and (d) above securing letters of credit, bank guarantees or similar instruments.
“Permitted First Priority Refinancing Indebtedness” means Indebtedness of the Borrower in the form of term loans (other than, for the avoidance of doubt, Incremental Term Loans or other Term Loans under this Agreement) or bonds, debentures, notes or similar instruments (a) that is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations and any Other First Lien Secured Indebtedness and is not secured by any property or assets of Holdings or any of its Subsidiaries other than the Collateral, (b) the Net Proceeds of which, substantially concurrently with the incurrence thereof, are applied to the repayment or prepayment of then outstanding Term Borrowings of any Class in an aggregate principal amount equal to the aggregate amount of such Permitted First Priority Refinancing Indebtedness (less the aggregate amount of accrued and unpaid interest with respect to such outstanding Term Borrowings and any reasonable fees, premium and expenses relating to such refinancing), (c) that does not mature earlier than the Latest Maturity Date then in effect, and has a weighted average life to maturity no shorter than the Class of Term Loans with the Latest Maturity Date in effect at the time of incurrence of such Indebtedness, (d) that does not provide for any amortization, mandatory prepayment, redemption or repurchase (other than upon a change of control, customary asset sale, excess cash flow or event of loss, mandatory offers to purchase and customary acceleration rights after an event of default and, in the case of term loans, annual amortization (subject to clause (c) above)) prior to the date that is the Latest Maturity Date in effect at the time of incurrence of such Indebtedness, (e) that contains covenants, events of default and other terms that, when taken as a whole (other than interest rates, rate floors, fees and optional prepayment or redemption terms), are substantially identical to, or are not materially more restrictive to Holdings and its Subsidiaries than, those set forth in the Loan Documents (other than (x) covenants or other provisions applicable only to periods after the Latest Maturity Date then in effect and (y) covenants or other provisions that are also for the benefit of the Lenders in respect of the Loans and Commitments outstanding at the time such Indebtedness is incurred); provided, that, a Financial Officer of Holdings shall have delivered a certificate to the Administrative Agent at least two (2) Business Days prior to the incurrence of such Indebtedness or the modification, refinancing, refunding, renewal or extension thereof (or such shorter period of time as may reasonably be agreed by the Administrative Agent), together with a summary of the material terms and conditions of such resulting Indebtedness, stating that Holdings has determined in good faith that such material terms and conditions satisfy the requirements set forth in this clause (e), which determination shall be conclusive, (f) the security agreements relating to which are substantially the same as the Security Documents (with such differences as are reasonably satisfactory to the Administrative Agent), (g) that is not guaranteed by any Persons other than Holdings and Subsidiaries that are Subsidiary Loan Parties and (h) in respect of which a Senior Representative acting on behalf of the holders thereof shall have become party to the First Lien/Second Lien Intercreditor Agreement, if applicable, and the Pari Passu Intercreditor Agreement; provided, that, if the First Lien/Second Lien Intercreditor Agreement or the Pari Passu Intercreditor Agreement, as the case may be, has not previously been executed and delivered, then Holdings, the Subsidiary Loan Parties, the Administrative Agent at such time and the Senior Representative for such Indebtedness shall have executed and delivered the First Lien/Second Lien Intercreditor Agreement or the Pari Passu Intercreditor Agreement, as the case may be. Permitted First Priority Refinancing Indebtedness will include any Registered Equivalent Notes issued in exchange therefor.
“Permitted Holders” means Atairos and the Management Group.
“Permitted Investments” means:
(a)    direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within five (5) years from the date of acquisition thereof or, solely in the case of Investments in amounts and with maturities intended to correspond to obligations that will become payable in connection with workers’ compensation obligations, maturing not more than three years from the date of acquisition thereof;
(b)    investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, (i) a short term credit rating of “P-1” or higher from Moody’s or “A-1” or higher from S&P or (ii) a long term rating of “A2” or higher from Moody’s or “A” or higher from S&P;
(c)    investments in certificates of deposit, banker’s acceptances and demand or time deposits, in each case maturing within 180 days from the date of acquisition thereof, issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d)    fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;
(e)    “money market funds” that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act, (ii) with (A) a short term credit rating of “P-1” or higher from Moody’s or “A-1” or higher from S&P or (B) a long term rating of “A2” or higher from Moody’s or “A” or higher from S&P and (iii) have portfolio assets of at least $1,000,000,000;
(f)    Investments in Indebtedness issued by Persons with (i) a short term credit rating of “P-1” or higher from Moody’s or “A-1” or higher from S&P or (ii) a long term rating of “Baa2” or higher from Moody’s or “BBB” or higher from S&P, in each case for clauses (i) and (ii) with effective maturities not more than 5 years after the date of acquisition;
(g)    in the case of any Foreign Subsidiary, other short-term investments that are analogous to the foregoing, are of comparable credit quality and are customarily used by companies in the jurisdiction of such Foreign Subsidiary for cash management purposes; and
(h)    any other Investment that is not otherwise permitted pursuant to clauses (a) through (g) of this definition and that is made in accordance with the corporate investment policy of Holdings as in effect from time to time.
“Permitted Junior Priority Refinancing Indebtedness” means Indebtedness of the Borrower in the form of term loans (other than, for the avoidance of doubt, Incremental Term Loans or other Term Loans under this Agreement) or bonds, debentures, notes or similar instruments, (a) that is either (i) Second Lien Indebtedness (and not secured by any property or assets of Holdings or any Subsidiary other than the Collateral) or (ii) not (and any Guarantees thereof by Subsidiaries or Holdings are not) secured by any collateral (including the Collateral), (b) the Net Proceeds of which, substantially concurrently with the incurrence thereof, are applied to the repayment or prepayment of then outstanding Term Borrowings of any Class in an aggregate principal amount equal to the aggregate amount of such Permitted Junior Priority Refinancing Indebtedness (less the aggregate amount of accrued and unpaid interest with respect to such outstanding Term Borrowings and any reasonable fees, premium and expenses relating to such refinancing), (c) that does not mature earlier than the Latest Maturity Date then in effect, and has a weighted average life to maturity no shorter than the Class of Term Loans with the Latest Maturity Date in effect at the time of incurrence of such Indebtedness, (d) that does not provide for any amortization, mandatory prepayment, redemption or repurchase (other than upon a change of control, fundamental change, customary asset sale, excess cash flow or event of loss mandatory offers to purchase and customary acceleration rights after an event of default and, for the avoidance of doubt, rights to convert or exchange in the case of convertible or exchangeable Indebtedness) prior to the date that is the Latest Maturity Date then in effect, (e) (i) that, in the case of any such Indebtedness that is Second Lien Indebtedness, contains covenants, events of default and other terms that, when taken as a whole (other than interest rates, fees and optional prepayment or redemption terms), are substantially identical to, or are not materially more restrictive to Holdings and its Subsidiaries than, those set forth in the Loan Documents (other than (x) covenants or other provisions applicable only to periods after the Latest Maturity Date then in effect and (y) covenants or other provisions that are also for the benefit of the Lenders in respect of the Loans and Commitments outstanding at the time such Second Lien Indebtedness is incurred); provided, that, a Financial Officer of Holdings shall have delivered a certificate to the Administrative Agent at least two (2) Business Days prior to the incurrence of such Indebtedness or the modification, refinancing, refunding, renewal or extension thereof (or such shorter period of time as may reasonably be agreed by the Administrative Agent), together with a summary of the material terms and conditions of such resulting Indebtedness, stating that Holdings has determined in good faith that such material terms and conditions satisfy the requirements set forth in this clause (e)(i), which determination shall be conclusive and (ii) that, in the case of any such Indebtedness that is unsecured, shall not include any financial maintenance covenants and applicable negative covenants shall be incurrence-based and that shall contain covenants, events of default and other terms that, when taken as a whole (other than interest rates, rate floors, fees and optional prepayment or redemption terms), are substantially identical to, or are not materially more restrictive to Holdings and its Subsidiaries than, those set forth in the Loan Documents; provided, that, a Financial Officer of Holdings shall have delivered a certificate to the Administrative Agent at least two (2) Business Days prior to the incurrence of such Indebtedness or the modification, refinancing, refunding, renewal or extension thereof (or such shorter period of time as may reasonably be agreed by the Administrative Agent), together with a summary of the material terms and conditions of such resulting Indebtedness, stating that Holdings has determined in good faith that such material terms and conditions satisfy the requirements set forth in this clause (e)(ii), which determination shall be conclusive, (f) in the case of any such Indebtedness that is Second Lien Indebtedness, the security agreements relating to such Indebtedness are substantially the same as the Security Documents (with such differences as are reasonably satisfactory to the Administrative Agent), (g) that is not guaranteed by any Persons other than Holdings and Subsidiaries that are Subsidiary Loan Parties and (h) in the case of any such Indebtedness that is Second Lien Indebtedness, in respect of which a Senior Representative acting on behalf of the holders thereof shall have become party to the First Lien/Second Lien Intercreditor Agreement; provided, that, if the First Lien/Second Lien Intercreditor Agreement has not previously been executed and delivered, then Holdings, the Subsidiary Loan Parties, the Administrative Agent at such time and the Senior Representative for such Indebtedness shall have executed and delivered the First Lien/Second Lien Intercreditor Agreement.
“Permitted Reorganization” means (a) the transfer of any Foreign Subsidiary (or any Equity Interests or assets in any Foreign Subsidiary) to any other Foreign Subsidiary or Domestic Subsidiary, (b) the formation of any Foreign Subsidiary, (c) the merger or consolidation of any Subsidiary with a Domestic Subsidiary (provided, that, if the Borrower is party to such transaction, the Borrower shall be the surviving entity), (d) the merger or consolidation of any Foreign Subsidiary with any Foreign Subsidiary, (e) the merger or consolidation of any Subsidiary with any Loan Party (provided, that, (i) if Holdings is a party to such transaction, Holdings shall be the surviving entity, (ii) if the Borrower is party to such transaction, the Borrower shall be the surviving entity and (iii) if any Subsidiary Loan Party is a party to such transaction, such Subsidiary Loan Party shall be the surviving entity) and (f) any incurrence of Indebtedness, Disposition, Restricted Payment or other specified transaction, in each case, among Holdings and Subsidiary Loan Parties, and in connection with bona fide tax planning activities or a reorganization or restructuring plan that Holdings determines in good faith is in the best interests of Holdings and its Subsidiaries, taken as a whole, and is not materially disadvantageous to the Lenders, so long as (x) taken as a whole, the value of the Collateral securing the Obligations is not materially reduced and (y) the security interests of the Administrative Agent, on behalf of the Secured Parties, in the Collateral, taken as a whole, are not materially impaired, in each case, as reasonably determined by the Administrative Agent in consultation with the Borrower.
“Permitted Second Lien Indebtedness” means Second Lien Indebtedness of Holdings or the Borrower; provided, that, (a) (i) such Indebtedness shall not be secured by any property or assets of Holdings or any Subsidiary other than the Collateral, (ii) the security agreements relating to such Indebtedness are substantially the same as the Security Documents (with such differences as are reasonably satisfactory to the Administrative Agent) and (iii) a Senior Representative acting on behalf of the holders of such Second Lien Indebtedness shall have become party to the First Lien/Second Lien Intercreditor Agreement (provided, that, if the First Lien/Second Lien Intercreditor Agreement has not previously been executed and delivered, then Holdings, the other Subsidiary Loan Parties, the Administrative Agent and the Senior Representative

for such Second Lien Indebtedness shall have executed and delivered the First Lien/Second Lien Intercreditor Agreement), (b) such Second Lien Indebtedness does not mature earlier than the Latest Maturity Date in effect hereunder at the time of incurrence thereof and has a weighted average life to maturity no shorter than the Class of Term Loans hereunder with the then longest weighted average life to maturity, (c) such Second Lien Indebtedness contains covenants, events of default and other terms that, when taken as a whole (other than interest rates, fees and optional prepayment or redemption terms), are substantially identical to, or are not materially more restrictive to Holdings and its Subsidiaries than, those set forth in the Loan Documents (other than (x) covenants or other provisions applicable only to periods after the Latest Maturity Date then in effect and (y) covenants or other provisions that are also for the benefit of the Lenders in respect of the Loans and Commitments outstanding at the time such Second Lien Indebtedness is incurred); provided, that, a Financial Officer of Holdings shall have delivered a certificate to the Administrative Agent at least two (2) Business Days prior to the incurrence of such Second Lien Indebtedness or the modification, refinancing, refunding, renewal or extension thereof (or such shorter period of time as may reasonably be agreed by the Administrative Agent), together with a summary of the material terms and conditions of such resulting Second Lien Indebtedness, stating that Holdings has determined in good faith that such material terms and conditions satisfy the requirements set forth in this clause (c), which determination shall be conclusive, (d) such Second Lien Indebtedness does not provide for any amortization, mandatory prepayment, redemption or repurchase (other than upon a change of control, fundamental change, or upon conversion or exchange in the case of convertible or exchangeable Indebtedness, customary asset sale, excess cash flow or event of loss, mandatory offers to purchase and customary acceleration rights after an event of default) prior to the Latest Maturity Date then in effect and (e) such Second Lien Indebtedness is not guaranteed by any Person other than Holdings and Subsidiaries that are Subsidiary Loan Parties.
“Permitted Unsecured Indebtedness” means Indebtedness of Holdings or the Borrower (a) that is not (and any Guarantees thereof by Subsidiaries or Holdings are not) secured by any collateral (including the Collateral), (b) that does not mature earlier than the Latest Maturity Date then in effect, and has a weighted average life to maturity no shorter than the Class of Term Loans with the Latest Maturity Date in effect at the time of incurrence of such Indebtedness, (c) that does not provide for any amortization, mandatory prepayment, redemption or repurchase (other than upon a change of control, fundamental change, customary asset sale or event of loss mandatory offers to purchase and customary acceleration rights after an event of default and, for the avoidance of doubt, rights to convert or exchange in the case of convertible or exchangeable Indebtedness) prior to the date that is the Latest Maturity Date then in effect, (d) that shall not include any financial maintenance covenants and applicable negative covenants shall be incurrence-based and that shall contain covenants, events of default and other terms that, when taken as a whole (other than interest rates, rate floors, fees and optional prepayment or redemption terms) are not materially more restrictive to Holdings and its Subsidiaries than, those set forth in the Loan Documents; provided, that, a Financial Officer of Holdings shall have delivered a certificate to the Administrative Agent at least two (2) Business Days prior to the incurrence of such Indebtedness or the modification, refinancing, refunding, renewal or extension thereof (or such shorter period of time as may reasonably be agreed by the Administrative Agent), together with a summary of the material terms and conditions of such resulting Indebtedness, stating that Holdings has determined in good faith that such material terms and conditions satisfy the requirements set forth in this clause (d), which determination shall be conclusive, and (e) that is not guaranteed by any Person other than on an unsecured basis by Holdings and Subsidiaries that are Subsidiary Loan Parties.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any “employee benefit plan”, as defined in Section 3(3) of ERISA (other than a Multiemployer Plan), that is subject to the provisions of Title IV of ERISA or Section 412 of the Code or

Section 302 of ERISA, and in respect of which the Borrower or any of its ERISA Affiliates is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Platform” has the meaning set forth in Section 9.01(d).
“Post-Transaction Period” means, with respect to any permitted asset sale, acquisition (including the commencement of activities constituting a business line), combination, Investment, Disposition (including the termination or discontinuance of activities constituting a business line), operating improvement, restructuring, cost savings initiative, or any similar initiative, in each case prior to, on or after the Closing Date, the period beginning on the date such transaction or initiative is consummated and ending on the last day of the fourth full consecutive fiscal quarter immediately following the date on which such transaction or initiative is consummated.
“Prepaid Debit Card Obligations” means all monetary obligations of Holdings or its Subsidiaries in the ordinary course of business under commercial debit card programs in connection with the issuance of prepaid debit cards to employees, co-employees or worksite employees, in each case of Holdings, any Subsidiary or any other Person.
“Prepayment Event” means:
(a)    any sale, transfer, lease or other disposition (including pursuant to a sale and leaseback transaction and by way of merger or consolidation) (for purposes of this defined term, collectively, “dispositions”) of any asset of Holdings or any Subsidiary (other than any TriNet Captive Insurance Subsidiary or any TriNet Trust), other than (i) dispositions described in clauses (a), (b), (c), (d) (but only insofar as it does not relate to non-cash consideration arising out of Dispositions under Section 6.05(l)), (e), (f), (g), (h), (i) and (k) of Section 6.05 and (ii) other dispositions resulting in aggregate Net Proceeds not exceeding (A) $5,000,000 in the case of any single disposition or series of related dispositions and (B) $20,000,000 for all such dispositions during any fiscal year of Holdings;
(b)    any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any asset of Holdings or any Subsidiary (other than any TriNet Captive Insurance Subsidiary or any TriNet Trust) with a fair market value immediately prior to such event equal to or greater than $15,000,000; or
(c)    the incurrence by Holdings or any Subsidiary of any Indebtedness, other than Indebtedness permitted to be incurred under Section 6.01.
“Private Side Lender Representatives” means, with respect to any Lender, representatives of such Lender that are not Public Side Lender Representatives.
“Pro Forma Adjustment” means, for any Test Period that includes all or any part of a fiscal quarter included in any Post-Transaction Period, the pro forma increase in Consolidated EBITDA (including the portion thereof attributable to any assets (including Equity Interests) sold or acquired) projected by Holdings in good faith as a result of actions taken or expected to be taken during such Post-Transaction Period for the purposes of realizing reasonably identifiable and factually supportable cost savings; provided, that, so long as such actions are taken or expected to be taken during such Post-Transaction Period, it may be assumed, for purposes of projecting such pro forma increase to Consolidated EBITDA, that such cost savings will be realizable during the entirety of such Test Period, provided, further, that, any such pro forma increase to

Consolidated EBITDA shall be without duplication for cost savings or additional costs already included in Consolidated EBITDA for such Test Period.
“Pro Forma Basis” and “Pro Forma Compliance” means, with respect to compliance with any test or covenant hereunder required by the terms of this Agreement to be made on a Pro Forma Basis, that (a) to the extent applicable, the Pro Forma Adjustment shall have been made and (b) all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of (or commencing with) the first day of the applicable period of measurement in such test or covenant: (i) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction (A) in the case of a Specified Disposition of all or substantially all Equity Interests in any Subsidiary of Holdings or any division, product line, or facility used for operations of Holdings or any of its Subsidiaries, shall be excluded, and (B) in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction”, shall be included, (ii) any retirement of Indebtedness, (iii) any Indebtedness incurred or assumed by Holdings or any of the Subsidiaries in connection therewith and (iv) if any such Indebtedness has a floating or formula rate, such Indebtedness shall be deemed to have accrued an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness as at the relevant date of determination; provided, that, without limiting the application of the Pro Forma Adjustment pursuant to clause (a) above, the foregoing pro forma adjustments may be applied to any such test or covenant solely to the extent that such adjustments are consistent with (and subject to applicable limitations included in) the definition of Consolidated EBITDA and give effect to operating expense reductions that are (i) (x) directly attributable to such transaction, (y) expected to have a continuing impact on Holdings and its Subsidiaries and (z) factually supportable or (ii) otherwise consistent with the definition of Pro Forma Adjustment, provided, further, that, except as specified in the applicable provision requiring Pro Forma Compliance, any determination of Pro Forma Compliance required shall be made assuming that compliance with the Financial Covenants set forth in Section 6.11 is required with respect to the most recent Test Period prior to such time for which financial statements shall have been delivered pursuant to Section 5.01(a) or 5.01(b) (or, prior to the delivery of any such financial statements, ending with the last fiscal quarter included in the pro forma financial statements referred to in Section 3.04(b)).
“Proposed Change” has the meaning set forth in Section 9.02(c).
“PTE” means a prohibited transaction class exemption issued by the United States Department of Labor, as any such exemption may be amended from time to time.
“Public Side Lender Representatives” means, with respect to any Lender, representatives of such Lender that do not wish to receive MNPI.
“Purchasing Borrower Party” means any of Holdings or any Subsidiary.
“Purchasing Debt Affiliate” means any Affiliate of Holdings, other than a Purchasing Borrower Party and other than any natural person.
“Qualified Acquisition” means a Permitted Acquisition with aggregate consideration of at least $75,000,000; provided, that, for any such Permitted Acquisition to qualify as a Qualified Acquisition, a Financial Officer of Holdings shall have delivered to the Administrative Agent a certificate (any such certificate, a “Qualified Acquisition Notice”) on or prior to the consummation of such Permitted Acquisition, (x) certifying that the Permitted Acquisition meets the criteria set forth before the proviso above and (y) notifying the Administrative Agent that the Borrower has elected to treat such Permitted Acquisition as a Qualified Acquisition.

“Qualified Acquisition Notice” has the meaning specified in the definition of “Qualified Acquisition”.
“Qualified Acquisition Pro Forma Determination” means, to the extent required in connection with determining the permissibility of any Permitted Acquisition that constitutes a Qualified Acquisition, the determination required by clause (v)(B) in the definition of “Permitted Acquisition”.
“Qualified Equity Interests” means Equity Interests of Holdings other than Disqualified Equity Interests.
“Qualifying Equity Proceeds” means, with respect to any issuance of Qualified Equity Interests of Holdings, the aggregate amount of Net Proceeds received by Holdings from such issuance (other than proceeds from any equity contribution made in reliance on Section 7.02, proceeds from the issuance of Equity Interests to officers, directors or employees of Holdings or any Subsidiary pursuant to employee benefit or incentive plans or other similar arrangements, and proceeds from the issuance of Equity Interests to any Subsidiary).
“Refinancing” means, collectively, (a) the refinancing or repayment in full of all loans outstanding under the Existing Credit Agreement, (b) the termination of all commitments under the Existing Credit Agreement, (c) the delivery of a payoff letter with respect to the obligations of the Existing Borrower under the Existing Credit Agreement and (d) the delivery of security releases of liens granted in connection with the Existing Credit Agreement.
“Refinancing Facility Agreement” means an amendment to this Agreement, in form and substance reasonably satisfactory to the Administrative Agent, among the Borrower, the Administrative Agent and one or more Lenders, establishing Refinancing Term Loan Commitments of any Series and effecting such other amendments hereto and to the other Loan Documents as are contemplated by Section 2.24.
“Refinancing Indebtedness” means, in respect of any Indebtedness (the “Original Indebtedness”), any Indebtedness that extends, renews or refinances such Original Indebtedness (or any Refinancing Indebtedness in respect thereof); provided, that, (a) the principal amount (or accreted value, if applicable) of such Refinancing Indebtedness shall not exceed the principal amount (or accreted value, if applicable) of such Original Indebtedness except by an amount no greater than accrued and unpaid interest with respect to such Original Indebtedness and any reasonable fees, premium and expenses relating to such extension, renewal or refinancing; (b) the stated final maturity of such Refinancing Indebtedness shall not be earlier than that of such Original Indebtedness, and such stated final maturity shall not be subject to any conditions that could result in such stated final maturity occurring on a date that precedes the stated final maturity of such Original Indebtedness; (c) such Refinancing Indebtedness shall not be required to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof (except, in each case, upon the occurrence of an event of default or a change in control, fundamental change, or upon conversion or exchange in the case of convertible or exchangeable Indebtedness or as and to the extent such repayment, prepayment, redemption, repurchase or defeasance would have been required pursuant to the terms of such Original Indebtedness) prior to the earlier of (i) the maturity of such Original Indebtedness and (ii) the Latest Maturity Date in effect on the date of such extension, renewal or refinancing; provided, that, notwithstanding the foregoing, scheduled amortization payments (however denominated) of such Refinancing Indebtedness shall be permitted so long as the weighted average life to maturity of such Refinancing Indebtedness shall be longer than the shorter of (x) the weighted average life to maturity of such Original Indebtedness remaining as of the date of such extension, renewal or refinancing and (y) the weighted average life to maturity of each Class of the Term Loans remaining as of the date of such extension, renewal or refinancing; (d) such Refinancing Indebtedness shall not constitute an obligation (including pursuant to a Guarantee) of Holdings or any Subsidiary, in each case that shall not have been (or, in the case of after-acquired Subsidiaries, shall not have been required to become pursuant to the terms of the Original Indebtedness) an obligor in respect of such Original Indebtedness, and shall not constitute an obligation of Holdings if Holdings shall not have been an obligor in respect of such Original Indebtedness, and, in each case, shall constitute an obligation of the Borrower or such Subsidiary or of Holdings only to the extent of their obligations in respect of such Original Indebtedness; (e) if such Original Indebtedness shall have been subordinated to the Loan Document Obligations, such Refinancing Indebtedness shall also be subordinated to the Loan Document Obligations on terms not less favorable in any material respect to the Lenders; and (f) such Refinancing Indebtedness shall not be secured by any Lien on any asset other than the assets that secured such Original Indebtedness (or would have been required to secure such Original Indebtedness pursuant to the terms thereof) or, in the event Liens securing such Original Indebtedness shall have been contractually subordinated to any Lien securing the Loan Document Obligations, by any Lien that shall not have been contractually subordinated to at least the same extent.
“Refinancing Term Lender” has the meaning set forth in Section 2.24(a).
“Refinancing Term Loan Commitments” has the meaning set forth in Section 2.24(a).
“Refinancing Term Loans” has the meaning set forth in Section 2.24(a).
“Register” has the meaning set forth in Section 9.04(b).
“Registered Equivalent Notes” means, with respect to any bonds, notes, debentures or similar instruments originally issued in a Rule 144A or other private placement transaction under the Securities Act, substantially identical notes (having the same Guarantees) issued in a dollar for dollar exchange therefor pursuant to an exchange offer registered with the SEC.
“Related Indemnified Party” of an Indemnitee means (a) any Affiliate of such Indemnitee, (b) the respective directors, officers or employees of such Indemnitee or any of its Affiliates and (c) the respective agents, advisors and representatives of such Indemnitee or of any of its Affiliates, in the case of this clause (c), acting on behalf of or at the instructions of such Indemnitee; provided, that, each reference to an Affiliate, director, officer or employee in this definition pertains to an Affiliate, director, officer or employee involved in the structuring, arrangement, negotiation, syndication, administration or enforcement of this Agreement and the credit facilities provided for herein.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the directors, officers, partners, trustees, employees, agents, administrators, managers, representatives and advisors of such Person and of such Person’s Affiliates.
“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within or upon any building, structure, facility or fixture.
“Removal Effective Date” has the meaning set forth in Section 8.06(b).
“Required Lenders” means, at any time, Lenders having Revolving Exposures, Term Loans and unused Commitments representing more than 50% of the sum of the Aggregate Revolving Exposure,

outstanding Term Loans and unused Commitments at such time (excluding for purposes of any such calculation, Defaulting Lenders and Excluded Term Lenders).
“Requirements of Law” means, with respect to any Person, (a) the charter, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person and (b) any law (including common law), statute, ordinance, treaty, rule, regulation, order, decree, writ, injunction, settlement agreement or determination of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Resignation Effective Date” has the meaning set forth in Section 8.06(a).
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in Holdings or any Subsidiary, or any payment or distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, exchange, conversion, cancelation or termination of any Equity Interests in Holdings or any Subsidiary; provided, that, no dividend, distribution or payment made solely with common Equity Interests of Holdings shall constitute a Restricted Payment.
“Revolving Availability Period” means the period from and including the Closing Date to but excluding the earlier of the Revolving Maturity Date and the date of termination of the Revolving Commitments.
“Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08, (b) increased from time to time pursuant to Section 2.23 or 2.24 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.01 or in the Assignment and Assumption or Incremental Facility Amendment pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable. The initial aggregate amount of the Lenders’ Revolving Commitments is $250,000,000.
“Revolving Exposure” means, with respect to any Lender at any time, the sum of (a) the outstanding principal amount of such Lender’s Revolving Loans, (b) such Lender’s LC Exposure and (c) such Lender’s Swingline Exposure, in each case at such time.
“Revolving Lender” means a Lender with a Revolving Commitment or Revolving Exposure.
“Revolving Lender Parent” means, with respect to any Revolving Lender, any Person in respect of which such Lender is a subsidiary.
“Revolving Loan” means a Loan made pursuant to clause (b) of Section 2.01.
“Revolving Maturity Date” means June 21, 2023.
“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale/Leaseback Transaction” means an arrangement relating to property owned by Holdings or any Subsidiary whereby Holdings or such Subsidiary sells or transfers such property to any Person and Holdings or any Subsidiary leases such property, or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, from such Person or its Affiliates.
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of specially designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the U.S. Department of Commerce, the U.S. Department of the Treasury, the United Nations Security Council, the European Union or Her Majesty’s Treasury, (b) any Person operating, organized or resident in a jurisdiction subject to any Sanctions or (c) any Person Controlled by any such Person.
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the U.S. Department of Commerce, the U.S. Department of the Treasury the United Nations Security Council, the European Union or Her Majesty’s Treasury or other relevant sanctions authority.
“Scheduled Unavailability Date” has the meaning set forth in Section 2.16.
“SEC” means the United States Securities and Exchange Commission.
“Second Lien Indebtedness” means Indebtedness that is secured by Liens on the Collateral on a junior priority basis to the Liens securing the Obligations under the Security Documents.
“Secured Cash Management Obligations” means the due and punctual payment and performance of any and all obligations of Holdings and each Subsidiary (whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor)) arising in respect of Cash Management Services that (a) are owed pursuant to a Cash Management Agreement in effect on the Closing Date with a counterparty that was a Lender or an Affiliate of a Lender as of the Closing Date or (b) are owed pursuant to a Cash Management Agreement entered into after the Closing Date with a party that was a Lender or an Affiliate of a Lender at the time such Cash Management Agreement was entered into, and, in the case of any such Cash Management Agreement referred to in clause (a) or (b) above, has been designated by Holdings in a written notice given to the Administrative Agent as a Cash Management Agreement the obligations under which are to constitute Secured Cash Management Obligations for purposes of the Loan Documents.
“Secured Hedging Obligations” means the due and punctual payment and performance of any and all obligations of Holdings and each Subsidiary arising under each Hedging Agreement that (a) was in effect on the Closing Date with a counterparty that was a Lender or an Affiliate of a Lender as of the Closing Date or (b) is entered into after the Closing Date with a counterparty that was a Lender or an Affiliate of a Lender at the time such Hedging Agreement was entered into and has been designated by Holdings in a written notice given to the Administrative Agent as a Hedging Agreement the obligations under which are to constitute Secured Hedging Obligations for purposes of the Loan Documents.
“Secured Parties” means, collectively, (a) the Lenders, (b) the Administrative Agent, (c) each Issuing Bank, (d) each Cash Management Bank, (e) each Hedge Bank and (f) the successors and assigns of each of the foregoing.
“Securities Act” means the United States Securities Act of 1933.

“Security Documents” means the Collateral Agreement and each other security agreement or other instrument or document executed and delivered pursuant to Section 5.12, Section 5.14 or the requirements of the Collateral and Guarantee Requirement to secure the Obligations.
“Senior Representative” means, with respect to any series of Other First Lien Secured Indebtedness, Permitted Junior Priority Refinancing Indebtedness, Permitted Second Lien Indebtedness, or Refinancing Indebtedness in respect of any of the foregoing, secured by the Collateral, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.
“Series” has the meaning set forth in Section 2.23(b).
“Significant Domestic Subsidiary” means any Domestic Subsidiary that is a Significant Subsidiary.
“Significant Subsidiary” means each Subsidiary that is not an Insignificant Subsidiary.
“SOI Trust” means the SOI Employee Benefit Plan Trust, a revocable grantor trust formed under the laws of the State of North Carolina and a wholly-owned Subsidiary of Holdings.
“Specified Disposition” means any Disposition, or series of related Dispositions, to any Person other than Holdings or any Subsidiary, (a) that results in a subsidiary of Holdings ceasing to be a Subsidiary or (b) of any business unit, line of business or division of Holdings or any Subsidiary.
“Specified Representations” means the representations set forth in clauses (a) and (b) (with respect to requisite power and authority for execution and delivery and performance of obligations) of Section 3.01, Section 3.02, clauses (b) and (c) of Section 3.03, Section 3.08 (with respect to Holdings and the Borrower) and Sections 3.09, 3.15, 3.16 (subject, in the case of assets acquired by the Loan Parties in connection with a Limited Conditionality Transaction that do not automatically constitute Collateral under the Collateral Agreement, to the time periods specified in Section 5.12 with respect to the satisfaction of the Collateral and Guarantee Requirement to the extent applicable thereto), the third sentence of 3.17 and 3.18.
“Specified Transaction” means, with respect to any period, any Investment, Permitted Acquisition, Disposition, incurrence or repayment of Indebtedness, Restricted Payment, incurrence of Incremental Facilities or other Indebtedness, or other event that by the terms of this Agreement requires “Pro Forma Compliance” with a test or covenant hereunder or requires such test or covenant to be calculated on a “Pro Forma Basis”.
“Specified Uses” means, with respect to any Qualifying Equity Proceeds, (a) any increase to the Available Amount with such Qualifying Equity Proceeds and (b) any Restricted Payments made in reliance on Section 6.07(a)(vii) with such Qualifying Equity Proceeds.
“Subordinated Indebtedness” of any Person means any Indebtedness of such Person that is subordinated in right of payment to any other Indebtedness of such Person.
“subsidiary” means, with respect to any Person (the “parent”) at any date, (a) any Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, (b) any other Person of which Equity Interests representing more than 50% of the equity value or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held by the parent or (c) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
“Subsidiary” means any direct or indirect subsidiary of Holdings and, unless the context otherwise requires, includes the Borrower.
“Subsidiary Loan Party” means each wholly owned Significant Domestic Subsidiary that is a party to the Collateral Agreement. Unless the context requires otherwise, the term “Subsidiary Loan Party” shall include the Borrower. No Foreign Subsidiary or CFC Holding Company shall be a Subsidiary Loan Party. Notwithstanding the foregoing, Holdings may from time to time, upon notice to the Administrative Agent, elect to cause any Subsidiary that would otherwise be an Excluded Subsidiary to become a Subsidiary Loan Party hereunder (but shall have no obligation to do so), subject to satisfaction of the Collateral and Guarantee Requirement or other arrangements reasonably acceptable to Holdings and the Administrative Agent.
“Supplemental Perfection Certificate” means a certificate in the form of Exhibit I-2 or any other form approved by the Administrative Agent and Holdings.
“Swap” means any agreement, contract, or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
“Swap Obligation” means, with respect to any Subsidiary Loan Party, any obligation to pay or perform under any Swap.
“Swap Termination Value” means, in respect of any one or more Hedging Agreements, after taking into account the effect of any netting agreement relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreements (which may include a Lender or any Affiliate of a Lender).
“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Revolving Lender at any time shall be such Revolving Lender’s Applicable Percentage of the aggregate Swingline Exposure at such time.
“Swingline Lender” means Bank of America, in its capacity as lender of Swingline Loans hereunder.
“Swingline Loan” means a Loan made pursuant to Section 2.04.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“TEB Trust” means TriNet Employee Benefits Insurance Trust, a revocable grantor trust formed under the laws of the State of California and a wholly-owned Subsidiary of Holdings.
“Term Commitments” means, collectively, the Initial Term Commitments, any Incremental Term Commitments and any Refinancing Term Loan Commitments.

“Term Lenders” means, collectively, the Initial Term Lenders, any Lenders with an outstanding Incremental Term Loan or an Incremental Term Commitment and any Lender with an outstanding Refinancing Term Loan or a Refinancing Term Loan Commitment.
“Term Loans” means, collectively, the Initial Term Loans, any Incremental Term Loans and any Refinancing Term Loans.
“Test Period” means each period of four consecutive fiscal quarters of Holdings.
“Total Leverage Ratio” means, on any date, the ratio of (a) Consolidated Total Debt as of such date minus the lesser of Available Domestic Cash as of such date and $150,000,000 to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters of Holdings most recently ended on or before such date for which financial statements have been delivered under Section 5.01(a) or (b).
“Transaction Costs” means all fees, costs and expenses incurred or payable by Holdings or any Subsidiary in connection with the Transactions consummated on the Closing Date.
“Transactions” means, collectively, (a) the execution, delivery and performance by each Loan Party of the Loan Documents (including this Agreement) to which it is to be a party, (b) the creation and perfection of the security interests provided for in the Security Documents, (c) the Refinancing and (d) the payment of the Transaction Costs.
“TriNet Canada” means TriNet Employer Group Canada, Inc., a corporation duly organized under the laws of Ontario, Canada.
“TriNet Captive Insurance Subsidiary” means Archimedes and any other captive insurance subsidiary of Holdings, whether now existing or hereinafter formed or acquired.
“TriNet Trust” means the TEB Trust, the SOI Trust and any other domestic legal trust, whether now existing or hereinafter acquired or formed, in each case, which is established by Holdings or any of its Subsidiaries for the purpose of holding, and which does so hold, Benefit Plan assets or Plan assets or that is otherwise used as a trust for assets held in accordance with ERISA.
“TriNet Workers’ Compensation Collateral Agreement” means an agreement among an unaffiliated party and Holdings and/or any of its Subsidiaries pursuant to which collateral is retained for a period of time to secure the workers’ compensation claims payment and administrative fee obligations of Holdings and its Subsidiaries, pursuant to the workers’ compensation program of Holdings and any of its operating subsidiaries.
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Eurodollar Rate or the Alternate Base Rate.
“Undisclosed Administration” means, in relation to a Lender or any Person that directly or indirectly controls such Lender, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian, or other similar official by a Governmental Authority, supervisory authority or regulator under or based on the law in the country where such Lender or controlling Person is subject to home jurisdiction supervision if applicable law requires that such appointment not be disclosed and such appointment has not been disclosed; provided, that, in any such case, such appointment does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.
“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning set forth in Section 2.19(f)(ii)(B)(3).
“Uniform Commercial Code” means the Uniform Commercial Code as in effect in the State of New York; provided, that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.
“Unrestricted Cash” means, as of any date, unrestricted cash, cash equivalents and Permitted Investments maturing in less than 12 months owned by Holdings and its Subsidiaries that are not, and are not presently required under the terms of any agreement or other arrangement binding on Holdings or any Subsidiary on such date to be, (a) pledged to or held in one or more accounts under the control of one or more creditors (other than to secure the Loan Document Obligations) or designated as “Work Site Employee Assets” or “Restricted” on its balance sheet, (b) otherwise segregated from the general assets of Holdings and its Subsidiaries, in one or more special accounts or otherwise, for the purpose of securing or providing a source of payment for Indebtedness or other obligations that are or from time to time may be owed to one or more creditors (other than to secure the Loan Document Obligations) or (c) otherwise restricted in accordance with GAAP. It is agreed that cash and cash equivalents held in ordinary deposit or security accounts and not subject to any existing or contingent restrictions on transfer by Holdings or a Subsidiary will not be excluded from Unrestricted Cash by reason of setoff rights or other Liens created by law or by applicable account agreements in favor of the depositary institutions or security intermediaries.
“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.
“wholly-owned”, when used in reference to a subsidiary of any Person, means that all the Equity Interests in such subsidiary (other than directors’ qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under applicable law) are owned, beneficially and of record, by such Person, another wholly-owned subsidiary of such Person or any combination thereof.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Write-Down and Conversion Powers” means with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
SECTION 1.02    Classification of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Class (e.g., a “Revolving Loan”, “Revolving Borrowing”, “Term Loan”, “Term Borrowing”, “Initial Term Loan” or “Initial Term Borrowing”) or by Type (e.g., a

“Eurodollar Loan” or “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Loan” or “Eurodollar Revolving Borrowing”).
SECTION 1.03    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal, tangible and intangible assets and properties, including cash, securities, accounts and contract rights. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders, writs and decrees, of all Governmental Authorities. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document (including this Agreement and the other Loan Documents) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, extended, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, amendments and restatements, extensions, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, consolidated, replaced, interpreted, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.
SECTION 1.04    Accounting Terms; GAAP; Pro Forma Calculations.
(a)    Except as otherwise expressly provided herein, all terms of an accounting or financial nature used herein shall be construed in accordance with GAAP as in effect from time to time; provided, that, (i) if Holdings, by notice to the Administrative Agent, shall request an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent or the Required Lenders, by notice to Holdings, shall request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith and (ii) notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (A) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159, The Fair Value Option for Financial Assets and Financial Liabilities), or any successor thereto (including pursuant to the Accounting Standards Codification), to value any Indebtedness of Holdings or any Subsidiary at “fair value”, as defined therein and (B) any treatment of Indebtedness relating to convertible or equity-linked securities under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) requiring the valuation of any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof. For purposes of the foregoing, any change by Holdings in its accounting principles and standards to adopt International Financial Reporting Standards, regardless of whether required by applicable laws and regulations, will be deemed a change in GAAP.
(b)    For purposes of determining compliance with any test or covenant contained in this Agreement with respect to any period during which any Permitted Acquisition or Specified Disposition occurs (other than the Interest Coverage Ratio), Consolidated EBITDA and the Total Leverage Ratio shall be calculated with respect to such period on a Pro Forma Basis, giving effect to such Permitted Acquisition or Specified Disposition. If any provision of this Agreement requires Holdings to be in “Pro Forma Compliance” or otherwise in compliance with the Financial Covenants or Section 6.11 in connection with any action taken (or proposed to be taken) prior to the last day of the fiscal quarter in which the Closing Date occurs and the delivery of the related Compliance Certificate, compliance with the Financial Covenants and Section 6.11 shall be determined assuming such Section was applicable on the last day of the fiscal quarter immediately preceding the Closing Date in the same manner that such Section is applicable to the fiscal quarter ending June 30, 2018. Notwithstanding anything to the contrary herein, with respect to determining the permissibility of the incurrence of any Indebtedness (including, for the avoidance of doubt, any Incremental Facility and any Alternative Incremental Facility Indebtedness), the proceeds thereof shall not be counted as Available Domestic Cash for the purposes of clause (a) of the definition of Total Leverage Ratio.
(c)    Notwithstanding anything to the contrary contained in the definition of “Capital Lease Obligations” or elsewhere in this Agreement, in the event of an accounting change requiring leases to be capitalized on the balance sheet of the lessee that are not required to be so capitalized on the date hereof, then, at Holdings’ option, only those leases (assuming for purposes hereof that such leases were in existence on the date hereof) that would constitute Capital Lease Obligations in conformity with GAAP on the date hereof shall be considered Capital Lease Obligations, and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith.
SECTION 1.05    Limited Conditionality Transactions. Notwithstanding anything to the contrary herein, to the extent that the terms of this Agreement require (a) compliance with any financial ratio or test (including any Total Leverage Ratio test and any Interest Coverage Ratio test) or basket (including the amount of Consolidated EBITDA), (b) the absence of a Default or Event of Default (or any type of Default or Event of Default) as a condition to the consummation of any Limited Conditionality Transaction or incurrence of Indebtedness in connection therewith, (c) a determination of the amount of the Available Amount or any other basket based on Consolidated EBITDA or (d) a determination as to whether the representations and warranties contained in Article III or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, are true and correct, the determination of whether the relevant condition is satisfied may be made, at the election of Holdings (i) in the case of a Permitted Acquisition or other Investment, in each case that is a Limited Conditionality Transaction, upon either (x) the execution of the definitive agreement with respect to such Permitted Acquisition or other Investment or (y) the consummation of such Permitted Acquisition or other Investment and (ii) in the case of any repayment, redemption, repurchase or other discharge of any Indebtedness that is a Limited Conditionality Transaction, upon either (x) delivery of notice with respect to such payment, redemption or repurchase or (y) the making of such payment, redemption or repurchase (the dates referred to in clauses (i)(x) and (ii)(x) above, each a “LCT Test Date”), after giving effect to the relevant Limited Conditionality Transaction and related incurrence of Indebtedness, on a Pro Forma Basis; provided, that, notwithstanding the foregoing, (i) the absence of an Event of Default under clause (a), (b), (h) or (i) of Section 7.01 at the time of closing of the applicable Limited Conditionality Transaction shall be a condition to the consummation of any such Limited Conditionality Transaction and incurrence of any related Indebtedness, (ii) if the proceeds of an Incremental Facility are to be used to finance a Limited Conditionality Transaction, then the condition that the representations and warranties contained in Article III or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, are true and correct in all material respects (or, if qualified by materiality or reference to Material Adverse Effect, in all respects) shall be required to be satisfied at the time of closing of the Limited Conditionality Transaction and funding of the Incremental Facility but may be subject to customary “SunGard” or “certain funds” conditionality and the representations and warranties required shall be limited to Specified Representations and such other representations and warranties as may be required by the applicable lenders providing such Incremental Facility and (iii) the Limited Conditionality Transaction and the related Indebtedness to be incurred (and any associated Lien) and the use of proceeds thereof (and the consummation of any Permitted Acquisition or Investment) shall be deemed incurred and/or applied at the LCT Test Date (until such time as the Indebtedness is actually incurred or the applicable definitive agreement is terminated without actually consummating the applicable Limited Conditionality Transaction) and outstanding thereafter for purposes of pro forma compliance (other than with respect to Restricted Payments or repayments of Indebtedness) with any applicable calculation of the Financial Covenants, or the amount or availability of the Available Amount or any other basket based on Consolidated EBITDA, as the case may be (it being understood and agreed that with respect to any such ratio test or basket to be used to effect a Restricted Payment or a repayment of Indebtedness, Holdings shall demonstrate compliance with the applicable test both after giving effect to the applicable Limited Conditionality Transaction and assuming that such transaction had not occurred). For the avoidance of doubt, if any of such ratios or amounts for which compliance was determined or tested as of the LCT Test Date are thereafter exceeded as a result of fluctuations in such ratio or amount (including due to fluctuations in Consolidated EBITDA), at or prior to the consummation of the relevant Limited Conditionality Transaction, such ratios or amounts will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the relevant Limited Conditionality Transaction is permitted to be consummated or taken.
SECTION 1.06    Excluded Swap Obligations. Notwithstanding any provision of this Agreement or any other Loan Document to the contrary, no Guarantee by any Subsidiary Loan Party under any Loan Document shall include a Guarantee of any Obligation that, as to such Subsidiary Loan Party, is an Excluded Swap Obligation and no Collateral provided by any Subsidiary Loan Party shall secure any Obligation that, as to such Subsidiary Loan Party, is an Excluded Swap Obligation. In the event that any payment is made by, or any collection is realized from, any Subsidiary Loan Party as to which any Obligations are Excluded Swap Obligations, or from any Collateral provided by such Subsidiary Loan Party, the proceeds thereof shall be applied to pay the Obligations of such Subsidiary Loan Party as otherwise provided herein without giving effect to such Excluded Swap Obligations and each reference in this Agreement or any other Loan Document to the ratable application of such amounts as among the Obligations or any specified portion of the Obligations that would otherwise include such Excluded Swap Obligations shall be deemed so to provide.
ARTICLE II

THE CREDITS
SECTION 2.01    Commitments.
(a)    Subject to the terms and conditions set forth herein, each Lender agrees (a) to make an Initial Term Loan to the Borrower on the Closing Date in a principal amount not exceeding its

Initial Term Commitment and (b) to make Revolving Loans to the Borrower from time to time during the Revolving Availability Period in an aggregate principal amount that will not result in such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment or the Aggregate Revolving Exposure exceeding the Aggregate Revolving Commitment; provided, that, no Revolving Borrowings (other than, for the avoidance of doubt, issuances of Letters of Credit) will be made on the Closing Date. All Loans shall be denominated in dollars. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans. Amounts repaid or prepaid in respect of Term Loans may not be reborrowed.
SECTION 2.02    Loans and Borrowings.
(a)    Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided, that, the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.
(b)    Subject to Section 2.14, each Revolving Borrowing and Term Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith; provided, that, all Borrowings made on the Closing Date must be made as ABR Borrowings unless the Borrower shall have given the notice required for a Eurodollar Borrowing under Section 2.03 and provided an indemnity therein extending the benefits of Section 2.18 to Lenders in respect of such Borrowings. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided, that, any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.
(c)    At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000; provided, that, a Eurodollar Borrowing that results from a continuation of an outstanding Eurodollar Borrowing may be in an aggregate amount that is equal to such outstanding Borrowing. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000. Each Swingline Loan shall be in an amount that is an integral multiple of $100,000 and not less than $500,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided, that, there shall not at any time be more than a total of 10 (or such greater number as may be agreed to by the Administrative Agent) Eurodollar Borrowings outstanding. Notwithstanding anything to the contrary herein, an ABR Revolving Borrowing or a Swingline Loan may be in an aggregate amount that is equal to the entire unused balance of the Aggregate Revolving Commitment or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(f), subject to the Swingline Loan sublimit set forth in Section 2.04(a)(i).
(d)    Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert to or continue, any Eurodollar Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date applicable thereto.
SECTION 2.03    Requests for Borrowings. To request a Revolving Borrowing or Term Borrowing, the Borrower shall notify the Administrative Agent of such request by delivering to the Administrative Agent an executed Borrowing Request (which may be delivered by way of e-mail) (a) in the case of a Eurodollar Borrowing, not later than 1:00 p.m., New York City time, three Business Days before the date of the proposed Borrowing (except in the case of a Borrowing on the Closing Date, which shall require notice not later than 1:00 p.m., New York City time, two Business Days prior to the Closing Date) or (b) in the case of an ABR Borrowing, not later than 1:00 p.m., New York City time, on the day of the proposed Borrowing. Each such Borrowing Request shall be confirmed promptly by telephone, hand delivery or e-mail. Each such written Borrowing Request shall specify the following information in compliance with Section 2.02:
(i)    whether the requested Borrowing is to be a Term Borrowing, an Incremental Term Borrowing of a particular Series, a Refinancing Term Borrowing or a Revolving Borrowing;
(ii)    the aggregate amount of such Borrowing;
(iii)    the date of such Borrowing, which shall be a Business Day;
(iv)    whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;
(v)    in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and
(vi)    the location and number of the account to which funds are to be disbursed or, in the case of any Borrowing requested to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f), the identity of the Issuing Bank that made such LC Disbursement.
If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have requested an ABR Borrowing. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
SECTION 2.04    Swingline Loans.
(a)    Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Revolving Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $20,000,000 or (ii) the Aggregate Revolving Exposure exceeding the Aggregate Revolving Commitment; provided, that, the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.
(b)    To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by delivering to the Administrative Agent an executed Borrowing Request (which may be delivered by way of e-mail) not later than 1:00 p.m., New York City time, on the day of such proposed Swingline Loan. Each such notice shall be confirmed promptly by telephone, hand delivery or e-mail. Each such written Borrowing Request shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower maintained with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f), by remittance to the applicable Issuing Bank or, to the extent that the Revolving Lenders have made payments pursuant to Section 2.05(f) to reimburse such Issuing Bank, to such Revolving Lenders and such Issuing Bank as their interests may appear) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.
(c)    The Swingline Lender may by written notice given to the Administrative Agent not later than 12:00 noon, New York City time, on any Business Day require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which the Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Swingline Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Swingline Loans. Each Revolving Lender acknowledges and agrees that, in making any Swingline Loan, the Swingline Lender shall be entitled to rely, and shall not incur any liability for relying, upon the representation and warranty of Holdings and the Borrower deemed made pursuant to Section 4.02 unless, at least one Business Day prior to the time such Swingline Loan was made, the Majority in Interest of the Revolving Lenders shall have notified the Swingline Lender (with a copy to the Administrative Agent) in writing that, as a result of one or more events or circumstances described in such notice, one or more of the conditions precedent set forth in Section 4.02(a) or 4.02(b) would not be satisfied if such Swingline Loan were then made (it being understood and agreed that, in the event the Swingline Lender shall have received any such notice, it shall have no obligation to make any Swingline Loan until and unless it shall be satisfied that the events and circumstances described in such notice shall have been cured or otherwise shall have ceased to exist). Each Revolving Lender further acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or any reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders under this paragraph), and the Administrative Agent shall promptly remit to the Swingline Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other Person on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted by the Swingline Lender to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear;

provided, that, any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, and thereafter to the Borrower, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not constitute a Loan and shall not relieve the Borrower of its obligation to repay such Swingline Loan.
SECTION 2.05    Letters of Credit.
(a)    General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account or, so long as the Borrower is a joint and several co-applicant with respect thereto, the account of any Subsidiary, denominated in dollars and in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the Revolving Availability Period. The Borrower unconditionally and irrevocably agrees that, in connection with any Letter of Credit issued for the account of any Subsidiary as provided in the first sentence of this paragraph, it will be fully responsible for the reimbursement of LC Disbursements, the payment of interest thereon and the payment of fees due under Section 2.12(b) to the same extent as if it were the sole account party in respect of such Letter of Credit. Notwithstanding anything contained in any letter of credit application furnished to any Issuing Bank in connection with the issuance of any Letter of Credit, (i) all provisions of such letter of credit application purporting to grant liens in favor of the Issuing Bank to secure obligations in respect of such Letter of Credit shall be disregarded, it being agreed that such obligations shall be secured to the extent provided in this Agreement and in the Security Documents, and (ii) in the event of any inconsistency between the terms and conditions of such letter of credit application and the terms and conditions of this Agreement, the terms and conditions of this Agreement shall control. Each Letter of Credit issued hereunder shall be a standby letter of credit, and the Borrower may not request, nor will any Issuing Bank have any obligation to issue, any trade letter of credit under this Agreement.
(b)    Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit or the amendment, renewal or extension of an outstanding Letter of Credit (other than an automatic renewal permitted pursuant to paragraph (c) of this Section 2.05), the Borrower shall hand deliver or fax (or transmit by electronic communication, if arrangements for doing so have been approved by the recipient) to the applicable Issuing Bank and the Administrative Agent, reasonably in advance of the requested date of issuance, amendment, renewal or extension, a notice executed by a Financial Officer requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the requested date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section 2.05), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to enable the applicable Issuing Bank to prepare, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any such request. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon each issuance, amendment, renewal or extension of any Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the LC Exposure will not exceed $50,000,000 and (ii) the Aggregate Revolving Exposure will not exceed the Aggregate Revolving Commitment. Each Issuing Bank agrees that it shall not permit any issuance, amendment, renewal or extension of a Letter of Credit to occur unless it shall have given to the Administrative Agent written notice thereof required under paragraph (m)

of this Section 2.05. On the Closing Date, the Existing Letters of Credit shall be deemed Letters of Credit issued hereunder.
(c)    Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Revolving Maturity Date; provided, that, any Letter of Credit may contain customary automatic renewal provisions agreed upon by the Borrower and the applicable Issuing Bank pursuant to which the expiration date of such Letter of Credit shall automatically be extended for a period of up to 12 months (but not to a date later than the date set forth in clause (ii) above), subject to a right on the part of such Issuing Bank to prevent any such renewal from occurring by giving notice to the beneficiary in advance of any such renewal.
(d)    Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, the Issuing Bank that is the issuer of such Letter of Credit hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Revolving Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (f) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or any reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender further acknowledges and agrees that, in issuing, amending, renewing or extending any Letter of Credit, the applicable Issuing Bank shall be entitled to rely, and shall not incur any liability for relying, upon the representation and warranty of the Borrower deemed made pursuant to Section 4.02 unless, at least one Business Day prior to the time such Letter of Credit is issued, amended, renewed or extended (or, in the case of an automatic renewal permitted pursuant to paragraph (c) of this Section, at least one Business Day prior to the time by which the election not to extend must be made by the applicable Issuing Bank), the Majority in Interest of the Revolving Lenders shall have notified the applicable Issuing Bank (with a copy to the Administrative Agent) in writing that, as a result of one or more events or circumstances described in such notice, one or more of the conditions precedent set forth in Section 4.02(a) or 4.02(b) would not be satisfied if such Letter of Credit were then issued, amended, renewed or extended (it being understood and agreed that, in the event any Issuing Bank shall have received any such notice, no Issuing Bank shall have any obligation to issue, amend, renew or extend any Letter of Credit until and unless it shall be satisfied that the events and circumstances described in such notice shall have been cured or otherwise shall have ceased to exist).
(e)    Disbursements. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit and shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by hand delivery, facsimile or other electronic delivery) of such demand for payment and whether such Issuing

Bank has made or will make an LC Disbursement thereunder; provided, that, any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.
(f)    Reimbursements. If an Issuing Bank shall make an LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 1:00 p.m., New York City time, on the Business Day immediately following the day that the Borrower receives notice thereof from the Issuing Bank; provided, that, if the amount of such LC Disbursement is not less than $500,000, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan, and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If the Borrower fails to reimburse any LC Disbursement by the time specified above, the Administrative Agent shall notify each Revolving Lender of such failure, the payment then due from the Borrower in respect of the applicable LC Disbursement and such Revolving Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the amount then due from the Borrower, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders pursuant to this paragraph), and the Administrative Agent shall promptly remit to the applicable Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Revolving Lenders and such Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse an Issuing Bank for an LC Disbursement (other than the funding of an ABR Revolving Borrowing or Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.
(g)    Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (f) of this Section 2.05 is absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision thereof or hereof, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this paragraph, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. None of the Administrative Agent, the Lenders, the Issuing Banks or any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit, any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any other act, failure to act or other event or circumstance;

provided, that, the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to special, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Bank (as determined by a court of competent jurisdiction in a final and nonappealable judgment), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit, and any such acceptance or refusal shall be deemed not to constitute gross negligence or willful misconduct.
(h)    Disbursements. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit and shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by hand delivery, facsimile or other electronic delivery) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided, that, any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.
(i)    Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement in full, at the rate per annum then applicable to ABR Revolving Loans; provided, that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (f) of this Section, then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be paid to the Administrative Agent, for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (f) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment, and shall be payable on demand or, if no demand has been made, on the date on which the Borrower reimburses the applicable LC Disbursement in full.
(j)    Cash Collateralization. If any Event of Default under clause (a), (b), (h) or (i) of Section 7.01 shall occur and be continuing, on the Business Day on which the Borrower receives notice from the Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided, that, the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to Holdings or the Borrower described in clause (h) or (i) of Section 7.01. The Borrower also shall deposit cash collateral in accordance with this paragraph as and to the extent required by Section 2.11 or 2.22. Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Notwithstanding the terms of any Security Document, moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Banks for LC Disbursements for which they have not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to (i) the consent of a Majority in Interest of the Revolving Lenders and (ii) in the case of any such application at a time when any Revolving Lender is a Defaulting Lender (but only if, after giving effect thereto, the remaining cash collateral shall be less than the aggregate LC Exposure of all the Defaulting Lenders), the consent of each Issuing Bank), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived. If the Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 2.11, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower to the extent that, after giving effect to such return, the Aggregate Revolving Exposure would not exceed the Aggregate Revolving Commitment and no Default under Section 7.01(a), (b), (h) or (i) or Event of Default shall have occurred and be continuing. If the Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 2.22, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower to the extent that, after giving effect to such return, no Issuing Bank shall have any exposure in respect of any outstanding Letter of Credit that is not fully covered by the Revolving Commitments of the non-Defaulting Lenders and/or the remaining cash collateral and no Default under Section 7.01(a), (b), (h) or (i) or Event of Default shall have occurred and be continuing.
(k)    Designation of Additional Issuing Banks. The Borrower may, at any time and from time to time, with the consent of the Administrative Agent (which consent shall not be unreasonably withheld), designate as additional Issuing Banks one or more Revolving Lenders that agree to serve in such capacity as provided below. The acceptance by a Revolving Lender of an appointment as an Issuing Bank hereunder shall be evidenced by an agreement, which shall be in form and substance reasonably satisfactory to the Administrative Agent, executed by the Borrower, the Administrative Agent and such designated Revolving Lender and, from and after the effective date of such agreement, (i) such Revolving Lender shall have all the rights and obligations of an Issuing Bank under this Agreement and (ii) references herein to the term “Issuing Bank” shall be deemed to include such Revolving Lender in its capacity as an issuer of Letters of Credit hereunder.
(l)    Termination of an Issuing Bank. The Borrower may terminate the appointment of any Issuing Bank as an “Issuing Bank” hereunder by providing a written notice thereof to such Issuing Bank, with a copy to the Administrative Agent. Any such termination shall become effective upon the earlier of (i) such Issuing Bank acknowledging receipt of such notice and (ii) the tenth Business Day following the date of the delivery thereof; provided, that, no such termination shall become effective until and unless the LC Exposure attributable to Letters of Credit issued by such Issuing Bank (or its Affiliates) shall have been reduced to zero. At the time any such termination shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the terminated Issuing Bank pursuant to Section 2.12(b). Notwithstanding the effectiveness of any such termination, the terminated Issuing Bank shall remain a party hereto and shall continue to have all the rights of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such termination, but shall not issue any additional Letters of Credit.
(m)    Issuing Bank Reports to the Administrative Agent. Unless otherwise agreed by the Administrative Agent, each Issuing Bank shall, in addition to its notification obligations set forth elsewhere in this Section, report in writing to the Administrative Agent (i) periodic activity (for such period or recurrent periods as shall be requested by the Administrative Agent) in respect of Letters of Credit issued by such Issuing Bank, including all issuances, extensions, amendments and renewals, all expirations and cancellations and all disbursements and reimbursements, (ii) reasonably prior to the time that such Issuing Bank issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the stated amount of the Letters of Credit issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed), (iii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date and amount of such LC Disbursement, (iv) on any Business Day on which the Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount of such LC Disbursement and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank.
(n)    LC Exposure Determination. For all purposes of this Agreement, the amount of a Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at the time of determination.
SECTION 2.06    Funding of Borrowings.
(a)    Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 4:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided, that, Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent and designated by the Borrower in the applicable Borrowing Request; provided, that, ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f) shall be remitted by the Administrative Agent to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to Section 2.05(f) to reimburse such Issuing Bank, then to such Revolving Lenders and such Issuing Bank as their interests may appear.
(b)    Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption and in its sole discretion, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, or (ii) in the case of the Borrower, the interest rate applicable to ABR Revolving Loans of the applicable Class. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.
SECTION 2.07    Interest Elections.
(a)    Each Revolving Borrowing and Term Borrowing initially shall be of the Type and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in the applicable Borrowing Request or as otherwise provided in Section 2.03. Thereafter, the Borrower may elect to convert such Borrowing to a Borrowing of a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.07. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section 2.07 shall not apply to Borrowings of Swingline Loans, which may not be converted or continued.
(b)    To make an election pursuant to this Section 2.07, the Borrower shall notify the Administrative Agent of such election in writing (which notice may be delivered by e-mail) by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such written Interest Election Request shall be confirmed promptly by telephone, hand delivery or e-mail. Each written Interest Election Request shall specify the following information in compliance with Section 2.02:
(i)    the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(ii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)    whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and
(iv)    if the resulting Borrowing is to be a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.
(c)    Promptly following receipt of an Interest Election Request in accordance with this Section 2.07, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of such Lender’s portion of each resulting Borrowing.
(d)    If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall (i) in the case of a Term Borrowing, be continued as a Eurodollar Borrowing for an additional Interest Period of one month or (ii) in the case of a Revolving Borrowing, be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default under clause (h) or (i) of Section 7.01 has occurred and is continuing with respect to the Borrower, or if any other Event of Default has occurred and is continuing and the Administrative Agent, at the request of a Majority in Interest of Lenders of any Class, has notified the Borrower of the election to give effect to this sentence on account of such other Event of Default, then, in each such case, so long as such Event of Default is continuing, (i) no outstanding Borrowing of such Class may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing of such Class shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.
SECTION 2.08    Termination and Reduction of Commitments.
(a)    Unless previously terminated, the (i) Initial Term Commitments shall automatically terminate upon the borrowing of the Initial Term Loans on the Closing Date, (ii) the Incremental Term Commitments of any Class shall automatically terminate upon the Borrowing of Incremental Term Loans in connection therewith, (iii) the Refinancing Term Loan Commitments shall automatically terminate upon the Borrowing of Refinancing Term Loans in connection therewith and (iv) the Revolving Commitments shall automatically terminate on the Revolving Maturity Date.
(b)    The Borrower may at any time terminate, or from time to time permanently reduce, the Commitments of any Class; provided, that, (i) each partial reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans or Swingline Loans in accordance with Section 2.11, the Aggregate Revolving Exposure would exceed the Aggregate Revolving Commitment.
(c)    The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section 2.08 at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the applicable Class of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided, that, a notice of termination or reduction of the Revolving Commitments delivered under this paragraph may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their individual Commitments of such Class.

SECTION 2.09    Repayment of Loans; Evidence of Debt.
(a)    The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan of such Lender on the Revolving Maturity Date, (ii) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Term Loan of such Lender as provided in Section 2.10, (iii) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Incremental Term Loan of such Lender on the Maturity Date applicable to such Incremental Term Loans, (iv) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Refinancing Term Loan of such Lender on the Maturity Date applicable to such Refinancing Term Loans and (v) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided, that, on each date that a Revolving Borrowing is made, the Borrower shall repay all Swingline Loans that were outstanding on the date such Borrowing was requested.
(b)    The records maintained by the Administrative Agent and the Lenders shall be prima facie evidence of the existence and amounts of the obligations of the Borrower in respect of Loans, LC Disbursements, interest and fees due or accrued hereunder; provided, that, the failure of the Administrative Agent or any Lender to maintain such records or any error therein shall not in any manner affect the obligation of the Borrower to pay any amounts due hereunder in accordance with the terms of this Agreement.
(c)    Any Lender may request that Loans of any Class made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or to such payee and its registered assigns).
SECTION 2.10    Amortization of Term Loans.
(a)    Subject to adjustment pursuant to paragraph (c) of this Section 2.10, the Borrower shall repay to the Administrative Agent for the ratable account of the Initial Term Lenders, (A) on the last Business Day of each March, June, September and December, commencing on September 30, 2018, through and including the last quarterly installment date on or prior to the Initial Term Maturity Date, an aggregate amount equal to 1.25% of the aggregate amount of all Initial Term Loans outstanding on the Closing Date, and (B) on the Initial Term Maturity Date, the aggregate principal amount of all Initial Term Loans outstanding on such date. The Borrower shall repay Incremental Term Loans of any Series in such amounts and on such date or dates as shall be specified therefor in the Incremental Facility Amendment establishing the Incremental Term Commitments of such Series (as such amount shall be adjusted pursuant to paragraph (c) of this Section 2.10 or pursuant to such Incremental Facility Amendment). The Borrower shall repay Refinancing Term Loans of any Class in such amounts and on such date or dates as shall be specified therefor in the Refinancing Facility Agreement establishing the Refinancing Term Loan Commitments of such Class (as such amount shall be adjusted pursuant to paragraph (c) of this Section or pursuant to such Refinancing Facility Agreement).

(b)    To the extent not previously paid, (i) all Initial Term Loans shall be due and payable on the Initial Term Maturity Date, (ii) all Incremental Term Loans of any Series shall be due and payable on the applicable Incremental Term Maturity Date and (iii) all Refinancing Term Loans of any Class shall be due and payable on the applicable Maturity Date with respect to such Refinancing Term Loans.
(c)    Any prepayment of Term Loans of any Class shall be applied to reduce the subsequent scheduled repayments of the Term Loans of such Class to be made pursuant to this Section 2.10 as directed by the Borrower. In the event that Term Loans of any Class are converted into a new Class of Term Loans pursuant to a Refinancing Facility Agreement effected pursuant to Section 2.24, then the subsequent scheduled repayments of the Term Borrowings of such Class to be made pursuant to this Section 2.10 will not be reduced or otherwise affected by such transaction (except to the extent of additional amortization payments in agreed amounts on or after the original Maturity Date applicable to any such Term Loans and related reductions in the final scheduled payment at any new Maturity Date).
(d)    Prior to any repayment of any Term Loans of any Class under this Section 2.10, the Borrower shall select the Borrowing or Borrowings of the applicable Class to be repaid and shall notify the Administrative Agent in writing (including by way of e-mail) (confirmed by telephone, hand delivery or e-mail) of such selection not later than 1:00 p.m., New York City time, three Business Days before the scheduled date of such repayment. Each repayment of a Term Loan shall be applied ratably to the Loans included in the repaid Term Borrowing. Repayments of Term Loans shall be accompanied by accrued interest on the amounts repaid.
SECTION 2.11    Prepayment of Loans.
(a)    The Borrower shall have the right at any time and from time to time to prepay, without premium or penalty (subject, for the avoidance of doubt, to Section 2.18) any Borrowing, in whole or in part, subject to the requirements of this Section 2.11.
(b)    In the event and on each occasion that the Aggregate Revolving Exposure exceeds the Aggregate Revolving Commitment, the Borrower shall prepay Revolving Borrowings or Borrowings of Swingline Loans (or, if no such Borrowings are outstanding, deposit cash collateral in an account with the Administrative Agent in accordance with Section 2.05(j)) in an aggregate amount equal to such excess.
(c)    In the event and on each occasion that any Net Proceeds are received by or on behalf of Holdings or any Subsidiary in respect of any Prepayment Event (including by the Administrative Agent as loss payee in respect of any Prepayment Event described in clause (b) of the definition of the term “Prepayment Event”), the Borrower shall, not later than the fifth Business Day following the day such Net Proceeds are received, prepay Term Borrowings in an aggregate amount equal to 100% of the amount of such Net Proceeds; provided, that, Holdings or any Subsidiary may use a portion of such Net Proceeds to prepay or repurchase Other First Lien Secured Indebtedness to the extent any applicable credit agreement, indenture or other agreement governing such Other First Lien Secured Indebtedness so requires, in each case in an amount not to exceed the product of (x) the amount of such Net Proceeds and (y) a fraction, the numerator of which is the outstanding principal amount of such Other First Lien Secured Indebtedness and the denominator of which is the sum of the outstanding principal amount of such Other First Lien Secured Indebtedness and the outstanding principal amount of Term Loans; provided, further, that, in the case of any event described in clause (a) or (b) of the definition of the term “Prepayment Event”, if Holdings shall, prior to the date of the required prepayment, deliver to the Administrative Agent a certificate of a Financial Officer of Holdings to the effect that Holdings or such Subsidiary intends to cause the Net Proceeds received from such event (or a portion thereof specified in such certificate) to be applied within 365 days (or, to the extent that Holdings or any Subsidiary enters into a commitment within such 365-day period to so apply, within 180 days after such 365-day period) after receipt of such Net Proceeds to acquire assets to be used or useful in the business of Holdings or any Subsidiary, or to consummate any Permitted Acquisition in accordance with the provisions hereof of Persons that will become, or assets that will be held by, Holdings or any Subsidiary, and certifying that no Event of Default has occurred and is continuing, then no prepayment shall be required pursuant to this paragraph in respect of the Net Proceeds in respect of such event (or the portion of such Net Proceeds specified in such certificate, if applicable) except to the extent of any such Net Proceeds that have not been so applied by the end of such 365-day period (or, in the case of any commitment to apply referenced above, by the end of such 180-day period after such 365-day period), with such Net Proceeds, at which time a prepayment shall be required in an amount equal to such Net Proceeds that have not been so applied.
(d)    In the event and on each occasion that, as a result of the receipt of any cash proceeds by Holdings or any Subsidiary in connection with any Disposition of any asset or any other event, Holdings or any other Loan Party would be required by the terms of any Indebtedness that is Subordinated Indebtedness with respect to the Loan Document Obligations (or any Refinancing Indebtedness in respect thereof) to repay, prepay, redeem, repurchase or defease, or make an offer to repay, prepay, redeem, repurchase or defease, any such Subordinated Indebtedness (or such Refinancing Indebtedness) or any other Subordinated Indebtedness, then, prior to the time at which it would be required to make such repayment, prepayment, redemption, repurchase or defeasance or to make such offer, the Borrower shall, if and to the extent it would reduce, eliminate or satisfy any such requirement, (i) prepay Term Borrowings or (ii) use such cash proceeds to acquire assets in one or more transactions permitted hereby.
(e)    Prior to any optional or mandatory prepayment of Borrowings under this Section 2.11, the Borrower shall specify the Borrowing or Borrowings to be prepaid in the notice of such prepayment delivered pursuant to paragraph (f) of this Section 2.11. In the event of any mandatory prepayment of Term Loans made at a time when Term Loans of more than one Class are outstanding, the Borrower shall select the Term Loans to be prepaid so that the aggregate amount of such prepayment is allocated ratably to all Classes of Term Loans; provided, that, any Incremental Term Loan or Refinancing Term Loan may participate in such mandatory prepayments on a less than pro rata basis.
(f)    The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by hand delivery, facsimile or other electronic delivery to the Administrative Agent of an executed written notice) of any optional prepayment and, to the extent practicable, any mandatory prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 1:00 p.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 1:00 p.m., New York City time, one Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 1:00 p.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable (but may be conditioned upon the effectiveness of any transaction or event, as specified in such notice (in which case such notice may be revoked by the Borrower if such condition is not satisfied)), shall be (in the case of any such written notice)

in such form as may be approved by the Administrative Agent and Holdings (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent and Holdings), appropriately completed and signed by a Financial Officer, and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a calculation of the amount of such prepayment; provided, that, (A) if a notice of optional prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08 and (B) a notice of prepayment of Term Loans pursuant to paragraph (a) of this Section 2.11 may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice of prepayment may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied. Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans), the Administrative Agent shall advise the Lenders of the applicable Class of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12.
(g)    Notwithstanding any other provisions of this Section 2.11 to the contrary, to the extent that Holdings has determined in good faith that repatriation of any of or all of the Net Proceeds of any event of the type described in clause (a) or (b) of the definition of “Prepayment Event” with respect to the assets of any Foreign Subsidiary (that gives rise to a prepayment pursuant to Section 2.11(c)) (i) would have an adverse tax consequence with respect to such Net Proceeds, the Net Proceeds so affected will not be required to be applied to repay Term Loans at the times provided in Section 2.11(c) but may be retained by the applicable Foreign Subsidiary until such time as it may repatriate such amount without incurring such adverse tax consequences (at which time such amount shall be repatriated to the Borrower and applied to repay the Term Loans to the extent provided herein) or (ii) would be prohibited or delayed under any Requirement of Law (including on account of financial assistance, corporate benefit, thin capitalization, capital maintenance and similar considerations), the Net Proceeds so affected will not be required to be applied to repay Term Loans at the times provided in Section 2.11(c) but may be retained by the applicable Foreign Subsidiary until such time as it may repatriate such amount in accordance with such Requirement of Law; provided, that, after one year from the date of receipt of such Net Proceeds, Holdings and its Subsidiaries shall not be under any continuing obligation to monitor such tax consequences or laws or to make any payment hereunder in respect of such Net Proceeds in the event of a change in such tax consequences or laws.
(h)    For the avoidance of doubt, no TriNet Captive Insurance Subsidiary or TriNet Trust shall be required to make (and no event with respect to such Subsidiaries shall give rise to any obligation of Holdings or another Subsidiary to make) any mandatory prepayments pursuant to this Section 2.11 (other than in connection with a Prepayment Event of the type described in clause (c) of the definition thereof).
SECTION 2.12    Fees.
(a)    The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee, which shall accrue at the Applicable Rate for commitment fees on the daily unused amount of the Revolving Commitment of such Lender during the period from and including the Closing Date to the date on which the Revolving Commitments terminate. Accrued commitment fees shall be payable in arrears on the last Business Day of March, June, September and December of each year and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the Closing Date. All such commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed. For purposes of computing commitment fees, a Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Lender (and the Swingline Exposure of such Lender shall be disregarded for such purpose).
(b)    The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the Applicable Rate used to determine the interest rate applicable to Eurodollar Revolving Loans on the daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank a fronting fee of 0.125% per annum on the average daily amount of the LC Exposure attributable to Letters of Credit issued by such Issuing Bank (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any such LC Exposure, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Closing Date; provided, that, all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed.
(c)    The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent (including, without limitation, pursuant to the Fee Letter).
(d)    All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to an Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Revolving Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.
SECTION 2.13    Interest.
(a)    The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.
(b)    The Loans comprising each Eurodollar Borrowing shall bear interest at the Eurodollar Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.
(c)    Notwithstanding the foregoing:

(i)    upon the occurrence and during the continuation of an Event of Default under Section 7.01(h) or (i), all outstanding Loan Document Obligations shall bear interest, after as well as before judgment, at a rate per annum equal to (x) in the case of the outstanding principal of any Loan, 2.00% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.13 or (y) in the case of any other amount, 2.00% per annum plus the rate applicable to ABR Revolving Loans as provided in paragraph (a) of this Section 2.13; and
(ii)    (A) upon the occurrence of an Event of Default under Section 7.01(a) or (b) or (B) at the election of the Required Lenders upon the occurrence of any other Event of Default, all overdue principal of and interest on any Loan and all other overdue fees and other amounts payable by the Borrower hereunder shall bear interest, after as well as before judgment, at a rate per annum equal to (x) in the case of overdue principal of any Loan, 2.00% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.13 or (y) in the case of any other amount, 2.00% per annum plus the rate applicable to ABR Revolving Loans as provided in paragraph (a) of this Section 2.13.
Payment or acceptance of the increased rates of interest provided for in this paragraph (c) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent, any Issuing Bank or any Lender.
(d)    Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of a Revolving Loan, upon termination of the Revolving Commitments; provided, that, (i) interest accrued pursuant to paragraph (c) of this Section 2.13 shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of a Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
(e)    All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day; provided, that, if a Loan, or a portion thereof, is repaid on the same day on which such Loan is made, one day’s interest shall accrue on the portion of such Loan so prepaid). The applicable Alternate Base Rate or Eurodollar Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error. To the extent that any calculation of interest or any fee required to be paid under this Agreement shall be based on (or result in) a calculation that is less than zero, such calculation shall be deemed zero for purposes of this Agreement.
SECTION 2.14    Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing of any Class:
(a)    the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) adequate and reasonable means do not exist for ascertaining the

Eurodollar Rate for such Interest Period or (i) deposits are not being offered in dollars to banks in the London interbank market for the applicable amount and Interest Period for such Eurodollar Borrowing; or
(b)    the Administrative Agent determines, or is advised by a Majority in Interest of the Lenders of such Class that the Eurodollar Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Eurodollar Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to the Borrower and the Lenders of such Class by telephone, facsimile or other electronic delivery as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders of such Class that the circumstances giving rise to such notice no longer exist, (x) any Interest Election Request that requests the conversion of any Borrowing of such Class to, or continuation of any Borrowing of such Class as, a Eurodollar Borrowing shall be ineffective, and such Borrowing shall be continued as an ABR Borrowing, (y) in the event of a determination described in the foregoing clauses (a) or (b) with respect to the Eurodollar Rate component of the Alternate Base Rate, the utilization of the Eurodollar Rate component in determining the Alternate Base Rate shall be suspended and (z) any Borrowing Request for a Eurodollar Borrowing of such Class shall be treated as a request for an ABR Borrowing.
SECTION 2.15    Illegality. If any Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to perform any of its obligations hereunder or to make, maintain or fund or charge interest with respect to any extension of credit hereunder or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (a) any obligation of such Lender to issue, make, maintain, fund or charge interest with respect to any such extension of credit or continue Eurodollar Loans or to convert ABR Loans to Eurodollar Loans shall be suspended, and (b) if such notice asserts the illegality of such Lender making or maintaining ABR Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Alternate Base Rate, the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Alternate Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (i) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Loans of such Lender to ABR Loans (the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Alternate Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Loans and (ii) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Alternate Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

SECTION 2.16    Successor LIBOR. Notwithstanding anything to the contrary in this Agreement or any other Loan Documents (including Section 9.02 hereof), if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or the Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to Borrower) that the Borrower or the Required Lenders (as applicable) have determined, that:
(a)    adequate and reasonable means do not exist for ascertaining LIBOR for any requested Interest Period because the LIBOR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary, or
(b)    the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which LIBOR or the LIBOR Screen Rate shall no longer be made available, or used for determining the interest rate of loans (such specific date, the “Scheduled Unavailability Date”), or
(c)    syndicated loans currently being executed in the U.S., or that include language similar to that contained in this Section 2.16, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR, then, reasonably promptly after such determination by the Administrative Agent or receipt by the Administrative Agent of such notice, as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace LIBOR with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein), giving due consideration to any evolving or then existing convention for similar dollar-denominated syndicated credit facilities for such alternative benchmarks (any such proposed rate, a “LIBOR Successor Rate”), together with any proposed LIBOR Successor Rate Conforming Changes and any such amendment shall become effective at 5:00 p.m., New York City time, on the fifth Business Day after the Administrative Agent and the Borrower shall have posted such proposed amendment to all Lenders unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders do not accept such amendment.
If no LIBOR Successor Rate has been determined and the circumstances under clause (a) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Loans shall be suspended, (to the extent of the affected Eurodollar Loans or Interest Periods), and (y) the Eurodollar Rate component shall no longer be utilized in determining the Alternate Base Rate. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Loans (to the extent of the affected Eurodollar Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of ABR Loans (subject to the foregoing clause (y)) in the amount specified therein.
Notwithstanding anything else herein, any definition of LIBOR Successor Rate shall provide that in no event shall such LIBOR Successor Rate be less than zero for purposes of this Agreement.
SECTION 2.17    Increased Costs.
(a)    If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any such reserve requirement reflected in the Eurodollar Rate) or any Issuing Bank;
(ii)    impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or
(iii)    subject any Credit Party to any Taxes (other than (A) Indemnified Taxes (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;
and the result of any of the foregoing shall be to increase the cost to such Lender or such other Credit Party of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, such Issuing Bank or such other Credit Party of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit) or to reduce the amount of any sum received or receivable by such Lender, such Issuing Bank or such other Credit Party hereunder (whether of principal, interest or otherwise), then, from time to time upon request of such Lender, such Issuing Bank or such other Credit Party, the Borrower will pay to such Lender, such Issuing Bank or such other Credit Party, as applicable, such additional amount or amounts as will compensate such Lender, such Issuing Bank or such other Credit Party, as applicable, for such additional costs or expenses incurred or reduction suffered.
(b)    If any Lender or any Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has had or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy or liquidity), then, from time to time upon the request of such Lender or such Issuing Bank, the Borrower will pay to such Lender or such Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.
(c)    A certificate of a Credit Party setting forth the amount or amounts necessary to compensate such Lender or such Credit Party or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section 2.17 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Credit Party the amount shown as due on any such certificate within 10 days after receipt thereof; provided, that, a Credit Party shall not be entitled to any compensation pursuant to this Section 2.17 to the extent such Credit Party is not generally requesting such compensation from other similarly situated borrowers under similar circumstances.
(d)    The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive).
(e)    Failure or delay on the part of any Credit Party to demand compensation pursuant to this Section 2.17 shall not constitute a waiver of such Credit Party’s right to demand such compensation; provided, that, the Borrower shall not be required to compensate a Credit Party pursuant to paragraph (a) or (b) of this Section 2.17 for any increased costs or expenses incurred or reductions suffered more than 270 days prior to the date that such Credit Party notifies the Borrower of the Change in Law giving rise to such increased costs or expenses or reductions and of such Credit Party’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or expenses or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.
SECTION 2.18    Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Revolving Loan or Term Loan on the date specified in any notice delivered pursuant hereto (whether or not such notice may be revoked in accordance with the terms hereof) or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.21(b) or 9.02(c), then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event, which, for the avoidance of doubt, shall exclude any anticipated lost profits. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Eurodollar Rate that would have been applicable to such Loan (but not including the Applicable Rate applicable thereto), for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate that such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the London interbank market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.18 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 Business Days after receipt thereof.
SECTION 2.19    Taxes.
(a)    Payment Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under this Agreement or any other Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section

2.19) the applicable Credit Party receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)    Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent reimburse it for the payment of, any Other Taxes.
(c)    Evidence of Payment. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.19, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(d)    Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Credit Party, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.19) payable or paid by such Credit Party or required to be withheld or deducted from a payment to such Credit Party and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error; provided, that, the Loan Parties shall not be required to indemnify a Credit Party pursuant to this Section 2.19 to the extent that such Credit Party fails to notify the Loan Parties of its intent to make a claim for indemnification under this Section 2.19 within 270 days after a claim is asserted by the relevant Governmental Authority.
(e)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand thereof, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case that are payable or paid by the Administrative Agent in connection with this Agreement or any other Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document or otherwise payable by the Administrative Agent to such Lender from any other source against any amount due to the Administrative Agent under this paragraph. Any amounts set off by the Administrative Agent pursuant to the preceding sentence shall, to the extent such amounts relate to any Loan Document, be treated as having been paid in accordance with, and for purposes of, such Loan Document.
(f)    Status of Lenders.

(i)    Any Lender that is entitled to an exemption from, or reduction of, withholding Tax with respect to payments made under this Agreement or any other Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.19(f)(ii)(A), 2.19(f)(ii)(B) or 2.19(f)(ii)(D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person:
(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding Tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under this Agreement or any other Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor thereto) establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under this Agreement or any other Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor thereto) establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)    executed originals of IRS Form W-8ECI;

(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit K-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor thereto); or
(4)    to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor thereto), a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-3 or Exhibit K-4, IRS Form W-9 and/or another certification documents from each beneficial owner, as applicable; provided, that, if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-2 on behalf of each such direct or indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from, or a reduction in, U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine withholding or deduction required to be made; and
(D)    if a payment made to a Credit Party under this Agreement or any other Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Credit Party were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Credit Party shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Credit Party has complied with such Credit Party’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the Closing Date.

(iii)    To the extent legally permissible, the Administrative Agent, in the event that the Administrative Agent is a U.S. Person, shall deliver an IRS Form W-9 to the Borrower and if the Administrative Agent is not a U.S. Person, the applicable IRS Form W-8 certifying its exemption from U.S. withholding Taxes with respect to amounts payable hereunder, on or prior to the date the Administrative Agent becomes a party to this Agreement.
Each Credit Party agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall promptly update such form or certification or notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(g)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts paid pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph, in no event will any indemnified party be required to pay any amount to any indemnifying party pursuant to this paragraph the payment of which would place such indemnified party in a less favorable net after-Tax position than such indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(h)    Survival. Each party’s obligations under this Section shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under this Agreement and the other Loan Documents.
(i)    Defined Terms. For purposes of this Section, the term “Lender” includes any Issuing Bank and the term “applicable law” includes FATCA.
SECTION 2.20    Payments Generally; Pro Rata Treatment; Sharing of Setoffs.
(a)    The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.17, 2.18 or 2.19, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 1:00 p.m., New York City time), on the date when due, in immediately available funds, without any defense, setoff, recoupment or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to such account or accounts as may be specified by the Administrative Agent, except that payments required to be made directly to any Issuing Bank or the

Swingline Lender shall be so made, payments pursuant to Sections 2.17, 2.18 or 2.19 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payment received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under this Agreement or any other Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under this Agreement and each other Loan Document shall be made in dollars.
(b)    If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.
(c)    Except to the extent that this Agreement provides for payments to be disproportionately allocated to or retained by a particular Lender or group of Lenders (including in connection with the payment of interest or fees at different rates and the repayment of principal amounts of Term Loans at different times as a result of Refinancing Facility Agreements pursuant to Section 2.24), each Lender agrees that if it shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans, Term Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans, Term Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall notify the Administrative Agent of such fact and shall purchase (for cash at face value) participations in the Revolving Loans, Term Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the aggregate amount of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans, Term Loans and participations in LC Disbursements or Swingline Loans; provided, that, (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (for the avoidance of doubt, as in effect from time to time), including the application of funds arising from the existence of a Defaulting Lender, or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any Eligible Assignee, other than to the Borrower or any Subsidiary or other Affiliate thereof in a transaction that does not comply with the terms of Section 2.26 or Section 9.04(e) or (f), as applicable (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation. Notwithstanding the foregoing, to the extent prohibited by applicable law as described in the definition of “Excluded Swap Obligation,” no amounts received from, or set off with respect to, any

Subsidiary Loan Party shall be applied to any Excluded Swap Obligations of such Subsidiary Loan Party.
(d)    Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Banks hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption and in its sole discretion, distribute to the Lenders or the Issuing Banks, as applicable, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Banks, as applicable, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
(e)    If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(d) or (f), 2.06(a) or (b), 2.19(e), 2.20(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations in respect of such payment until all such unsatisfied obligations have been discharged and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.
(f)    In the event that any financial statements delivered under Section 5.01(a) or 5.01(b), or any Compliance Certificate delivered under Section 5.01(c), shall prove to have been materially inaccurate, and such inaccuracy shall have resulted in the payment of any interest or fees at rates lower than those that were in fact applicable for any period (based on the actual Total Leverage Ratio), then, if such inaccuracy is discovered prior to the termination of the Commitments and the repayment in full of the principal of all Loans and the reduction of the LC Exposure to zero, the Borrower shall pay to the Administrative Agent, for distribution to the Lenders and the Issuing Banks (or former Lenders and Issuing Banks) as their interests may appear, the accrued interest or fees that should have been paid but were not paid as a result of such misstatement.
SECTION 2.21    Mitigation Obligations; Replacement of Lenders.
(a)    If any Lender requests compensation under Section 2.17, or if any Loan Party is required to pay any Indemnified Taxes or additional amounts to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 2.19, then such Lender shall (at the request of the Borrower) use commercially reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment and delegation (i) would eliminate or reduce amounts payable pursuant to Section 2.17 or 2.19, as applicable, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not be inconsistent with its internal policies or otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment and delegation.

(b)    If (i) any Lender has requested compensation under Section 2.17, (ii) the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.19 or (iii) any Lender has become a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04(c)), all its interests, rights (other than its existing rights to payments pursuant to Section 2.17 or 2.19) and obligations under this Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment and delegation); provided, that, (A) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Commitment is being assigned, each Issuing Bank and the Swingline Lender), which consent shall not unreasonably be withheld, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and, if applicable, participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (if applicable, in each case only to the extent such amounts relate to its interest as a Lender of a particular Class) from the assignee (in the case of such principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (C) the Borrower or such assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 9.04(b), (D) in the case of any such assignment and delegation resulting from a claim for compensation under Section 2.17 or payments required to be made pursuant to Section 2.19, such assignment will result in a material reduction in such compensation or payments, and (E) such assignment does not conflict with applicable law. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver or consent by such Lender or otherwise (including as a result of any action taken by such Lender under paragraph (a) above), the circumstances entitling the Borrower to require such assignment and delegation have ceased to apply. Each party hereto agrees that an assignment and delegation required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and that the Lender required to make such assignment and delegation need not be a party thereto.
SECTION 2.22    Defaulting Lenders.
(a)    Defaulting Lender Adjustments. Notwithstanding any provision of this Agreement to the contrary, if any Revolving Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
(i)    Waivers and Amendments. The Aggregate Revolving Commitment and Revolving Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder or under any other Loan Document (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided, that, any amendment, waiver or other modification requiring the consent of all Lenders or all Lenders affected thereby shall, except as otherwise provided in Section 9.02, require the consent of such Defaulting Lender in accordance with the terms hereof.
(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to

Section 2.20(c) shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank or the Swingline Lender hereunder; third, to cash collateralize the Issuing Banks’ Fronting Exposure with respect to such Defaulting Lender in accordance with the procedures set forth in Section 2.05(j); fourth, as the Borrower may request (so long as no Default exists), to the funding of any Revolving Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Revolving Loans under this Agreement and (y) cash collateralize the Issuing Banks’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with the procedures set forth in Section 2.05(j); sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, an Issuing Bank or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default under Section 7.01(a), (b), (h) or (i) or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided, that, if (x) such payment is a payment of the principal amount of any Revolving Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Revolving Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Revolving Loans of, and LC Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Revolving Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Revolving Loans and funded and unfunded participations in Letters of Credit and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments without giving effect to subparagraph (a)(iv) of this Section. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and such Defaulting Lender irrevocably consents hereto.
(iii)    Certain Fees. (A) No Defaulting Lender shall be entitled to receive any commitment fee under Section 2.12(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(B) Each Defaulting Lender shall be entitled to receive participation fees under Section 2.12(b) in respect of its participations in Letters of Credit for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided cash collateral pursuant to Section 2.05(j).

(C) With respect to any participation fee in respect of Letters of Credit not required to be paid to any Defaulting Lender pursuant to clause (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the applicable Issuing Bank(s) the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.
(iv)    Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in LC Exposure and Swingline Exposure shall be reallocated among the Non-Defaulting Lenders in accordance with their Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 4.02 are satisfied at the time of such reallocation and (y) such reallocation does not cause the aggregate Revolving Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(v)    Cash Collateral, Repayment of Swingline Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Fronting Exposure on account of such Defaulting Lender and (y) second, cash collateralize the Issuing Banks’ Fronting Exposure on account of such Defaulting Lender in accordance with the procedures set forth in Section 2.05(j).
(b)    Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Swingline Lender and the Issuing Banks agree in writing that a Revolving Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Revolving Lender will, to the extent applicable, purchase at par that portion of outstanding Revolving Loans of the other Revolving Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Revolving Lenders in accordance with the relative amounts of their Revolving Commitments (without giving effect to subparagraph (a)(iv) of this Section), whereupon such Revolving Lender will cease to be a Defaulting Lender; provided, that, no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Revolving Lender’s having been a Defaulting Lender.
(c)    New Swingline Loans/Letters of Credit. So long as any Revolving Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and no

Issuing Bank shall be required to issue, amend, extend, renew or increase any Letter of Credit, to the extent that the reallocation described in Section 2.22(a)(iv) cannot be effected or cash collateral has not been provided by the Borrower in accordance with Section 2.22(a)(v).
(d)    If (i) a Bankruptcy Event with respect to a Revolving Lender Parent shall occur following the Closing Date and for so long as such event shall continue or (ii) the Swingline Lender or an Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan and such Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless the Swingline Lender or such Issuing Bank, as the case may be, shall have entered into arrangements with the Borrower or such Lender, reasonably satisfactory to the Swingline Lender or such Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.
SECTION 2.23    Incremental Facilities.
(a)    The Borrower may on one or more occasions, by written notice to the Administrative Agent, request (i) during the Revolving Availability Period, the establishment of Incremental Revolving Commitments and/or (ii) the establishment of Incremental Term Commitments (it being agreed that the Borrower shall not be obligated to offer to any Lender the opportunity to participate in any Incremental Facility); provided, that, the sum of the cumulative aggregate original amount of all the Incremental Commitments established under this Section 2.23 and aggregate original amount of all Alternative Incremental Facility Indebtedness incurred under Section 6.01(l) shall not, on the date of effectiveness of any Incremental Commitments under this Section 2.23 or the date of issuance of any such Alternative Incremental Facility Indebtedness, as the case may be, exceed the Maximum Incremental Amount in effect on such date. Each such notice shall specify (A) the date on which the Borrower proposes that the Incremental Revolving Commitments or the Incremental Term Commitments, as applicable, shall be effective, which shall be a date not less than five (5) Business Days (or such shorter period as may be agreed to by the Administrative Agent) after the date on which such notice is delivered to the Administrative Agent and (B) the amount of the Incremental Revolving Commitments or Incremental Term Commitments, as applicable, being requested (it being agreed that (x) any Lender approached to provide any Incremental Revolving Commitment or Incremental Term Commitment may elect or decline, in its sole discretion, to provide such Incremental Revolving Commitment or Incremental Term Commitment and (y) any Person that the Borrower proposes to become an Incremental Lender, (1) if such Person is not then a Lender, must be an Eligible Assignee and (2) in the case of an Incremental Revolving Commitment, must be reasonably acceptable to the Administrative Agent, each Issuing Bank and the Swingline Lender (in each case, to the extent the Administrative Agent, such Issuing Bank or the Swingline Lender, as the case may be, would be required to consent to an assignment to such Person in accordance with Section 9.04(b)).
(b)    The terms and conditions of any Incremental Revolving Commitment and Loans and other extensions of credit to be made thereunder shall be, except as otherwise set forth herein, substantially identical to those of the Revolving Commitments and Loans and other extensions of credit made thereunder, and shall be treated as a single Class with such Revolving Commitments and Loans; provided, that, (w) the maturity date of any Incremental Revolving Commitments shall be no sooner than, but may be later than, the Revolving Maturity Date, (x) the upfront fees applicable to any Incremental Revolving Facility shall be as determined by the Borrower and the Incremental Revolving Lenders providing such Incremental Facility, (y) all Incremental Revolving

Commitments shall be secured by the Collateral on a pari passu basis with the other Loan Document Obligations and (z) no Incremental Revolving Commitments shall be secured by any property or assets of Holdings, the Borrower or any of their Subsidiaries other than the Collateral or be guaranteed by any Person other than Holdings and Subsidiaries that are Subsidiary Loan Parties. The terms and conditions of any Incremental Term Facility and the Incremental Term Loans to be made thereunder shall be, except as otherwise set forth herein or in the applicable Incremental Facility Amendment, substantially identical to those of the Term Commitments and the Term Loans; provided, that, (i) the upfront fees, interest rates, call protection, mandatory prepayments and amortization schedule applicable to any Incremental Term Facility and Incremental Term Loans shall be determined by the Borrower and the Incremental Term Lenders providing the relevant Incremental Term Commitments, (ii) except for Inside Maturity Accordion Indebtedness, the weighted average life to maturity of any such Incremental Term Loans shall be no shorter than the remaining weighted average life to maturity of the Class of existing Term Loans with the longest remaining weighted average life to maturity at such time, (iii) except for Inside Maturity Accordion Indebtedness, any such Incremental Term Facility will mature no earlier than the Latest Maturity Date applicable to any Class of existing Term Loans at such time, (iv) the terms and conditions of any Incremental Term Facility and the Incremental Term Loans to be made thereunder shall not be materially more favorable, taken as a whole, to the lenders providing such Incremental Term Facility than the terms applicable to the existing Term Loans (as determined by Holdings in good faith), other than (A) (I) covenants or other provisions applicable only to periods after the Latest Maturity Date of any Class of existing Term Loans and (II) covenants or other provisions that are also for the benefit of the Lenders in respect of the Loans and Commitments outstanding at the time such Incremental Term Facility is incurred and (B) to the extent required by the lenders providing such Incremental Term Facility, customary “most-favored-nation” protection, call protection, and an excess cash flow prepayment, in each case, which may be applicable solely with respect to such Incremental Term Facility (it being understood that to the extent an excess cash flow prepayment is required in connection with the establishment of an Incremental Term Facility, such excess cash flow mandatory prepayment shall be applied ratably to all then-existing Term Loans; provided, that, a Financial Officer of Holdings shall have delivered a certificate to the Administrative Agent at least two (2) Business Days prior to the incurrence of such Incremental Term Facility (or such shorter period of time as may reasonably be agreed by the Administrative Agent), together with a summary of the material terms and conditions of such Incremental Term Facility, stating that Holdings has determined in good faith that such material terms and conditions satisfy the requirements set forth in this clause (iv), which determination shall be conclusive, (v) all Incremental Term Facilities shall be secured by the Collateral on a pari passu basis with the other Loan Document Obligations and (vi) no Incremental Term Facility shall be secured by any property or assets of Holdings or any of their Subsidiaries other than the Collateral or be guaranteed by any Person other than Holdings and Subsidiaries that are Subsidiary Loan Parties. Any Incremental Term Commitments established pursuant to an Incremental Facility Amendment that have identical terms and conditions, and any Incremental Term Loans made thereunder, shall be designated as a separate series (each a “Series”) of Incremental Term Commitments and Incremental Term Loans for all purposes of this Agreement. Each Incremental Facility and all extensions of credit thereunder shall be secured by the Collateral on a pari passu basis with the Obligations.
(c)    The Incremental Commitments and Incremental Facilities relating thereto shall be effected pursuant to one or more Incremental Facility Amendments executed and delivered by Holdings, the Borrower, each Incremental Lender providing such Incremental Commitments and Incremental Facilities and the Administrative Agent; provided, that, no Incremental Commitments shall become effective unless (i) subject to Section 1.05, no Event of Default shall have occurred and be continuing immediately before and after giving effect to such Incremental Commitments and the making of Loans and issuance of Letters of Credit thereunder to be made on such date, (ii) subject to Section 1.05, on the date of effectiveness thereof, the representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct (A) in the case of the representations and warranties qualified as to materiality, in all respects and (B) otherwise, in all material respects, in each case on and as of such date, except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty shall be so true and correct on and as of such prior date, (iii) the Borrower shall make any payments required to be made pursuant to Section 2.18 in connection with such Incremental Commitments and the related transactions under this Section 2.23 and (iv) the Borrower shall have delivered to the Administrative Agent a certificate of a Financial Officer of the Borrower to the effect set forth in clauses (i) and (ii) above, together with calculations demonstrating (A) compliance with Section 2.23(a) above (and a calculation of the “Maximum Incremental Amount” before and after giving effect to the establishment of such Incremental Commitments and the Incremental Facilities relating thereto) and (B) that Holdings shall be in compliance with the Financial Covenants set forth in Section 6.11, calculated on a Pro Forma Basis as of the date of establishment of such Incremental Commitments and Incremental Facilities relating thereto (and, for the avoidance of doubt, assuming for such purposes that such Incremental Facilities are fully drawn). Each Incremental Facility Amendment may, without the consent of any Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to give effect to the provisions of this Section 2.23.
(d)    Upon the effectiveness of an Incremental Commitment of any Incremental Lender, (i) such Incremental Lender shall be deemed to be a “Lender” (and a Lender in respect of Commitments and Loans of the applicable Class) hereunder, and henceforth shall be entitled to all the rights of, and benefits accruing to, Lenders (or Lenders in respect of Commitments and Loans of the applicable Class) hereunder and shall be bound by all agreements, acknowledgements and other obligations of Lenders (or Lenders in respect of Commitments and Loans of the applicable Class) hereunder and under the other Loan Documents and (ii) in the case of any Incremental Revolving Commitment, (A) such Incremental Revolving Commitment shall constitute (or, in the event such Incremental Lender already has a Revolving Commitment, shall increase) the Revolving Commitment of such Incremental Lender and (B) the Aggregate Revolving Commitment shall be increased by the amount of such Incremental Revolving Commitment, in each case, subject to further increase or reduction from time to time as set forth in the definition of the term “Revolving Commitment”. For the avoidance of doubt, upon the effectiveness of any Incremental Revolving Commitment, the Revolving Exposure of the Incremental Revolving Lender holding such Commitment, and the Applicable Percentage of all the Revolving Lenders, shall automatically be adjusted to give effect thereto.
(e)    On the date of effectiveness of any Incremental Revolving Commitments, each Revolving Lender shall assign to each Incremental Revolving Lender holding such Incremental Revolving Commitment, and each such Incremental Revolving Lender shall purchase from each Revolving Lender, at the principal amount thereof (together with accrued interest), such interests in the Revolving Loans and participations in Letters of Credit outstanding on such date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans and participations in Letters of Credit will be held by all the Revolving Lenders (including such Incremental Revolving Lenders) ratably in accordance with their Applicable Percentages after giving effect to the effectiveness of such Incremental Revolving Commitment.

(f)    Subject to the terms and conditions set forth herein and in the applicable Incremental Facility Amendment, each Lender holding an Incremental Term Commitment of any Series shall make a loan to the Borrower in an amount equal to such Incremental Term Commitment on the date specified in such Incremental Facility Amendment.
(g)    The Administrative Agent shall notify the Lenders promptly upon receipt by the Administrative Agent of any notice from the Borrower referred to in Section 2.23(a) and of the effectiveness of any Incremental Commitments, in each case advising the Lenders of the details thereof and, in the case of effectiveness of any Incremental Revolving Commitments, of the Applicable Percentages of the Revolving Lenders after giving effect thereto and of the assignments required to be made pursuant to Section 2.23(e).
SECTION 2.24    Refinancing Facilities.
(a)    The Borrower may, on one or more occasions, by written notice to the Administrative Agent, request the establishment hereunder of one or more additional Classes of term loan commitments (the “Refinancing Term Loan Commitments”) pursuant to which each Person providing such a commitment (a “Refinancing Term Lender”) will make term loans to the Borrower (the “Refinancing Term Loans”) (it being agreed that the Borrower shall not be obligated to offer to any Lender the opportunity to participate in any Refinancing Term Loans; provided, that, each Refinancing Term Lender shall be an Eligible Assignee and, if not already a Lender, shall otherwise be reasonably acceptable to the Administrative Agent.
(b)    The Refinancing Term Loan Commitments shall be effected pursuant to one or more Refinancing Facility Agreements executed and delivered by the Borrower, each Refinancing Term Lender providing such Refinancing Term Loan Commitments and the Administrative Agent; provided, that, no Refinancing Term Loan Commitments shall become effective unless (i) no Event of Default shall have occurred and be continuing immediately before and after giving effect thereto and (ii) substantially concurrently with the effectiveness thereof, the Borrower shall obtain Refinancing Term Loans thereunder and shall repay or prepay then outstanding Term Borrowings of one or more Classes in an aggregate principal amount equal to the aggregate amount of such Refinancing Term Loan Commitments (less the aggregate amount of accrued and unpaid interest with respect to such outstanding Term Borrowings and any reasonable fees, premium and expenses relating to such refinancing). The Borrower shall determine the amount of such prepayments allocated to each Class of outstanding Term Loans, and any such prepayment of Term Borrowings of any Class shall be applied to reduce the subsequent scheduled repayments of Term Borrowings of such Class to be made pursuant to Section 2.10 as directed by the Borrower); provided, further, that, (x) all Refinancing Term Loans shall be secured by the Collateral on a pari passu basis with the Loan Document Obligations, (y) no Refinancing Term Loans shall be secured by any property or assets of Holdings, the Borrower or any of their Subsidiaries other than the Collateral and (z) no Refinancing Term Loans shall be guaranteed by any Person other than Holdings and Subsidiaries that are Subsidiary Loan Parties.
(c)    The Refinancing Facility Agreement shall set forth, with respect to the Refinancing Term Loan Commitments established thereby and the Refinancing Term Loans and other extensions of credit to be made thereunder, to the extent applicable, the following terms thereof: (i) the designation of such Refinancing Term Loan Commitments and Refinancing Term Loans as a new “Class” for all purposes hereof, (ii) the stated termination and maturity dates applicable to the Refinancing Term Loan Commitments or Refinancing Term Loans of such Class; provided, that, unless all Classes of Loans and Commitments hereunder are being refinanced and except as set forth in the penultimate sentence of this paragraph (c), such stated termination and maturity dates shall not be earlier than the Maturity Date applicable to the Class of Term Loans so refinanced, (iii) any amortization applicable thereto and the effect thereon of any prepayment of such Refinancing Term Loans; provided, that, the weighted average life to maturity of any such Refinancing Term Loans shall be no shorter than the remaining weighted average life to maturity of the Class of Term Loans so refinanced, (iv) the interest rate or rates applicable to the Refinancing Term Loans of such Class, (v) the fees applicable to the Refinancing Term Loan Commitments or Refinancing Term Loans of such Class, (vi) any original issue discount applicable thereto, (vii) the initial Interest Period or Interest Periods applicable to Refinancing Term Loans of such Class, (viii) any voluntary or mandatory commitment reduction or prepayment requirements applicable to Refinancing Term Loan Commitments or Refinancing Term Loans of such Class (which prepayment requirements may provide that such Refinancing Term Loans may participate in any mandatory prepayment on a pro rata basis with any Class of existing Term Loans, but may not provide for prepayment requirements that are more favorable to the Lenders holding such Refinancing Term Loans than to the Lenders holding such Class of Term Loans) and any restrictions on the voluntary or mandatory reductions or prepayments of Refinancing Term Loan Commitments or Refinancing Term Loans of such Class, (ix) any financial covenant with which Holdings or the Borrower shall be required to comply, provided, that, any such financial covenant shall be for the benefit of all Lenders and (x) all other terms applicable to such Refinancing Term Loan Commitments and Refinancing Term Loans, which terms, if not consistent with those of the existing Term Loans, shall not be materially more favorable, taken as a whole, to the lenders providing such Refinancing Term Loan Commitments and Refinancing Term Loans than the terms applicable to the existing Term Loans (as determined by Holdings in good faith) (other than (A) (I) covenants or other provisions applicable only to periods after the Latest Maturity Date of any Class of existing Term Loans and (II) covenants or other provisions that are also for the benefit of the Lenders in respect of the Loans and Commitments outstanding at the time such Refinancing Term Loan Commitments or Refinancing Term Loans are incurred and (B) to the extent required by the lenders providing any such Refinancing Term Loan Commitments or Refinancing Term Loans that are in the form of term B loans, customary “most-favored-nation” protection, call protection, and an excess cash flow prepayment, in each case, which may be applicable solely with respect to such Refinancing Term Loans (it being understood that to the extent an excess cash flow prepayment is required in connection with the establishment of Refinancing Term Loans, such excess cash flow mandatory prepayment shall be applied ratably to all then-existing Term Loans); provided, that, a Financial Officer of Holdings shall have delivered a certificate to the Administrative Agent at least two (2) Business Days prior to the incurrence of such Refinancing Term Commitments and Refinancing Term Loans (or such shorter period of time as may reasonably be agreed by the Administrative Agent) together with a summary of the material terms and conditions of such Refinancing Term Commitments and Refinancing Term Loans, stating that Holdings has determined in good faith that such material terms and conditions satisfy the requirements set forth in this clause (x), which determination shall be conclusive. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Facility Agreement. Each Refinancing Facility Agreement may, without the consent of any Lender other than the applicable Refinancing Term Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to give effect to the provisions of this Section 2.24, including any amendments necessary to treat the applicable Refinancing Term Loan Commitments and Refinancing Term Loans as a new “Class” of term loans and/or commitments hereunder.
SECTION 2.25    Loan Modification Offers.

(a)    The Borrower may on one or more occasions, by written notice to the Administrative Agent, make one or more offers (each, a “Loan Modification Offer”) to all (and not fewer than all) the Lenders of one or more Classes (each Class subject to such an Loan Modification Offer, an “Affected Class”) to make one or more Permitted Amendments pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Borrower. Such notice shall set forth (i) the terms and conditions of the requested Loan Modification Offer and (ii) the date on which such Loan Modification Offer is requested to become effective (which shall not be less than ten Business Days nor more than 60 Business Days after the date of such notice, unless otherwise agreed to by the Administrative Agent). Permitted Amendments shall become effective only with respect to the Loans and Commitments of the Lenders of the Affected Class that accept the applicable Loan Modification Offer (such Lenders, the “Accepting Lenders”) and, in the case of any Accepting Lender, only with respect to such Lender’s Loans and Commitments of such Affected Class as to which such Lender’s acceptance has been made. With respect to all Permitted Amendments consummated by the Borrower pursuant to this Section 2.25, (i) such Permitted Amendments shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.11 and (ii) any Loan Modification Offer, unless contemplating a Maturity Date already in effect hereunder pursuant to a previously consummated Permitted Amendment, must be in a minimum amount of $25,000,000 (or such lesser amount as may be approved by the Administrative Agent in its reasonable discretion), provided, that, the Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Permitted Amendment that a minimum amount (to be determined and specified in the relevant Loan Modification Offer in the Borrower’s sole discretion and which may be waived by the Borrower) of Commitments or Loans of any or all Affected Classes be extended. If the aggregate principal amount of Commitments or Loans of any Affected Class in respect of which Lenders shall have accepted the relevant Loan Modification Offer shall exceed the maximum aggregate principal amount of Commitments or Loans of such Affected Class offered to be extended by the Borrower pursuant to such Loan Modification Offer, then the Commitments and Loans of such Lenders shall be extended ratably up to such maximum amount based on the relative principal amounts (but not to exceed actual holdings of record) with respect to which such Lenders have accepted such Loan Modification Offer.
(b)    A Permitted Amendment shall be effected pursuant to a Loan Modification Agreement executed and delivered by Holdings, the Borrower, each Accepting Lender and the Administrative Agent; provided, that, no Permitted Amendment shall become effective unless (i) no Event of Default shall have occurred and be continuing on the date of effectiveness thereof, (ii) on the date of effectiveness thereof, the representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct (A) in the case of the representations and warranties qualified as to materiality, in all respects and (B) otherwise, in all material respects, in each case on and as of such date, except in the case of any such representation and warranty that specifically relates to an earlier date, in which case such representation and warranty shall be so true and correct on and as of such earlier date and (iii) any applicable Minimum Extension Condition shall be satisfied (unless waived by the Borrower). The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Loan Modification Agreement. Each Loan Modification Agreement may, without the consent of any Lender other than the applicable Accepting Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to give effect to the provisions of this Section 2.25, including any amendments necessary to treat the applicable Loans and/or Commitments of the Accepting Lenders as a new Class of loans and/or commitments hereunder (and the Lenders hereby irrevocably authorize the Administrative Agent to enter into any such amendments); provided, that, (i) all Borrowings, all prepayments of Loans and all reductions of Commitments shall continue to be made on a ratable basis among all Lenders, based on the relative amounts of their Commitments (i.e., both extended and non-extended), until the repayment of the Loans attributable to the non-extended Commitments (and the termination of the non-extended Commitments) on the relevant Maturity Date, (ii) the allocation of the participation exposure with respect to any then-existing or subsequently issued or made Letter of Credit or Swingline Loan as between any Revolving Commitments of such new “Class” and the remaining Commitments shall be made on a ratable basis in accordance with the relative amounts thereof until the Maturity Date relating to the non-extended Revolving Commitments has occurred (it being understood, however, that no reallocation of such exposure to extended Revolving Commitments shall occur on such Maturity Date if (1) any Default under clause (a), (b), (h) or (i) of Section 7.01 exists at the time of such reallocation or (2) such reallocation would cause the Revolving Exposure of any Lender with a Revolving Commitment to exceed its Revolving Commitment), (iii) the Revolving Availability Period and the Revolving Maturity Date, as such terms are used with reference to Letters of Credit, may not be extended without the prior written consent of each Issuing Bank and the Swingline Lender and (iv) at no time shall there be more than three Classes of Revolving Commitments hereunder, unless otherwise agreed by the Administrative Agent. If the Aggregate Revolving Exposure exceeds the Aggregate Revolving Commitment as a result of the occurrence of the Revolving Maturity Date with respect to any Class of Revolving Commitments when an extended Class of Revolving Commitments remains outstanding, the Borrower shall make such payments and provide such cash collateral as may be required by Section 2.11(b) to eliminate such excess on such Revolving Maturity Date. The Administrative Agent and the Lenders hereby acknowledge that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement are not intended to apply to the transactions effected pursuant to this Section 2.25. This Section 2.25 shall supersede any provisions in Section 2.20 or Section 9.02 to the contrary.
SECTION 2.26    Loan Repurchases.
(a)    Subject to the terms and conditions set forth or referred to below, a Purchasing Borrower Party may from time to time, in its discretion (x) effect open market purchases of Term Loans on a non-pro rata basis and (y) conduct modified Dutch auctions to make Auction Purchase Offers, each such Auction Purchase Offer to be managed by an investment bank of recognized standing selected by the Borrower following consultation with the Administrative Agent (in such capacity, the “Auction Manager”) and to be conducted in accordance with the procedures, terms and conditions set forth in this Section 2.26 and the Auction Procedures, in each case, so long as the following conditions are satisfied:
(i)    no Event of Default shall have occurred and be continuing at the time of purchase of any Term Loans or, in the case of clause (y) above, on the date of the delivery of each Auction Notice;
(ii)    the assigning Lender and the Purchasing Borrower Party shall execute and deliver to the Administrative Agent an Affiliated Assignment and Assumption in lieu of an Assignment and Assumption;
(iii)    for the avoidance of doubt, the Lenders shall not be permitted to assign Revolving Commitments or Revolving Loans to any Purchasing Borrower Party;
(iv)    the maximum principal amount (calculated on the face amount thereof) of Term Loans that the Purchasing Borrower Party offers to purchase in any Auction Purchase

Offer shall be no less than $10,000,000 (unless another amount is agreed to by the Administrative Agent in its reasonable discretion);
(v)    any Term Loans assigned to any Purchasing Borrower Party shall be automatically and permanently cancelled upon the effectiveness of such assignment and will thereafter no longer be outstanding for any purpose hereunder, and such Term Loans may not be resold (it being understood and agreed that (A) any gains or losses by any Purchasing Borrower Party upon purchase or acquisition and cancellation of such Term Loans shall not be taken into account in the calculation of Consolidated Net Income and Consolidated EBITDA and (B) any assignment of Term Loans pursuant to this Section 2.26 shall not constitute a voluntary or mandatory prepayment of Term Loans for purposes of this Agreement);
(vi)    if the Term Loans are rated by S&P and/or Moody’s at the time of any Auction Purchase Offer, prior to commencing such Auction Purchase Offer, the Borrower shall have discussed such proposed Auction Purchase Offer with each (or both, as applicable) of S&P and Moody’s and, based upon such discussions, shall reasonably believe that the proposed purchase of Term Loans through such Auction Purchase Offer shall not be deemed to be a “distressed exchange”;
(vii)    if the Term Loans are rated by S&P and/or Moody’s at the time of any Auction Purchase Offer, at the time of each purchase of Term Loans pursuant to such Auction Purchase Offer, neither S&P nor Moody’s shall have announced or communicated to the Borrower that the proposed purchase of Term Loans through such Auction Purchase Offer shall be deemed to be a “distressed exchange”;
(viii)    no more than one Auction Purchase Offer with respect to any Class may be ongoing at any one time and no more than four Auction Purchase Offers (regardless of Class) may be made in any one year;
(ix)    any Purchasing Borrower Party shall not have at the time of such assignment (and shall represent and warrant at the time of such assignment that it does not have) any MNPI that either (A) has not been disclosed to the assigning Lender (other than any such Lender that does not wish to receive MNPI) on or prior to the date of any assignment to such Purchasing Borrower Party or (B) if not disclosed to such Lender, could reasonably be expected to have a material effect upon, or otherwise be material to, (1) such Lender’s decision to make such assignment or (2) the market price of the Term Loans to be assigned to such Purchasing Borrower Party;
(x)    at the time of each purchase of Term Loans through an Auction Purchase Offer, the Borrower shall have delivered to the Auction Manager an officer’s certificate of a Financial Officer of the Borrower certifying as to compliance with preceding clauses (i), (v), (vi), (vii) and (ix);
(xi)    no Purchasing Borrower Party may use the proceeds, direct or indirect, from Revolving Loans to purchase any Term Loans; and
(xii)    the aggregate principal amount of Term Loans of any Class purchased by any Purchasing Borrower Party in open market purchases pursuant to this Section 2.26, when taken together with the aggregate principal amount of Term Loans of such Class purchased by or assigned to Purchasing Debt Affiliates (other than Debt Fund Affiliates) pursuant to Section 9.04(f), shall not in any event exceed 25% of the initial aggregate principal amount of Term Loans of such Class (plus, in the event of a subsequent increase in the principal amount of Term Loans of such Class pursuant to an Incremental Facility, 25% of the initial amount of such increase on the date of consummation of such Incremental Facility) (it being understood that such 25% limitation will be calculated based on such initial principal amounts and the cumulative principal amounts so purchased, regardless of any cancellation of any Term Loans of such Class purchased (including pursuant to Auction Purchase Offers) or any repayment or prepayment of Term Loans of such Class).
(b)    A Purchasing Borrower Party must terminate any Auction Purchase Offer if it fails to satisfy one or more of the conditions set forth above which are required to be met at the time which otherwise would have been the time of purchase of Term Loans pursuant to such Auction Purchase Offer. If a Purchasing Borrower Party commences any Auction Purchase Offer (and all relevant requirements set forth above which are required to be satisfied at the time of the commencement of such Auction Purchase Offer have in fact been satisfied), and if at such time of commencement the Purchasing Borrower Party reasonably believes that all required conditions set forth above which are required to be satisfied at the time of the consummation of such Auction Purchase Offer shall be satisfied, then the Purchasing Borrower Party shall have no liability to any Lender for any termination of such Auction Purchase Offer as a result of the failure to satisfy one or more of the conditions set forth above which are required to be met at the time which otherwise would have been the time of consummation of such Auction Purchase Offer, and any such failure shall not result in any Event of Default hereunder. With respect to all purchases of Term Loans of any Class or Classes made by a Purchasing Borrower Party pursuant to this Section 2.26, (x) the Purchasing Borrower Party shall pay on the settlement date of each such purchase all accrued and unpaid interest (except to the extent otherwise set forth in the relevant offering documents), if any, on the purchased Term Loans of the applicable Class or Classes up to the settlement date of such purchase and (y) such purchases (and the payments made by the Purchasing Borrower Party and the cancellation of the purchased Loans) shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.11 or any other provision hereof.
(c)    The Administrative Agent and the Lenders hereby consent to the Auction Purchase Offers and the other transactions effected pursuant to and in accordance with the terms of this Section 2.26 (provided, that, no Lender shall have an obligation to participate in any such Auction Purchase Offer). For the avoidance of doubt, it is understood and agreed that the provisions of Section 2.20 will not apply to the purchases of Term Loans pursuant to and in accordance with the provisions of this Section 2.26. The Auction Manager acting in its capacity as such hereunder shall be entitled to the benefits of the provisions of Article VIII and Article IX to the same extent as if each reference therein to the “Administrative Agent” were a reference to the Auction Manager, and the Administrative Agent shall cooperate with the Auction Manager as reasonably requested by the Auction Manager in order to enable it to perform its responsibilities and duties in connection with each Auction Purchase Offer.
ARTICLE III

REPRESENTATIONS AND WARRANTIES
Each of Holdings and the Borrower represents and warrants to the Administrative Agent, each of the Issuing Banks and each of the Lenders that:

SECTION 3.01    Organization; Powers. Each of Holdings and each Subsidiary (a) is duly organized, validly existing and, to the extent that such concept is applicable in the relevant jurisdiction, in good standing under the laws of the jurisdiction of its organization (if applicable), except in the case of any Subsidiary (other than any Subsidiary Loan Party) that is not in good standing under the laws of the jurisdiction of its organization (if applicable), to the extent that the failure to be so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, (b) has all requisite power and authority, and the legal right, to carry on its business as now conducted and as proposed to be conducted, to execute, deliver and perform its obligations under this Agreement and each other Loan Document and each other agreement or instrument contemplated thereby to which it is a party and to effect the Transactions and (c) except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and, to the extent that such concept is applicable in the relevant jurisdiction, is in good standing in, every jurisdiction where such qualification is required.
SECTION 3.02    Authorization; Due Execution and Delivery; Enforceability. The Transactions to be entered into by each Loan Party have been duly authorized by all necessary corporate or other organizational action and, if required, action by the holders of such Loan Party’s Equity Interests. This Agreement has been duly executed and delivered by each of Holdings and the Borrower and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of Holdings, the Borrower or such other Loan Party, as applicable, enforceable against such Person in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
SECTION 3.03    Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except filings necessary to perfect Liens created under the Loan Documents, (b) will not violate any material Requirement of Law applicable to Holdings or any Subsidiary, except for any such violation that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (c) will not contravene the terms of any Loan Party’s Organizational Documents, (d) will not violate or result (alone or with notice or lapse of time or both) in a default under any indenture or agreement governing Indebtedness, any material agreement or any other material instrument binding upon Holdings, the Borrower or any Subsidiary or their respective assets, or give rise to a right thereunder to require any payment, repurchase or redemption to be made by Holdings, the Borrower or any Subsidiary or give rise to a right of, or result in, termination, cancelation or acceleration of any obligation thereunder, except for any such violations that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect and (e) will not result in the creation or imposition of any Lien on any material asset now owned or hereafter acquired by Holdings, the Borrower or any Subsidiary, except Liens created under the Loan Documents and Liens permitted by Section 6.02.
SECTION 3.04    Financial Condition; No Material Adverse Change.
(a)    The financial statements delivered by Holdings pursuant to Section 4.01(d)(i) and Section 4.01(d)(ii) present fairly, in all material respects, the financial position and results of operations and cash flows of Holdings and its Subsidiaries on a consolidated basis as of such dates and for such periods in accordance with GAAP consistently applied, subject, in the case of the financial statements delivered pursuant to Section 4.01(d)(ii), to normal year-end audit adjustments and the absence of certain footnotes.

(b)    The pro forma financial statements delivered by Holdings pursuant to Section 4.01(d)(iii) have been prepared by Holdings in good faith based on assumptions believed by Holdings on the Closing Date to be reasonable.
(c)    Since December 31, 2017, there has been no event or condition that has resulted, or would reasonably be expected to result, in a Material Adverse Effect.
SECTION 3.05    Properties.
(a)    Each of Holdings and each Subsidiary has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that would not reasonably be expected to materially interfere with its ability to conduct its business as currently conducted or as proposed to be conducted or to utilize such properties for their intended purposes. All such property is free and clear of Liens, other than Liens expressly permitted by Section 6.02.
(b)    Each of Holdings and each Subsidiary owns, or is licensed to use, all trademarks, tradenames, copyrights, patents, licenses, technology, software, domain names and other Intellectual Property material to its business as currently conducted and as proposed to be conducted, and the use thereof by Holdings and each Subsidiary does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. No claim or litigation regarding any trademarks, tradenames, copyrights, patents, licenses, technology, software, domain names or other Intellectual Property owned or used by Holdings or any Subsidiary is pending or, to the knowledge of Holdings or any Subsidiary, threatened against Holdings or any Subsidiary that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.
SECTION 3.06    Litigation and Environmental Matters.
(a)    There are no actions, suits, investigations or proceedings at law or in equity or by or before any arbitrator or Governmental Authority pending against or, to the knowledge of Holdings or any Subsidiary, threatened in writing against Holdings or any Subsidiary (i) that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, or (ii) that involve any of the Loan Documents or the Transactions.
(b)    Except with respect to any matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, neither Holdings nor any Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability or (iii) has received notice of any claim with respect to any Environmental Liability.
SECTION 3.07    Compliance with Laws and Agreements; No Default. Each of Holdings and each Subsidiary is in compliance with (a) all Requirements of Law and (b) all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the Transactions.
SECTION 3.08    Investment Company Status; Other Regulations. No Loan Party is an “investment company” as defined in, or subject to regulation under, the Investment Company Act.

SECTION 3.09    Federal Reserve Regulations. Neither Holdings nor any Subsidiary is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors) or extending credit for the purpose of purchasing or carrying margin stock. No part of the proceeds of the Loans will be used, directly or indirectly, for any purpose that entails a violation (including on the part of any Lender) of any of the regulations of the Board of Governors, including Regulations U and X. Not more than 25% of the value of the assets of Holdings and its Subsidiaries subject to any restrictions on the incurrence of liens or on the sale, pledge or other disposition of assets, in each case, under this Agreement, any other Loan Document or any other agreement to which any Lender or Affiliate of a Lender is party will at any time be represented by margin stock (within the meaning of Regulation U of the Board of Governors).
SECTION 3.10    Taxes. Each of Holdings and each Subsidiary (a) has timely filed or caused to be filed all Tax returns and reports required to have been filed by it, except to the extent that failure to do so would not reasonably be expected to result in a Material Adverse Effect, and (b) has paid or caused to be paid all Taxes required to have been paid by it, except (i) where the validity or amount thereof is being contested in good faith by appropriate proceedings and Holdings, the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves therefor in conformity with GAAP or (ii) where the failure to pay such Taxes, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
SECTION 3.11    ERISA.
(a)    The Borrower, each of its ERISA Affiliates, and each Subsidiary is in compliance with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder with respect to each Plan, except as would not reasonably be expected to result in a Material Adverse Effect. No ERISA Events have occurred or are reasonably expected to occur that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. The present value of all benefit liabilities under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards Nos. 87 and 158, as applicable) did not, as of the last annual valuation date applicable thereto, exceed the fair market value of the assets of such Plan, and the present value of all benefit liabilities of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards Nos. 87 and 158, as applicable) did not, as of the last annual valuation dates applicable thereto, exceed the fair market value of the assets of all such underfunded Plans except in each such case where such underfunding would not reasonably be expected to have a Material Adverse Effect.
(b)    Each Foreign Pension Plan is in compliance with all requirements of law applicable thereto and the respective requirements of the governing documents for such plan, except as would not reasonably be expected to result in a Material Adverse Effect. With respect to each Foreign Pension Plan, none of Holdings, the Borrower or any Subsidiary or any of their respective directors, officers, employees or agents has engaged in a transaction which would subject Holdings, the Borrower or any Subsidiary, directly or indirectly, to a tax or civil penalty which would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. With respect to each Foreign Pension Plan, reserves have been established in the financial statements in respect of any unfunded liabilities in accordance with applicable law or, where required, in accordance with ordinary accounting practices in the jurisdiction in which such Foreign Pension Plan is maintained, except as would not reasonably be expected to result in a Material Adverse Effect. The aggregate unfunded liabilities with respect to such Foreign Pension Plans would not reasonably be expected to result in a Material Adverse Effect. The present value of the aggregate accumulated benefit liabilities of all such Foreign Pension Plans (based on those assumptions used to fund each such Foreign Pension Plan) did not, as of the last annual valuation date applicable thereto, exceed the fair market value of the assets of all such Foreign Pension Plans except in such case where the underfunding would not reasonably be expected to have a Material Adverse Effect.
(c)    The Borrower is not and will not be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments.
SECTION 3.12    Disclosure. None of the written information furnished by or on behalf of Holdings or any Subsidiary (other than the Projections, other forward-looking information, budgets, forecasts, estimates and information of a general economic or industry specific nature) to the Administrative Agent or any Lender in connection with negotiation of this Agreement or any other Loan Document, included herein or therein or furnished hereunder or thereunder, when taken as a whole and as modified or supplemented by other information so furnished, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, that, with respect to forecasts and projected financial information (“Projections”), each of Holdings and the Borrower represents only that such information was prepared in good faith based upon assumptions believed by it to be reasonable at the time so furnished and, if such projected financial information was furnished prior to the Closing Date, as of the Closing Date (it being understood and agreed that any such projected financial information may vary from actual results and that such variations may be material).
SECTION 3.13    Subsidiaries. Schedule 3.13 to the Disclosure Letter sets forth the legal name of, and the ownership interest of Holdings and each Subsidiary in, each Subsidiary and each class of Equity Interest of each Subsidiary and identifies each Subsidiary that is a Subsidiary Loan Party or an Excluded Subsidiary, in each case as of the Closing Date. The Equity Interests in the Borrower and each other Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable, and such Equity Interests are owned by Holdings or the Borrower, directly or indirectly, free and clear of all Liens (other than Liens created under the Loan Documents or any Lien permitted by Section 6.02). Except as set forth in Schedule 3.13 to the Disclosure Letter, as of the Closing Date, there is no existing option, warrant, call, right, commitment or other agreement to which Holdings or any Subsidiary is a party requiring, and there are no Equity Interests in any Subsidiary outstanding that upon exercise, conversion or exchange would require, the issuance by or any Subsidiary of any additional Equity Interests or other securities exercisable for, convertible into, exchangeable for or evidencing the right to subscribed for or purchase any Equity Interests in any Subsidiary.
SECTION 3.14    Insurance. Schedule 3.14 to the Disclosure Letter sets forth a complete and correct description of all insurance maintained by or on behalf of Holdings or any Subsidiary as of the Closing Date. As of the Closing Date, such insurance is in full force and effect and all premiums in respect of such insurance have been paid. To the knowledge of Holdings, the insurance maintained by or on behalf of Holdings and its Subsidiaries is in such amounts (with no greater risk retention) and against such risks as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations.
SECTION 3.15    Solvency. Immediately after the consummation of the Transactions to occur on the Closing Date, and giving effect to the rights of subrogation and contribution under the Collateral Agreement or otherwise, (a) the fair value of the assets of Holdings and the Subsidiaries, taken as a whole, will exceed their debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the assets of Holdings and the Subsidiaries, taken as a whole, will be greater than the amount that will be required to pay the probable liability on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) Holdings and the Subsidiaries, taken as a whole, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured and (d) Holdings and the Subsidiaries, taken as a whole, will not have unreasonably small capital with which to conduct the business in which they are engaged, as such business is conducted at the time of and is proposed to be conducted following the Closing Date. For purposes of this Section 3.15, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual or matured liability.
SECTION 3.16    Collateral Matters.
(a)    The Collateral Agreement, upon execution and delivery thereof by the parties thereto, will create in favor of the Administrative Agent, for the benefit of the Secured Parties, a valid and enforceable security interest in the Collateral (as defined therein) and (i) when the Collateral (as defined therein) constituting certificated securities (as defined in the Uniform Commercial Code) is delivered to the Administrative Agent, together with instruments of transfer duly endorsed in blank, the security interest created under the Collateral Agreement will constitute a fully perfected security interest in all right, title and interest of the pledgors thereunder in such Collateral, prior and superior in right to any other Person (other than Permitted Encumbrances that by operation of law or contract would have priority over the Obligations), and (ii) when financing statements in appropriate form are filed in the applicable filing offices, the security interest created under the Collateral Agreement will constitute a fully perfected security interest in all right, title and interest of the Loan Parties in the remaining Collateral (as defined therein) to the extent perfection can be obtained by filing Uniform Commercial Code financing statements, prior and superior to the rights of any other Person (other than Liens permitted under Section 6.02 that by operation of law or contract would have priority over the Obligations).
(b)    Upon the recordation of the Collateral Agreement (or a short-form security agreement in form and substance reasonably satisfactory to Holdings and the Administrative Agent) with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, and the filing of the financing statements referred to in paragraph (a) of this Section, the security interest created under the Collateral Agreement will constitute a fully perfected security interest in all right, title and interest of the Loan Parties in the Intellectual Property (as defined in the Collateral Agreement) in which a security interest may be perfected by filing in the United States of America, in each case prior and superior in right to any other Person, other than Permitted Encumbrances that by operation of law or contract would have priority over the Obligations (it being understood and agreed that subsequent recordings in the United States Patent and Trademark Office or the United States Copyright Office may be necessary to perfect a security interest in such Intellectual Property acquired by the Loan Parties after the Closing Date).
(c)    Each Security Document, upon execution and delivery thereof by the parties thereto and the making of the filings and taking of the other actions provided for therein, will be effective under applicable law to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a valid and enforceable security interest in the Collateral subject thereto, and will constitute a fully perfected security interest in all right, title and interest of the Loan Parties in the Collateral subject thereto, prior and superior to the rights of any other Person, except for rights secured by Liens permitted under Section 6.02 that by operation of law or contract would have priority over the Obligations.

SECTION 3.17    Sanctions; Anti-Corruption Laws. Holdings has implemented and maintains in effect policies and procedures designed to ensure compliance by Holdings and its Subsidiaries and their directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and Holdings and its Subsidiaries are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) Holdings or any Subsidiary or (b) to the knowledge of Holdings, (i) any director, officer or employee of Holdings or any Subsidiary or (ii) any agent of Holdings or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. The Transactions will not violate any Anti-Corruption Laws or applicable Sanctions.
SECTION 3.18    Classification as Senior Indebtedness. The Loan Document Obligations constitute “senior indebtedness” and “designated senior indebtedness” under and in respect of any indenture or other agreement or instrument under which such Subordinated Indebtedness is outstanding and all such other designations have been given as shall be required under the terms of any such Subordinated Indebtedness in order that the Lenders may have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness.
SECTION 3.19    EEA Financial Institution. No Loan Party is an EEA Financial Institution.
ARTICLE IV

CONDITIONS
SECTION 4.01    Effectiveness of this Agreement. The effectiveness of this Agreement and the conditions of each Issuing Bank and each Lender to make its initial extension of credit hereunder on the Closing Date are subject to satisfaction (or waiver) of the following conditions precedent:
(a)    Execution of Credit Agreement; Loan Documents; Perfection Certificate. The Administrative Agent shall have received (i) counterparts of this Agreement, executed by a Financial Officer of Holdings and the Borrower and each Lender, (ii) counterparts of the Collateral Agreement and each other Security Document, executed by a Financial Officer of the Loan Parties and of each other Person party thereto, as applicable, (iii) counterparts of any other Loan Document, executed by a Financial Officer of each Loan Party and of each other Person party thereto (in the case of promissory notes, to the extent requested by a Lender at least two (2) Business Days prior to the Closing Date) and (iv) a completed Perfection Certificate, executed by a Financial Officer of Holdings.
(b)    Officer’s Certificate. The Administrative Agent shall have received a certificate of a Secretary, Assistant Secretary or Financial Officer of each Loan Party dated the Closing Date, certifying as to the Organizational Documents of each Loan Party (which, to the extent filed with a Governmental Authority, shall be certified as of a recent date by such Governmental Authority), the resolutions or similar authorizations of the governing body of each Loan Party, the good standing (if applicable), existence or its equivalent of each Loan Party and of the incumbency (including specimen signatures) of certain Financial Officers of each Loan Party.
(c)    Legal Opinions of Counsel. The Administrative Agent shall have received opinions of (i) Davis Polk & Wardwell LLP, counsel to the Loan Parties as to matters of California law (with respect to certain corporate matters) and New York law, (ii) Richards, Layton & Finger, P.A., counsel to the Loan Parties as to matters of Delaware law, (iii) Trenam Law, counsel to the Loan Parties as to matters of Florida law and (iv) Holland & Knight LLP, counsel to the Loan Parties as to matters of California law (with respect to certain matters related to perfection and security), in each case dated the Closing Date and addressed to the Administrative Agent and the Lenders and in form and substance reasonably acceptable to the Administrative Agent.
(d)    Financial Statements. The Administrative Agent shall have received (i) the audited financial statements of Holdings and its Subsidiaries for the fiscal years ended December 31, 2015, December 31, 2016 and December 31, 2017, (ii) the interim financial statements of Holdings and its Subsidiaries for the fiscal quarter ended March 31, 2018 and (iii) projected consolidated statements of projected income and cash flows for Holdings and its Subsidiaries for the first year following the Closing Date and a pro forma balance sheet for Holdings and its Subsidiaries as of March 31, 2018, prepared after giving effect to the Transactions as if the Transactions had occurred on the last day of such period. The Administrative Agent hereby acknowledges receipt of the financial statements referred to in clauses (i) and (ii) of this clause (d).
(e)    Personal Property Collateral. The Administrative Agent shall have received, in form and substance reasonably satisfactory to the Administrative Agent:
(i)    (A) searches of Uniform Commercial Code filings in the jurisdiction of incorporation or formation, as applicable, of each Loan Party and each jurisdiction where any Collateral is located or where a filing would need to be made in order to perfect the Administrative Agent’s security interest in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Encumbrances and (B) tax lien and judgment searches;
(ii)    searches of ownership of Intellectual Property in the appropriate governmental offices and such patent/trademark/copyright filings as requested by the Administrative Agent in order to perfect the Administrative Agent’s security interest in the Intellectual Property of the Loan Parties;
(iii)    completed Uniform Commercial Code financing statements for each appropriate jurisdiction as is necessary, in the Administrative Agent’s reasonable discretion, to perfect the Administrative Agent’s security interest in the Collateral; and
(iv)    stock or membership certificates, if any, evidencing the Equity Interests constituting Collateral and undated stock or transfer powers duly executed in blank, in each case to the extent such Equity Interests are certificated.
(f)    Insurance. The Administrative Agent shall have received copies of insurance policies, certificates or insurance binders evidencing liability, casualty, property, terrorism and business interruption insurance meeting the requirements set forth herein.
(g)    Solvency Certificate. The Administrative Agent shall have received a solvency certificate signed by a Financial Officer of Holdings as to the financial condition, solvency and related matters of Holdings and the Subsidiaries, after giving effect to the initial extensions of credit under the Loan Documents on the Closing Date and the other transactions contemplated hereby.
(h)    Closing Date Certificate. The Administrative Agent shall have received a certificate signed by a Financial Officer of Holdings certifying that the conditions specified in Sections 4.01(i), 4.02(a) and 4.02(b) have been satisfied.

(i)    Material Adverse Effect. There shall not have occurred since December 31, 2017 any event or condition that has had or would be reasonably expected, either individually or in the aggregate, to have a Material Adverse Effect.
(j)    Existing Credit Agreement. Prior to or substantially concurrently with, the initial extensions of credit hereunder, the Refinancing shall have occurred.
(k)    Fees. The Administrative Agent, the Arrangers and the Lenders shall have received all fees and expenses (to the extent invoiced at least three (3) Business Days prior to the Closing Date) required to be paid or reimbursed, as the case may be, on or before the Closing Date in connection with the Transactions.
(l)    Attorney Costs. The Borrower shall have paid all fees, charges and disbursements of counsel to the Administrative Agent to the extent invoiced at least three (3) Business Days prior to the Closing Date.
(m)    KYC Information. The Loan Parties shall have provided (at least three (3) Business Days before the Closing Date) to the Administrative Agent the documentation and other information requested by the Administrative Agent (on behalf of any Lender) in order to comply with applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act, to the extent requested in writing at least ten (10) days prior to the Closing Date.
Without limiting the generality of the provisions of the last sentence of Section 8.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
SECTION 4.02    Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Banks to issue, amend, renew or extend any Letter of Credit, is subject (subject, in the case of an Incremental Facility, to Section 2.23(b)) to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:
(a)    The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (or, in the case of representations and warranties qualified as to materiality, in all respects) on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty shall be true and correct in all material respects (or in all respects, as applicable) as of such earlier date.
(b)    At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.
(c)    The Administrative Agent and, if applicable, the applicable Issuing Bank or Swingline Lender shall have received a Borrowing Request or notice with respect to such Letter of Credit in accordance with Section 2.05, as the case may be.

Each Borrowing (provided, that, a conversion or a continuation of a Borrowing shall not constitute a “Borrowing” for purposes of this Section 4.02) and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by Holdings and the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section 4.02; provided, that, the application of paragraphs (a) and (b) of this Section 4.02 to any Incremental Facility made in connection with any Limited Conditionality Transaction shall, at the Borrower’s option, be subject to Section 1.05.
ARTICLE V

AFFIRMATIVE COVENANTS
Until the Commitments shall have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts (other than contingent amounts not yet due) payable under this Agreement or any other Loan Document shall have been paid in full and all Letters of Credit shall have expired or been terminated and all LC Disbursements shall have been reimbursed, each of Holdings and the Borrower covenants and agrees with the Lenders that:
SECTION 5.01    Financial Statements and Other Information. Holdings will furnish to the Administrative Agent, on behalf of each Lender, the following:
(a)    within 120 days after the end of each fiscal year of Holdings (or, so long as Holdings shall be subject to periodic reporting obligations under the Exchange Act, by the date that the Annual Report on Form 10-K of Holdings for such fiscal year would be required to be filed under the rules and regulations of the SEC, giving effect to any automatic extension available thereunder for the filing of such form), its audited consolidated balance sheet and audited consolidated statements of operations and income and cash flows as of the end of and for such fiscal year, and related notes thereto, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Deloitte & Touche LLP or other independent registered public accounting firm of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such financial statements present fairly in all material respects the financial condition, results of operations and cash flow of Holdings and its Subsidiaries on a consolidated basis as of the end of and for such fiscal year in accordance with GAAP consistently applied, and accompanied by a narrative report containing management’s discussion and analysis of the financial position and financial performance for such fiscal year in reasonable form and detail;
(b)    within 45 days after the end of each of the first three fiscal quarters of each fiscal year of Holdings (or, so long as Holdings shall be subject to periodic reporting obligations under the Exchange Act, by the date that the Quarterly Report on Form 10-Q of Holdings for such fiscal quarter would be required to be filed under the rules and regulations of the SEC, giving effect to any automatic extension available thereunder for the filing of such form) and beginning with the fiscal quarter ending June 30, 2018, its unaudited consolidated balance sheet and unaudited consolidated statements of income and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer of Holdings as presenting fairly in all material respects the financial condition, results of operations and cash flows of Holdings and its Subsidiaries on a consolidated basis as of the end of and for such fiscal quarter and such portion of the fiscal year in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of certain footnotes, and accompanied by a narrative report containing management’s discussion and analysis of the financial position and financial performance for such fiscal quarter in reasonable form and detail;
(c)    not later than the fifth Business Day following the date of delivery of financial statements under clause (a) or (b) above, a completed Compliance Certificate, substantially in the form attached hereto as Exhibit E, of a Financial Officer of Holdings (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth calculations demonstrating compliance with the Financial Covenants contained in Section 6.11 as of the last day of the most recent fiscal quarter included in such financial statements, which calculations shall set forth the amounts corresponding to each component of “Consolidated Cash Interest Expense”, “Consolidated Total Debt”, “Available Domestic Cash” and “Consolidated EBITDA” only, (iii) stating whether any change in GAAP or in the application thereof has occurred since the later of the date of the audited financial statements of Holdings referred to in Section 3.04 and the date of the prior certificate delivered pursuant to this clause (c) indicating such a change and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate, (iv) in the case of the Compliance Certificate relating to annual financial statements delivered pursuant to clause (a) above, identifying as of the date of such Compliance Certificate the legal name of each Subsidiary that is an Excluded Subsidiary as of such date but has not been identified as an Excluded Subsidiary in Schedule 3.13 to the Disclosure Letter or in any prior Compliance Certificate and (v) in the event the Available Amount has been used during the most recent fiscal quarter, setting forth the amount of the Available Amount (and a calculation of the components thereof);
(d)    not more than 120 days after the commencement of each fiscal year of Holdings, a detailed consolidated budget for such fiscal year (including a projected consolidated balance sheet and consolidated statements of projected income and cash flows as of the end of and for such fiscal year and setting forth the assumptions used for purposes of preparing such budget) and, promptly when available, any significant revisions of such budget;
(e)    promptly after the request by the Administrative Agent, all documentation and other information that any Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act; and
(f)    promptly following any request therefor, such other information regarding the operations, business affairs, assets, liabilities (including contingent liabilities) and financial condition of Holdings or any Subsidiary, or compliance with the terms of this Agreement or any other Loan Document, or with the USA Patriot Act, as the Administrative Agent, any Issuing Bank or any Lender may reasonably request.
Information required to be furnished pursuant to clause (a) and (b) of this Section 5.01 shall be deemed to have been furnished if such information, or one or more annual or quarterly reports containing such information, shall have been posted by the Administrative Agent on a Platform to which the Lenders have been granted access or shall be available on the website of the SEC at http://www.sec.gov. Information required to be furnished pursuant to this Section 5.01 may also be furnished by electronic communications pursuant to procedures approved by the Administrative Agent.

SECTION 5.02    Notices of Material Events. Within five Business Days after obtaining knowledge thereof, Holdings will furnish to the Administrative Agent (for further distribution by the Administrative Agent to each Lender) written notice of the following:
(a)    the occurrence of any Default;
(b)    the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against Holdings or any Subsidiary that in each case would reasonably be expected to result in a Material Adverse Effect or that in any manner questions the validity of this Agreement or any other Loan Document;
(c)    the occurrence of any ERISA Event or any fact or circumstance that gives rise to a reasonable expectation that any ERISA Event will occur that, in either case, alone or together with any other ERISA Events that have occurred or are reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect; and
(d)    any other development that has resulted, or would reasonably be expected to result, in a Material Adverse Effect.
Each notice delivered under this Section 5.02 shall be accompanied by a written statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
SECTION 5.03    Information Regarding Collateral.
(a)    Holdings will furnish to the Administrative Agent prompt written notice of any change (i) in any Loan Party’s legal name, as set forth in such Loan Party’s organizational documents, (ii) in the jurisdiction of incorporation or organization of any Loan Party, (iii) in the form of organization of any Loan Party or (iv) in any Loan Party’s organizational identification number, if any, or, with respect to a Loan Party organized under the laws of a jurisdiction that requires such information to be set forth on the face of a Uniform Commercial Code financing statement, the Federal Taxpayer Identification Number of such Loan Party. Holdings agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral.
(b)    At the time of delivery of financial statements pursuant to Section 5.01(a), Holdings shall deliver to the Administrative Agent a completed Supplemental Perfection Certificate, signed by a Financial Officer of Holdings, (i) setting forth the information required pursuant to the Supplemental Perfection Certificate and indicating, in a manner reasonably satisfactory to the Administrative Agent, any changes in such information from the most recent Supplemental Perfection Certificate delivered pursuant to this Section 5.03 (or, prior to the first delivery of a Supplemental Perfection Certificate, from the Perfection Certificate delivered on the Closing Date) or (ii) certifying that there has been no change in such information from the most recent Supplemental Perfection Certificate delivered pursuant to this Section 5.03 (or, prior to the first delivery of a Supplemental Perfection Certificate, from the Perfection Certificate delivered on the Closing Date).
SECTION 5.04    Existence; Conduct of Business. Each of Holdings and the Borrower will, and will cause each Subsidiary to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business as it is then being conducted; provided, that, the foregoing shall not prohibit any transaction permitted under Section 6.03 or 6.05, including any merger, consolidation, liquidation or dissolution permitted under Section 6.03.
SECTION 5.05    Payment of Obligations. Each of Holdings and the Borrower will, and will cause each Subsidiary to, pay its material obligations (other than Indebtedness and any obligations in respect of any Hedging Agreements), including Tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and Holdings or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) the failure to so make payment would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
SECTION 5.06    Maintenance of Properties. Each of Holdings and the Borrower will, and will cause each Subsidiary to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.
SECTION 5.07    Insurance. Each of Holdings and the Borrower will, and will cause each Subsidiary to, maintain, with financially sound and reputable insurance companies, (a) insurance in such amounts (with no greater risk retention) and against such risks as is (i) customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and (ii) considered adequate by Holdings and the Borrower and (b) all other insurance as may be required by applicable law or any other Loan Document. Each such policy of liability or casualty insurance maintained by or on behalf of Loan Parties will (x) in the case of each liability insurance policy (other than workers’ compensation, director and officer liability or other policies in which such endorsements are not customary), name the Administrative Agent, on behalf of the Secured Parties, as an additional insured thereunder, (y) in the case of each casualty insurance policy, contain a lender’s loss payable clause or endorsement that names the Administrative Agent, on behalf of the Secured Parties, as the lender’s loss payee thereunder and (z) provide for at least 30 days’ prior written notice (or 10 days’ prior written notice in the event of cancellation for non-payment of premium, or, in any case, such shorter number of days as may be agreed to by the Administrative Agent) to the Administrative Agent of any cancellation of such policy. The Borrower will furnish to the Lenders, upon request of the Administrative Agent, information in reasonable detail as to the insurance so maintained.
SECTION 5.08    Casualty and Condemnation. Holdings (a) will furnish to the Administrative Agent, which will furnish to each Issuing Bank and each Lender, prompt written notice of any casualty or other damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of or any material interest in the Collateral under power of eminent domain or by condemnation or similar proceeding and (b) will ensure that the Net Proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of this Agreement and the Security Documents.
SECTION 5.09    Books and Records; Inspection and Audit Rights. Each of Holdings and the Borrower will, and will cause each Subsidiary to, keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law are made of all dealings and transactions in relation to its business and activities. Each of Holdings and the Borrower will, and will cause each Subsidiary to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times during regular business hours and as often as reasonably requested; provided, that, excluding any such visits and inspections during the continuation of an Event of Default, (x) only the Administrative Agent, acting individually or on behalf of the Lenders, at its own expense, may exercise rights under this paragraph and (y) the Administrative Agent shall not exercise the rights under this paragraph more often than two times during any calendar year.
SECTION 5.10    Compliance with Laws. Each of Holdings and the Borrower will, and will cause each Subsidiary to, comply with all Requirements of Law (including Environmental Laws) with respect to it or its assets, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. Each of Holdings and the Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by Holdings, each Subsidiary and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.
SECTION 5.11    Use of Proceeds and Letters of Credit.
(a)    The proceeds of the Term Loans shall be used on the Closing Date to pay the outstanding obligations of the Existing Borrower under the Existing Credit Agreement and to pay Transaction Costs. The proceeds of the Revolving Loans and Swingline Loans drawn after the Closing Date, as well as Incremental Term Loans (unless otherwise provided in the applicable Incremental Facility Amendment), will be used solely for working capital and other general corporate purposes (including, without limitation, any acquisition) of Holdings and its Subsidiaries. Letters of Credit will be issued only to support obligations of Holdings and its Subsidiaries incurred in the ordinary course of business.
(b)    No Borrowing will be made or Letter of Credit issued, and no proceeds of any Borrowing will be used, (i) for the purpose of funding payments to any officer or employee of a Governmental Authority, Person controlled by a Governmental Authority, political party, official of a political party, candidate for political office or other Person acting in an official capacity, in each case in violation of Anti-Corruption Laws, (ii) for the purpose of financing the activities of any Sanctioned Person or (iii) in any manner that would result in the violation of Sanctions by any party hereto.
SECTION 5.12    Additional Subsidiaries. If any additional Significant Subsidiary is formed or acquired (or otherwise becomes a Designated Subsidiary) after the Closing Date or any Insignificant Subsidiary becomes a Significant Subsidiary after the Closing Date, then, in each case, Holdings will, as promptly as practicable and, in any event, within 60 days (or such longer period as the Administrative Agent may, in its sole discretion, agree to in writing) after such Subsidiary is formed or acquired (or otherwise becomes a Designated Subsidiary) or such Insignificant Subsidiary becomes a Significant Subsidiary, as the case may be, notify the Administrative Agent thereof and Holdings will cause the Collateral and Guarantee Requirement, to the extent applicable, to be satisfied with respect to such Significant Subsidiary (if it is a Designated Subsidiary) and with respect to any Equity Interest in or Indebtedness of such Significant Subsidiary owned by or on behalf of any Loan Party.
SECTION 5.13    Senior Indebtedness. In the event that Holdings, the Borrower or any other Loan Party shall at any time issue or have outstanding any Subordinated Indebtedness, Holdings and the Borrower shall take or cause such other Loan Party to take all such actions as shall be necessary to cause the Loan Document Obligations to constitute senior indebtedness (however denominated) in respect of such Subordinated Indebtedness and to enable the Lenders to have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness. Without limiting the foregoing, the Loan Document Obligations are hereby designated as “senior indebtedness” and as “designated senior indebtedness” under and in respect of any indenture or other agreement or instrument under which such Subordinated Indebtedness is outstanding and are further given all such other designations as shall be required under the terms of any such Subordinated Indebtedness in order that the Lenders may have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness.
SECTION 5.14    Further Assurances.
(a)    Each of Holdings and the Borrower will, and will cause each Subsidiary Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), that may be required under any applicable law, or that the Administrative Agent may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties. Each of Holdings and the Borrower also agrees to provide to the Administrative Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.
(b)    Holdings, the Borrower and each other Loan Party will undertake all actions listed on Schedule 5.14, in each case as promptly as practicable and in any event within the time periods set forth on such Schedule (or such longer periods of time as may be agreed to by the Administrative Agent in its sole discretion, including, to the extent applicable, pursuant to its authority as set forth in the definition of the term “Collateral and Guarantee Requirement”).
(c)    If any assets with a value in excess of $10,000,000 are acquired by Holdings or any Subsidiary Loan Party after the Closing Date (other than assets constituting Collateral under the Collateral Agreement that become subject to the Lien created by the Collateral Agreement upon acquisition thereof and other than Excluded Assets), Holdings will notify the Administrative Agent and the Lenders thereof, and, if requested by the Administrative Agent or the Required Lenders, Holdings will cause such assets to be subjected to a Lien securing the Obligations and will take, and cause the Subsidiary Loan Parties to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section, all at the expense of the Loan Parties, subject in each case to any exceptions expressly set forth in this Agreement or the other Loan Documents.
ARTICLE VI

NEGATIVE COVENANTS
Until the Commitments shall have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts (other than contingent amounts not yet due) payable under this Agreement or any other Loan Document have been paid in full and all Letters of Credit have expired or been terminated and all LC Disbursements shall have been reimbursed, each of Holdings and the Borrower covenants and agrees with the Lenders that:
SECTION 6.01    Indebtedness. Holdings and the Borrower will not, nor will they permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(a)    Indebtedness created under the Loan Documents (including any Refinancing Term Loans and any Incremental Term Loans);
(b)    Indebtedness existing on the Closing Date and set forth in Schedule 6.01 to the Disclosure Letter (and any Refinancing Indebtedness in respect thereof);
(c)    Permitted First Priority Refinancing Indebtedness (and any Refinancing Indebtedness in respect thereof) and Permitted Junior Priority Refinancing Indebtedness (and any Refinancing Indebtedness in respect thereof);
(d)    Indebtedness of any Subsidiary to Holdings or any Subsidiary; provided, that, (i) any such Indebtedness owing by any Loan Party shall be (A) unsecured and (B) subordinated in right of payment to the Loan Document Obligations on terms customary for intercompany subordinated Indebtedness, as reasonably determined by the Administrative Agent, provided, that, the limitations of subclause (B) of this clause (i) shall not apply to Indebtedness owing by any Loan Party to any TriNet Captive Insurance Subsidiary or TriNet Trust to the extent such limitations are prohibited by (x) applicable law or regulation or (y) any TriNet Workers’ Compensation Collateral Agreement, (ii) any such Indebtedness owing to any Loan Party shall be evidenced by the Intercompany Note, which shall have been pledged pursuant to the Collateral Agreement and (iii) any such Indebtedness owing by any Subsidiary that is not a Loan Party to any Loan Party shall be incurred in compliance with Section 6.04;
(e)    Guarantees by Holdings of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of Holdings or any Subsidiary; provided, that, (i) the Indebtedness so Guaranteed is permitted by this Section 6.01 (other than clause (b) or clause (g)), (ii) Guarantees by Holdings or any Subsidiary Loan Party of Indebtedness of any Subsidiary that is not a Loan Party shall be subject to Section 6.04 and (iii) if the Indebtedness so guaranteed is subordinated to the Obligations, Guarantees permitted under this clause (e) shall be subordinated to the Obligations of the applicable Subsidiary to the same extent and on the same terms as the Indebtedness so Guaranteed is subordinated to the Obligations;
(f)    (i) Indebtedness of any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations, purchase money Indebtedness and any Indebtedness assumed by Holdings or any Subsidiary in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof and (ii) Refinancing Indebtedness in respect of Indebtedness incurred or assumed pursuant to subclause (i) above; provided, that, the aggregate outstanding principal amount of Indebtedness incurred or assumed in reliance on this clause (f) shall not exceed $50,000,000 at any time;
(g)    (i) Indebtedness (other than Indebtedness under credit facilities or any capital market Indebtedness) of any Person that becomes a Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into a Subsidiary in a transaction permitted hereunder) after the Closing Date, or Indebtedness of any Person that is assumed by any Subsidiary in connection with an acquisition of assets by such Subsidiary in a Permitted Acquisition; provided, that, such Indebtedness exists at the time such Person becomes a Subsidiary (or is so merged or consolidated) or such assets are acquired and is not created in contemplation of or in connection with such Person becoming a Subsidiary (or such merger or consolidation) or such assets being acquired, and (ii) Refinancing Indebtedness in respect of Indebtedness assumed pursuant to subclause (i) above;

provided, that, the aggregate principal amount of Indebtedness permitted by this clause (g) shall not exceed $50,000,000 at any time outstanding;
(h)    Permitted Unsecured Indebtedness and Permitted Second Lien Indebtedness; provided, that, (x) upon giving effect on a Pro Forma Basis to the incurrence of such Permitted Unsecured Indebtedness or such Permitted Second Lien Indebtedness, as the case may be, and the application of the proceeds thereof, (i) subject to Section 1.05, the Total Leverage Ratio, calculated as of the date of incurrence thereof, is not in excess of 3.00 to 1.00 (or, in the case of an incurrence of Permitted Unsecured Indebtedness or Permitted Second Lien Indebtedness, as the case may be, in connection with a Permitted Acquisition (or similar Investment permitted under Section 6.04), the Total Leverage Ratio immediately after giving effect on a Pro Forma Basis to such Permitted Unsecured Indebtedness or Permitted Second Lien Indebtedness, as the case may be, and the use of proceeds therefrom (and the related Permitted Acquisition or other Investment) does not exceed the Total Leverage Ratio immediately prior to giving effect on a Pro Forma Basis to such incurrence of Permitted Unsecured Indebtedness or Permitted Second Lien Indebtedness, as the case may be, and the use of proceeds therefrom (and the related Permitted Acquisition or other Investment)), and (ii) Holdings would be in compliance with Section 6.11(b) as of the most recent fiscal quarter end for which Holdings was required to deliver financial statements pursuant to Section 5.01(a) or (b), (y) immediately prior to and immediately after giving effect to the incurrence of such Permitted Unsecured Indebtedness or Permitted Second Lien Indebtedness, as the case may be, no Event of Default shall have occurred and be continuing and (z) Holdings shall have, on the date of incurrence of such Indebtedness, delivered to the Administrative Agent a certificate of a Financial Officer of Holdings, dated such date, certifying compliance with clauses (x) and (y) above;
(i)    Indebtedness incurred in the ordinary course of business and owed in respect of any overdrafts and related liabilities arising from treasury, depositary and cash management services or in connection with any automated clearinghouse transfers of funds;
(j)    Indebtedness in respect of (i) letters of credit, bank guarantees and similar instruments issued for the account of Holdings or any Subsidiary in the ordinary course of business supporting obligations under (A) workers’ compensation, health, disability or other employee benefits, casualty or liability insurance, unemployment insurance and other social security laws and local state and federal payroll taxes, (B) obligations in connection with self-insurance arrangements, and (C) bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and obligations of a like nature or (ii) surety bonds issued in the ordinary course of business by a third party in connection with customary and required PEO licenses and accreditations of Holdings or any Subsidiary;
(k)    Indebtedness consisting of client advances or deposits received in the ordinary course of business;
(l)    Alternative Incremental Facility Indebtedness (and Refinancing Indebtedness in respect thereof); provided, that, (i) the aggregate original amount of such Alternative Incremental Facility Indebtedness shall not, on the date of incurrence, exceed the Maximum Incremental Amount in effect as of such date, (ii) no Event of Default shall have occurred and be continuing immediately prior to and immediately after giving effect to such incurrence, (iii) subject to Section 1.05, upon giving effect on a Pro Forma Basis to the incurrence of such Alternative Incremental Facility Indebtedness (and assuming for such purposes that such Alternative Incremental Facility Indebtedness is fully drawn) and the application of the proceeds thereof, Holdings would be in compliance with Sections 6.11(a) and 6.11(b), in each case, as of the most recent fiscal quarter end for which Holdings was required to deliver financial statements pursuant to Section 5.01(a) or (b) and (iv) Holdings shall have, on the date of incurrence of such Alternative Incremental Facility Indebtedness, delivered to the Administrative Agent a certificate of a Financial Officer of Holdings confirming the satisfaction of the conditions set forth above and attaching a calculation of the Total Leverage Ratio and the Interest Coverage Ratio on a Pro Forma Basis as of such date and either stating that such incurrence relies solely on utilization of the Base Incremental Amount or, if that is not the case, setting forth a calculation of the Maximum Incremental Amount and the Maximum Total Leverage Ratio Requirement as of such date, which shall be reasonably satisfactory to the Administrative Agent, and identifying the Alternative Incremental Facility Indebtedness being incurred and specifying that it is being incurred pursuant to this Section 6.01(l);
(m)    Indebtedness of Holdings or any Subsidiary in the form of purchase price adjustments (including in respect of working capital), earnouts, deferred compensation, indemnification or other arrangements representing acquisition consideration or deferred payments of a similar nature incurred in connection with any Permitted Acquisition or other Investments permitted under Section 6.04 or Dispositions permitted under Section 6.05;
(n)    Indebtedness of Foreign Subsidiaries in an aggregate principal amount at any time outstanding not in excess of $35,000,000;
(o)    Indebtedness incurred in the ordinary course of business by (i) any TriNet Captive Insurance Subsidiary in respect of letters of credit issued to support its workers’ compensation program and (ii) Holdings in respect of its Guarantee of foreign currency exchange obligations of any Foreign Subsidiary (including, without limitation, TriNet Canada);
(p)    Indebtedness relating to premium financing arrangements for property and casualty insurance plans and health and welfare benefit plans (including health and workers’ compensation insurance, employment practices liability insurance and directors and officers insurance), if incurred in the ordinary course of business;
(q)    Indebtedness relating to tenant improvement loans incurred in the ordinary course of business;
(r)    Indebtedness with respect to any letter of credit naming a Loan Party or a Subsidiary as the account party and not issued under this Agreement, in an aggregate amount for all such Indebtedness not to exceed $5,000,000 at any time outstanding;
(s)    (i) Secured Cash Management Obligations, (ii) other Business Credit Card Indebtedness incurred in the ordinary course of business not in excess of $15,000,000 at any time outstanding and (iii) to the extent constituting Indebtedness, Prepaid Debit Card Obligations in an aggregate principal amount at any time outstanding not to exceed, together with the aggregate principal amount of all Indebtedness incurred pursuant to the immediately preceding clause (ii) at such time outstanding, $50,000,000; and
(t)    other Indebtedness not otherwise described above in an aggregate amount at any time outstanding not in excess of $25,000,000.
SECTION 6.02    Liens.

(a)    Holdings and the Borrower will not, nor will they permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:
(i)    Liens created under the Loan Documents;
(ii)    Permitted Encumbrances;
(iii)    Liens on tenant improvements securing Indebtedness relating to tenant improvement loans that financed such improvements;
(iv)    any Lien on any asset of Holdings or any Subsidiary existing on the Closing Date and set forth in Schedule 6.02 to the Disclosure Letter; provided, that, (A) such Lien shall not apply to any other asset of Holdings or any Subsidiary and (B) such Lien shall secure only those obligations that it secures on the Closing Date and extensions, renewals, replacements and refinancings thereof so long as the principal amount of such extensions, renewals, replacements and refinancings does not exceed the principal amount of the obligations being extended, renewed, replaced or refinanced or, in the case of any such obligations constituting Indebtedness, that are permitted under Section 6.01(b) as Refinancing Indebtedness in respect thereof;
(v)    any Lien existing on any asset prior to the acquisition thereof by Holdings or any Subsidiary or existing on any asset of any Person that becomes a Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into a Subsidiary in a transaction permitted hereunder) after the Closing Date prior to the time such Person becomes a Subsidiary (or is so merged or consolidated); provided, that, (A) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary (or such merger or consolidation), (B) such Lien shall not apply to any other asset of Holdings or any Subsidiary (other than, in the case of any such merger or consolidation, the assets of any Subsidiary without significant assets that was formed solely for the purpose of such acquisition) and (C) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Subsidiary (or is so merged or consolidated) and extensions, renewals, replacements and refinancings thereof so long as the principal amount of such extensions, renewals and replacements does not exceed the principal amount of the obligations being extended, renewed or replaced or, in the case of any such obligations constituting Indebtedness, that are permitted under Section 6.01(g) as Refinancing Indebtedness in respect thereof;
(vi)    Liens on fixed or capital assets acquired, constructed or improved (including any such assets made the subject of a Capital Lease Obligation incurred) by any Subsidiary; provided, that, (A) such Liens secure Indebtedness incurred to finance such acquisition, construction or improvement and permitted by clause (f)(i) of Section 6.01 or any Refinancing Indebtedness in respect thereof permitted by clause (f)(ii) of Section 6.01, and (B) such Liens shall not apply to any other property or assets of Holdings or any Subsidiary, other than the proceeds of such fixed or capital assets;
(vii)    in connection with the sale or transfer of any Equity Interests or other assets in a transaction permitted under Section 6.05, customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof;

(viii)    in the case of (A) any Subsidiary that is not a wholly-owned Subsidiary or (B) the Equity Interests in any Person that is not a Subsidiary, any encumbrance or restriction, including any put and call arrangements, related to Equity Interests in such Subsidiary or such other Person set forth in the Organizational Documents of such Subsidiary or such other Person or any related joint venture, shareholders’ or similar agreement;
(ix)    Liens solely on any cash earnest money deposits, escrow arrangements or similar arrangements made by Holdings or any Subsidiary in connection with any letter of intent or purchase agreement for a Permitted Acquisition or other transaction permitted hereunder;
(x)    Liens granted by a Subsidiary that is not a Loan Party in respect of Indebtedness or other obligations of such Subsidiary not prohibited by this Agreement;
(xi)    Liens securing judgments for the payment of money not constituting an Event of Default under Section 7.01;
(xii)    Liens on the Collateral securing (A) Permitted First Priority Refinancing Indebtedness permitted under Section 6.01(c) and Alternative Incremental Facility Indebtedness permitted under Section 6.01(l), and, if secured by the Collateral, Refinancing Indebtedness in respect thereof; provided, that, the Senior Representative for any such Indebtedness has entered into the Pari Passu Intercreditor Agreement, if applicable, and the First Lien/Second Lien Intercreditor Agreement, if applicable, (B) Second Lien Indebtedness permitted under Section 6.01(h) and Refinancing Indebtedness thereof; provided, that, the Senior Representative for any such Indebtedness has entered into the First Lien/Second Lien Intercreditor Agreement and (C) Permitted Junior Priority Refinancing Indebtedness that is Second Lien Indebtedness permitted under Section 6.01(c) and Refinancing Indebtedness thereof; provided, that, the Senior Representative for any such Indebtedness has entered into the First Lien/Second Lien Intercreditor Agreement;
(xiii)    Liens on collateral granted by Holdings or any Subsidiary to support such Person’s obligations under any TriNet Workers’ Compensation Collateral Agreement;
(xiv)    Liens deemed to exist in connection with Investments in repurchase agreements constituting Permitted Investments hereunder;
(xv)    Liens on deposit accounts securing Business Credit Card Indebtedness not in excess of $15,000,000 at any time outstanding permitted under Section 6.01;
(xvi)    Liens on deposit accounts securing ACH Indebtedness and Indebtedness in respect of letters of credit, bank guarantees and similar instruments permitted under Section 6.01;
(xvii)    Liens on insurance policies and the proceeds thereof securing Indebtedness permitted by Section 6.01(p);
(xviii)    Liens not otherwise permitted by this Section 6.02 to the extent that neither (A) the aggregate outstanding principal amount of the obligations secured thereby nor (B) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds $25,000,000 at any time outstanding; and

(xix)    Liens granted by any TriNet Captive Insurance Subsidiary or any TriNet Trust in the ordinary course of business.
(b)    Notwithstanding anything herein to the contrary, (i) Holdings will not create, incur, assume or permit to exist any Liens securing Indebtedness other than for Indebtedness permitted under clauses (a), (b), (c) (to the extent constituting Permitted First Priority Refinancing Indebtedness (and Refinancing Indebtedness in respect thereof) or Permitted Junior Priority Refinancing Indebtedness that is Second Lien Indebtedness (and Refinancing Indebtedness in respect thereof)), (f) (and Refinancing Indebtedness in respect thereof), (g) (and Refinancing Indebtedness in respect thereof), (h) (to the extent constituting Permitted Second Lien Indebtedness (and Refinancing Indebtedness in respect thereof)), (i), (j), (k), (l), (n), (o), (q), and (r) of Section 6.01 and (ii) no Liens, other than Permitted Encumbrances imposed by law, Liens under the Security Documents and Liens permitted by Section 6.02(a)(iv), (v), (vii) and (xii) will be permitted with respect to any Collateral consisting of Equity Interests pledged pursuant to the Security Documents.
SECTION 6.03    Fundamental Changes.
(a)    Neither Holdings nor the Borrower will, nor will they permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing (i) any Person may merge into or consolidate with Holdings or the Borrower in a transaction in which Holdings or the Borrower is the surviving entity, (ii) any Person (other than Holdings or the Borrower) may merge into or consolidate with any Subsidiary in a transaction in which the surviving entity is a Subsidiary and, if any party to such merger or consolidation is a Subsidiary Loan Party, is a Subsidiary Loan Party, (iii) any Subsidiary (other than the Borrower) may merge into or consolidate with any Person in a transaction permitted under Section 6.05 in which, after giving effect to such transaction, the surviving entity is not a Subsidiary; (iv) any Subsidiary (other than the Borrower) may merge, consolidate or amalgamate with any other Person in order to effect an Investment permitted pursuant to Section 6.04, provided, that, the continuing or surviving Person shall be a Subsidiary Loan Party; (v) any Subsidiary (other than the Borrower) may liquidate or dissolve if Holdings determines in good faith that such liquidation or dissolution is in the best interests of Holdings and is not materially disadvantageous to the Lenders; provided, that, any such merger or consolidation otherwise permitted pursuant to the foregoing provisions involving a Person that is not a wholly-owned Subsidiary immediately prior to such merger or consolidation shall not be permitted unless it is also permitted by Section 6.04 or 6.05 and (vi) Holdings and its Subsidiaries may consummate any Permitted Reorganization.
(b)    The Borrower will not, and Holdings and the Borrower will not permit any Subsidiary to, engage to any material extent in any business other than businesses of the type conducted by Holdings and its Subsidiaries on the Closing Date and businesses reasonably related, ancillary, complementary or incidental thereto (including any reasonable extension, development or expansion thereof).
SECTION 6.04    Investments, Loans, Advances, Guarantees and Acquisitions. Neither Holdings nor the Borrower will, nor will they permit any Subsidiary to, purchase, hold, acquire (including pursuant to any merger or consolidation with any Person that was not a wholly-owned Subsidiary prior thereto), make or otherwise permit to exist any Investment in any other Person, except:

(a)    Permitted Investments;
(b)    (i) Investments existing on the Closing Date in the Subsidiaries and (ii) other Investments existing on the Closing Date and set forth on Schedule 6.04 to the Disclosure Letter;
(c)    (x) additional Investments by Holdings in any Subsidiary Loan Party and by any Subsidiary Loan Party in another Subsidiary Loan Party, and (y) Investments (including by way of capital contributions) by Holdings and its Subsidiaries in Equity Interests in their Subsidiaries; provided, that, in the case of clause (y), that (i) such subsidiaries are Subsidiaries prior to such Investments, (ii) any such Equity Interests held by a Loan Party shall be pledged in accordance with and to the extent required by the Collateral and Guarantee Requirement and (iii) the aggregate amount of such Investments by the Loan Parties in Subsidiaries that are not Loan Parties pursuant to this clause (y), plus the aggregate amount of loans and advances by the Loan Parties pursuant to Section 6.04(d) to Subsidiaries that are not Loan Parties, plus the aggregate amount of Guarantees by the Loan Parties pursuant to Section 6.04(e) of Indebtedness or other obligations of Subsidiaries that are not Loan Parties (excluding all such Investments, loans, advances and Guarantees existing on the Closing Date and permitted by clause (b) above or permitted under Section 6.04(p), (s) and (t) and (u) below) shall not exceed, together with any Dispositions by Loan Parties to Subsidiaries that are not Loan Parties made pursuant to Section 6.05(b), $80,000,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs) (and with the amount of any such Disposition “outstanding” for such purposes being deemed to be the fair market value of the applicable assets at the time of such Dispositions);
(d)    loans or advances made by Holdings to any Subsidiary and made by any Subsidiary to any other Subsidiary; provided, that, (i) any Indebtedness resulting therefrom is permitted by clause (d) of Section 6.01 and (ii) the amount of such loans and advances made by Loan Parties to Subsidiaries that are not Loan Parties shall be subject to the limitation set forth in clause (c) above;
(e)    Guarantees by Holdings of the Obligations, and the obligations under Alternative Incremental Facility Indebtedness, Permitted First Priority Refinancing Indebtedness, Permitted Junior Priority Refinancing Indebtedness, Permitted Second Lien Indebtedness and Permitted Unsecured Indebtedness, and, in each case, Refinancing Indebtedness in respect thereof, and Indebtedness permitted under Section 6.01(t), and Guarantees by Holdings or any Subsidiary of Indebtedness or other obligations of Holdings or any other Subsidiary (including any such Guarantees arising as a result of any such Person being a joint and several co-applicant with respect to any letter of credit or letter of guaranty); provided, that, (i) (A) a Subsidiary that has not Guaranteed the Obligations pursuant to the Collateral Agreement shall not Guarantee any Indebtedness of any Loan Party, and (B) any such Guarantee of Subordinated Indebtedness is subordinated to the Loan Document Obligations on terms no less favorable to the Lenders than those of the Subordinated Indebtedness, (ii) any such Guarantee constituting Indebtedness is permitted by Section 6.01, and (iii) the aggregate amount of such Indebtedness (excluding, for the avoidance of doubt, Guarantees of obligations not constituting Indebtedness) of Subsidiaries that are not Loan Parties that is Guaranteed by any Loan Parties shall be subject to the limitation set forth in clause (c) above;
(f)    (i) loans or advances to employees of Holdings or any Subsidiary made in the ordinary course of business, including those to finance the purchase of Equity Interests of Holdings pursuant to employee plans and (ii) payroll, travel, entertainment, relocation and similar advances to directors and employees of Holdings or any Subsidiary to cover matters that are expected at the time of such advances to be treated as expenses of Holdings or such Subsidiary for accounting purposes and that are made in the ordinary course of business; provided, that, the aggregate principal amount of such loans and advances under this clause (f) outstanding at any time shall not exceed $15,000,000;
(g)    Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, or consisting of securities acquired in connection with the satisfaction or enforcement of claims due or owing to Holdings or any Subsidiary, in each case in the ordinary course of business;
(h)    Permitted Acquisitions;
(i)    Investments held by a Subsidiary acquired after the Closing Date or of a Person merged or consolidated with or into a Subsidiary after the Closing Date, in each case as permitted hereunder, to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation; provided, that, this clause (i) is intended solely to grandfather such Investments as are indirectly acquired as a result of an acquisition of such Person otherwise permitted hereunder and any consideration paid in connection with such acquisition that may be allocable to such Investments must be permitted by, and be taken into account in computing compliance with, any basket amounts or limitations applicable to such acquisition hereunder;
(j)    Investments in the form of Hedging Agreements permitted by Section 6.06;
(k)    Investments by Foreign Subsidiaries in other Foreign Subsidiaries;
(l)    Investments made as a result of the receipt of noncash consideration from a sale, transfer, lease or other disposition of any asset in compliance with Section 6.05;
(m)    Investments that result solely from the receipt by Holdings or any Subsidiary from any of its subsidiaries of a dividend or other Restricted Payment in the form of Equity Interests, evidences of Indebtedness or other securities (but not any additions thereto made after the date of the receipt thereof);
(n)    Investments consisting of (i) extensions of trade credit, (ii) deposits made in connection with the purchase of goods or services or the performance of leases, licenses or contracts, in each case, in the ordinary course of business, (iii) notes receivable of, or prepaid royalties and other extensions of credit to, customers and suppliers that are not Affiliates of Holdings and that are made in the ordinary course of business consistent with past practice and (iv) Guarantees made in the ordinary course of business in support of obligations of Holdings or any of its Subsidiaries not constituting Indebtedness for borrowed money, including operating leases and obligations owing to suppliers, customers and licensees;
(o)    (i) mergers and consolidations permitted under Section 6.03 that do not involve any Person other than Holdings and Subsidiaries that are wholly-owned Subsidiaries and (ii) Investments in any Subsidiary in connection with any Permitted Reorganization;
(p)    intercompany loans or other intercompany Investments made by Loan Parties in the ordinary course of business to or in any Foreign Subsidiary (i) to fund the payment of business expenses and income taxes of any TriNet Captive Insurance Subsidiary that is organized outside of the United States, (ii) to capitalize any TriNet Captive Insurance Subsidiary and (iii) to provide funds as necessary to enable the applicable Foreign Subsidiary to comply with changes in statutory or contractual capital requirements;
(q)    joint ventures or strategic alliances created or formed in the ordinary course of business of Holdings or its Subsidiaries; provided, that, the aggregate amount of Investments in such entities during any fiscal year do not exceed $20,000,000 in the aggregate;
(r)    Investments consisting of Guarantees in the ordinary course of business to support the obligations of any Subsidiary under its worker’s compensation and general insurance agreements;
(s)    Investments (including Investments in connection the acquisition of Foreign Subsidiaries or other Persons (including Non-Compliant Subsidiaries and Non-Compliant Assets in connection with Permitted Acquisitions) that will not be Loan Parties) made with the Available Amount, so long as, subject to Section 1.05, (i) no Event of Default shall have occurred and be continuing immediately before and after giving effect thereto and (ii) solely in the case of any Investment made in reliance on clause (a)(ii) of the definition of “Available Amount”, (A) the Total Leverage Ratio immediately after giving effect to such Investment, calculated on a Pro Forma Basis at the time such Investment is made, is not in excess of 3.25 to 1.00, and (B) Holdings would be in compliance with Section 6.11(b) (calculated on a Pro Forma Basis at the time such Investment is made) as of the most recent fiscal quarter end for which Holdings was required to deliver financial statements pursuant to Section 5.01(a) or (b);
(t)    other Investments (including Investments in connection the acquisition of Foreign Subsidiaries or other Persons (including Non-Compliant Subsidiaries and Non-Compliant Assets in connection with Permitted Acquisitions) that will not be Loan Parties), so long as, subject to Section 1.05, (A) the Total Leverage Ratio immediately after giving effect to any such Investment, calculated on a Pro Forma Basis at the time such Investment is made, is not in excess of 3.00 to 1.00, (B) Holdings would be in compliance with Section 6.11(b) (calculated on a Pro Forma Basis at the time such Investment is made) as of the most recent fiscal quarter end for which Holdings was required to deliver financial statements pursuant to Section 5.01(a) or (b) and (C) no Event of Default shall have occurred and be continuing immediately before and after giving effect thereto;
(u)    (i) Investments made by Holdings or any Subsidiary in any TriNet Trust and (ii) Investments made by any TriNet Trust in Holdings or any other Subsidiary, in each case in the ordinary course of business;
(v)    so long as no Default or Event of Default shall have occurred and be continuing immediately before and after giving effect thereto, additional Investments in the form of Call Spread Options at the time of the issuance of any unsecured convertible notes of Holdings which are convertible into shares of common stock of Holdings so long as the purchase price for such Call Spread Option is netted out of the cash proceeds of the issuance of such convertible notes; and
(w)    any other Investments not otherwise permitted by this Section 6.04 not to exceed $20,000,000 in the aggregate.
Notwithstanding anything contrary set forth above, if any Investment is denominated in a foreign currency, no fluctuation in currency values shall result in a breach of this Section 6.04. In addition, in the event that a Loan Party makes an Investment in an Excluded Subsidiary for purposes of permitting such Excluded Subsidiary or any other Excluded Subsidiary to apply the amounts received by it to make a substantially concurrent Investment (which may be made through any other Excluded Subsidiary) permitted hereunder, such substantially concurrent Investment by such Excluded Subsidiary shall not be included as an Investment for purposes of this Section 6.04 to the extent that the initial Investment by the Loan Party reduced amounts available to make Investments hereunder.
SECTION 6.05    Asset Sales. Neither Holdings nor the Borrower will, nor will they permit any Subsidiary to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will Holdings or the Borrower permit any Subsidiary to issue any additional Equity Interest in such Subsidiary (other than issuing directors’ qualifying shares and other than issuing Equity Interests to another Subsidiary in compliance with Section 6.04(c)) (each, a “Disposition”), except:
(a)    Dispositions of (i) inventory, (ii) used, obsolete, damaged or surplus equipment and (iii) cash, cash equivalents and Permitted Investments, in each case in the ordinary course of business;
(b)    Dispositions to a Subsidiary; provided, that, any such sales, transfers, leases or other dispositions to a Subsidiary that is not a Loan Party (i) shall be made in compliance with Sections 6.04 and 6.08 and (ii) shall not, together with (A) any Investments made pursuant to Section 6.04(c)(y), (B) any loans or advances by the Loan Parties pursuant to Section 6.04(d) to Subsidiaries that are not Loan Parties and (C) any Guarantees by the Loan Parties pursuant to Section 6.04(e) of Indebtedness or other obligations of Subsidiaries that are not Loan Parties (excluding all such Investments, loans, advances and Guarantees existing on the Closing Date and permitted by Section 6.04(b) or permitted by Section 6.04(p), (s) and (t)), exceed $80,000,000 at any time outstanding (and with the amount of any such Disposition “outstanding” for such purposes being deemed to be the fair market value of the applicable assets at the time of such Dispositions);
(c)    Dispositions of accounts receivable in connection with the compromise, settlement or collection thereof in the ordinary course of business consistent with past practice and not as part of any accounts receivables financing transaction;
(d)    Dispositions of assets to the extent that such assets constitute an Investment referred to in and permitted by clause (g) or (l) of Section 6.04 (in each case, other than Equity Interests in a Subsidiary, unless all Equity Interests in such Subsidiary (other than directors’ qualifying shares) are sold);
(e)    Sale/Leaseback Transactions involving the sale of fixed or capital assets by any Subsidiary for cash consideration in an amount not less than the fair value of such fixed or capital asset and consummated within 180 days after such Subsidiary acquires or completes the construction of such fixed or capital asset;
(f)    licenses, leases or subleases entered into in the ordinary course of business, to the extent that they do not materially interfere with the business of Holdings or any Subsidiary;
(g)    licenses or sublicenses of intellectual property in the ordinary course of business, to the extent that they do not materially interfere with the business of Holdings or any Subsidiary;
(h)    Dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any asset of any of Holdings or any Subsidiary;

(i)    Dispositions of assets to the extent that (i) such assets are exchanged for credit against the purchase price of similar replacement assets or (ii) the proceeds of such disposition are promptly applied to the purchase price of such replacement assets;
(j)    Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements;
(k)    the abandonment, cancellation, non-renewal or discontinuance of use or maintenance of intellectual property or rights relating thereto that Holdings determines in good faith to be desirable to the conduct of its business and not materially disadvantageous to the interests of the Lenders;
(l)    Dispositions of assets (other than Equity Interests in a Subsidiary unless all Equity Interests in such Subsidiary (other than directors’ qualifying shares) are sold) that are not permitted by any other clause of this Section 6.05; provided, that, the aggregate fair value of all assets sold, transferred, leased or otherwise disposed of in reliance upon this clause (l) shall not exceed $50,000,000 during any fiscal year of Holdings;
(m)    Holdings may liquidate, unwind or otherwise dispose of Call Spread Options for cash at fair market value in a manner not prohibited by the terms of the Loan Documents; and
(n)    Dispositions of assets by any TriNet Captive Insurance Subsidiary or by any TriNet Trust, in each case in the ordinary course of business (including in connection with any factoring arrangement);
provided, that, all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by clauses (a), (b), (c), (f), (g), (h), (j) and (k)) shall be made for fair value and in the case of any Dispositions under clause (l) or clause (d) (other than those involving consideration less than $10,000,000) for at least 75% Cash Consideration payable at the time of such sale, transfer or other disposition.
“Cash Consideration” means, in respect of any Disposition by Holdings or any Subsidiary, (a) cash or Permitted Investments received by it in consideration of such Disposition and (b) any liabilities (as shown on the most recent balance sheet of Holdings provided hereunder or in the footnotes thereto) of Holdings or such Subsidiary, other than liabilities that are by their terms subordinated in right of payment to the Loan Document Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which Holdings and all of the Subsidiaries shall have been validly released by all applicable creditors (or an authorized agent or representative thereof) in writing.
SECTION 6.06    Hedging Agreements. Neither Holdings nor the Borrower will, nor will they permit any Subsidiary to, enter into any Hedging Agreement, except (a) Hedging Agreements entered into to hedge or mitigate risks to which Holdings or any Subsidiary has actual exposure and (b) Hedging Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of Holdings or any Subsidiary.
SECTION 6.07    Restricted Payments; Junior Debt Payments.

(a)    Holdings will not, nor will it permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:
(i)    any Subsidiary may declare and pay dividends or make other distributions with respect to its Equity Interests, in each case ratably to the holders of such Equity Interests (or if not ratably, on a basis more favorable to the Loan Parties);
(ii)    Holdings may declare and pay dividends with respect to its Equity Interests payable solely in shares of Qualified Equity Interests of Holdings;
(iii)    Holdings may repurchase, purchase, acquire, cancel or retire for value Equity Interests of Holdings from present or former employees, officers, directors or consultants (or their estates or beneficiaries under their estates) of Holdings or any Subsidiary upon the death, disability, retirement or termination of employment or service of such employees, officers, directors or consultants, or to the extent required, pursuant to employee benefit plans, employment agreements, stock purchase agreements or stock purchase plans, or other benefit plans; provided, that, the aggregate amount of all Restricted Payments made in reliance on this subclause (iii) shall not exceed $25,000,000 in any fiscal year, which, if not used in any fiscal year, may be carried forward to the next subsequent fiscal year (and which carried-over amounts shall be deemed first applied in such subsequent fiscal year);
(iv)    Holdings may make cash payments in lieu of the issuance of fractional shares representing insignificant interests in Holdings in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests in Holdings;
(v)    Holdings may acquire Equity Interests of Holdings upon the exercise of stock options for such Equity Interests of Holdings if such Equity Interests represent a portion of the exercise price of such stock options or in connection with tax withholding obligations arising in connection with the exercise of options by, or the vesting of restricted Equity Interests held by, any current or former director, officer or employee of Holdings or its Subsidiaries;
(vi)    Holdings may convert or exchange any Equity Interests of Holdings for or into Qualified Equity Interests of Holdings;
(vii)    so long as no Event of Default shall have occurred and be continuing immediately before and after giving effect thereto, Holdings may on any date make Restricted Payments in an amount not in excess of the amount of Qualifying Equity Proceeds received by Holdings from issuances of its Qualified Equity Interests after the Closing Date, to the extent such Qualifying Equity Proceeds have not been previously applied to Specified Uses;
(viii)    Holdings may on any date make Restricted Payments with the Available Amount, so long as (A) no Event of Default shall have occurred and be continuing immediately before and after giving effect thereto and (B) solely in the case of any Restricted Payment made in reliance on clause (a)(ii) of the definition of “Available Amount”, (x) the Total Leverage Ratio immediately after giving effect to such Restricted Payment, calculated on a Pro Forma Basis at the time such Restricted Payment is made, is not in excess of 3.25 to 1.00, and (y) Holdings would be in compliance with Section 6.11(b) (calculated on a Pro Forma Basis at the time such Restricted Payment is made) as of the most recent fiscal quarter end for which Holdings was required to deliver financial statements pursuant to Section 5.01(a) or (b);
(ix)    Holdings may on any date make additional Restricted Payments, so long as (A) the Total Leverage Ratio immediately after giving effect to any such Restricted Payment, calculated on a Pro Forma Basis at the time such Restricted Payment is made, is not in excess of 3.00 to 1.00, (B) Holdings would be in compliance with Section 6.11(b) (calculated on a Pro Forma Basis at the time such Restricted Payment is made) as of the most recent fiscal quarter end for which Holdings was required to deliver financial statements pursuant to Section 5.01(a) or (b) and (C) at the time any such Restricted Payment is made pursuant to this subclause (x), no Event of Default shall have occurred and be continuing immediately before and after giving effect thereto;
(x)    so long as no Event of Default shall have occurred and be continuing immediately before the time of declaration of the applicable repurchase and after giving effect thereto, Holdings may on any date make Restricted Payments for the purpose of repurchasing common Equity Interests of Holdings in an aggregate amount not to exceed in any fiscal year (beginning with the fiscal year ending December 31, 2018), $50,000,000, which, if not used in any fiscal year, may be carried forward to the next subsequent fiscal year (and which carried-over amounts shall be deemed first applied in such subsequent fiscal year);
(xi)    Holdings may distribute and redeem rights under any stockholder rights plan;
(xii)    upon any conversion of any unsecured convertible notes of Holdings at maturity into shares of common stock of Holdings, Holdings may make dividends consisting of the exercise of the applicable Call Spread Option relating to such unsecured convertible notes; and
(xiii)    any Subsidiary may repurchase its Equity Interests held by minority shareholders or interest holders in a transaction permitted by Section 6.04.
(b)    Neither Holdings nor the Borrower will, nor will they permit any Subsidiary to, make any voluntary or optional payment or prepayment of principal of or redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner any Indebtedness that is expressly subordinated in right of payment to the Obligations (or make any payment in violation of any subordination terms applicable to any such Indebtedness) or any Indebtedness secured by Liens on the Collateral junior to those created under the Security Documents (including, for the avoidance of doubt, any Permitted Second Lien Indebtedness or any Permitted Junior Priority Refinancing Indebtedness that is Second Lien Indebtedness) (each a “Junior Debt Payment”), except:
(i)    Refinancings of such Indebtedness permitted pursuant to Section 6.01;
(ii)    for the avoidance of doubt, payments as and when due in respect of any Indebtedness, other than any payments in respect of Subordinated Indebtedness prohibited by the subordination provisions thereof;

(iii)    payments of or in respect of Indebtedness made solely with Qualified Equity Interests in Holdings or the conversion of any Indebtedness into Qualified Equity Interests of Holdings;
(iv)    prepayments of intercompany Indebtedness permitted hereby owed by Holdings or any Subsidiary to Holdings or any Subsidiary, other than prepayments prohibited by the subordination provisions governing such Indebtedness;
(v)    payments of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the assets securing such Indebtedness in transactions permitted hereunder;
(vi)    Junior Debt Payments made with the Available Amount, so long as, subject to Section 1.05, (A) no Event of Default shall have occurred and be continuing immediately before and after giving effect thereto and (B) solely in the case of any Junior Debt Payment made in reliance on clause (a)(ii) of the definition of “Available Amount”, (x) the Total Leverage Ratio immediately after giving effect to such Junior Debt Payment, calculated on a Pro Forma Basis at the time such Junior Debt Payment is made, is not in excess of 3.25 to 1.00, and (y) Holdings would be in compliance with Section 6.11(b) (calculated on a Pro Forma Basis at the time such Junior Debt Payment is made) as of the most recent fiscal quarter end for which Holdings was required to deliver financial statements pursuant to Section 5.01(a) or (b); and
(vii)    additional Junior Debt Payments, so long as, subject to Section 1.05, (A) the Total Leverage Ratio immediately after giving effect to any such Junior Debt Payment, calculated on a Pro Forma Basis at the time such Junior Debt Payment is made, is not in excess of 3.00 to 1.00, (B) Holdings would be in compliance with Section 6.11(b) (calculated on a Pro Forma Basis at the time such Junior Debt Payment is made) as of the most recent fiscal quarter end for which Holdings was required to deliver financial statements pursuant to Section 5.01(a) or (b) and (C) at the time any such Junior Debt Payment is made pursuant to this subclause (vii), no Event of Default shall have occurred and be continuing immediately before and after giving effect thereto.
SECTION 6.08    Transactions with Affiliates. Neither Holdings nor the Borrower will, nor will they permit any Subsidiary to, sell, lease or otherwise transfer any assets to, or purchase, lease or otherwise acquire any assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions that are at prices and on terms and conditions not less favorable to Holdings or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among Loan Parties not involving any other Affiliate, (c) transactions between or among Subsidiaries that are not Loan Parties not involving any other Affiliate, (d) loans or advances to employees permitted under Section 6.04, (e) any contribution to the capital of Holdings by Atairos or any purchase of Equity Interests (other than Disqualified Equity Interests) in Holdings by Atairos not prohibited by this Agreement, including in connection with the exercise of Cure Rights under Section 7.02, (f) the payment of reasonable fees to directors of Holdings or any Subsidiary who are not employees of Holdings or any Subsidiary, (g) compensation, expense reimbursement and indemnification of, and other employment arrangements (including severance arrangements) with, directors, officers and employees of Holdings or any Subsidiary entered into in the ordinary course of business, (h) any Restricted Payment permitted by Section 6.07, (i) sales of Equity Interests to Affiliates to the extent not prohibited under this Agreement; (j) raising of new equity for any Loan Party or Subsidiary with respect to the pricing of such equity in a transaction not otherwise prohibited under this Agreement; (k) any payments or other transactions pursuant to any tax sharing agreement among the Loan Parties and their subsidiaries, provided, that, any such tax sharing agreement is on terms usual and customary for agreements of that type; (l) any transactions in connection with any Permitted Reorganization; and (m) transactions between Holdings or any Subsidiary and any TriNet Captive Insurance Subsidiary or any TriNet Trust.
SECTION 6.09    Restrictive Agreements. Neither Holdings nor the Borrower will, nor will they permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of Holdings or any Subsidiary to create, incur or permit to exist any Lien upon any of its assets to secure the Obligations or (b) the ability of any Subsidiary (i) to pay dividends or other distributions with respect to any of its Equity Interests or (ii) to make or repay loans or advances to Holdings or any Subsidiary or to Guarantee Indebtedness of Holdings or any Subsidiary; provided, that, (i) the foregoing shall not apply to (A) restrictions and conditions imposed by law or by this Agreement or any other Loan Document, (B) restrictions and conditions contained in any agreement or document evidencing or governing Refinancing Indebtedness in respect of the Indebtedness referred to in subclause (A) (including, for the avoidance of doubt, Permitted First Priority Refinancing Indebtedness and Permitted Junior Priority Refinancing Indebtedness that is Second Lien Indebtedness), Alternative Incremental Facility Indebtedness, Permitted Second Lien Indebtedness or Refinancing Indebtedness in respect thereof; provided, that, (x) the restrictions and conditions contained in any such agreement or document referred to in this subclause (B) are not less favorable in any material respect to the Lenders than the restrictions and conditions imposed by this Agreement and (y) for the avoidance of doubt, such restrictions and conditions do not restrict the Liens securing the Obligations or the first priority status thereof, (C) in the case of any Subsidiary that is not a wholly-owned Subsidiary, restrictions and conditions imposed by its Organizational Documents or any related joint venture or similar agreements; provided, that, such restrictions and conditions apply only to such Subsidiary and to the Equity Interests of such Subsidiary, (D) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or any assets of Holdings or any Subsidiary, in each case pending such sale; provided, that, such restrictions and conditions apply only to such Subsidiary or the assets that are to be sold and, in each case, such sale is permitted hereunder, and (E) restrictions and conditions existing on the Closing Date and identified on Schedule 6.09 to the Disclosure Letter (or to any extension or renewal of, or any amendment, modification or replacement not expanding the scope of, any such restriction or condition); (ii) clause (a) of the foregoing shall not apply to (A) restrictions and conditions imposed by any agreement relating to secured Indebtedness permitted by clauses (f), (g), (i), (j), (k), (n), (o), (p), (q) and (r) of Section 6.01 if such restrictions and conditions apply only to the assets securing such Indebtedness, (B) customary provisions in leases, licenses and other agreements restricting the assignment thereof, (C) restrictions imposed by agreements relating to Indebtedness of any Subsidiary in existence at the time such Subsidiary became a Subsidiary and otherwise permitted by Section 6.01; provided, that, such restrictions apply only to such Subsidiary and its assets (or any special purpose acquisition Subsidiary without material assets acquiring such Subsidiary pursuant to a merger) and (D) restrictions and conditions that apply only to the Equity Interests and assets (including cash) of any TriNet Trust; and (iii) clauses (a) and (b)(ii) of the foregoing shall not apply to restrictions and conditions imposed by any TriNet Workers’ Compensation Collateral Agreement; provided, that, such restrictions and conditions apply only to assets held in trust or escrow arrangements in connection with such TriNet Workers’ Compensation Collateral Agreement. Nothing in this paragraph shall be deemed to modify the requirements set forth in the definition of the term “Collateral and Guarantee Requirement” or the obligations of the Loan Parties under Sections 5.03, 5.12 or 5.14 or under the Security Documents.
SECTION 6.10    Amendment of Material Documents. Neither Holdings nor the Borrower will, nor will they permit any Subsidiary to, amend, modify, waive, terminate or release (a) its certificate of incorporation, bylaws or other Organizational Documents or (b) any agreement or instrument governing or evidencing any Material Indebtedness, in each case if the effect of such amendment, modification, waiver, termination or release would be adverse in any material respect to the Lenders. Notwithstanding the foregoing, any amendments to or modifications of Material Indebtedness (i) to implement any incremental or refinancing Indebtedness permitted hereby and requiring such an amendment or modification to be so implemented, (ii) that creates terms on which such Indebtedness could at such time have been incurred hereunder and (iii) for the avoidance of doubt, any amendment or modification of this Agreement or any Loan Document approved in accordance with the terms hereof, shall not be deemed to be adverse in any material respect to the Lenders.
SECTION 6.11    Financial Covenants.
(a)    Total Leverage Ratio. Holdings will not permit the Total Leverage Ratio on the last day of any fiscal quarter to be greater than 3.50 to 1.00; provided, that, for each of the four (4) fiscal quarters immediately following a Qualified Acquisition, commencing with the fiscal quarter in which such Qualified Acquisition was consummated (such period of increase, the “Leverage Increase Period”), the required ratio set forth above may, upon receipt by the Administrative Agent of a Qualified Acquisition Notice, be increased to 4.00 to 1.00; provided, further, that, (i) there shall only be two (2) Leverage Increase Periods during the term of this Agreement, (ii) the maximum Total Leverage Ratio shall revert to 3.50 to 1.00 at the end of such four (4) fiscal quarter period and (iii) each Leverage Increase Period shall apply only with respect to the calculation of the Total Leverage Ratio for purposes of determining compliance with this Section 6.11(a) and for purposes of any Qualified Acquisition Pro Forma Determination.
(b)    Interest Coverage Ratio. Holdings will not permit the Interest Coverage Ratio on the last day of any fiscal quarter to be less than 3.50 to 1.00.
SECTION 6.12    Changes in Fiscal Periods. Holdings will neither (a) permit its fiscal year or the fiscal year of any Subsidiary to end on a day other than December 31, nor (b) change its method of determining fiscal quarters.
ARTICLE VII

EVENTS OF DEFAULT
SECTION 7.01    Events of Default. If any of the following events (each such event, an “Event of Default”) shall occur:
(a)    the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
(b)    the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Section 7.01) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;
(c)    any representation, warranty or statement made or deemed made by or on behalf of Holdings or any Subsidiary in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other information furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been incorrect in any material respect when made or deemed made;
(d)    Holdings or the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), Section 5.04 (with respect to the existence of Holdings or the Borrower) or in Article VI; provided, that, any Event of Default under Section 6.11 is subject to cure as contemplated by Section 7.02;
(e)    any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Loan Document (other than those specified in clause (a), (b) or (d) of this Section 7.01), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower;
(f)    Holdings or any Subsidiary shall fail to make any payment (whether of principal, interest, premium or otherwise and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any grace period applicable on the date on which such payment was initially due);
(g)    (i) any event or condition occurs that results in any Material Indebtedness (other than Hedging Obligations) becoming due or being required to be prepaid, repurchased, redeemed or defeased prior to its scheduled maturity or that enables or permits the holder or holders of any Material Indebtedness (other than Hedging Obligations) or any trustee or agent on its or their behalf, to cause any Material Indebtedness (other than Hedging Obligations) to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity (in each case after expiration of any applicable grace or cure period set forth in the agreement or instrument evidencing or governing such Material Indebtedness (other than Hedging Obligations)); provided, that, this clause (g) shall not apply to (A) any secured Indebtedness that becomes due as a result of the voluntary sale, transfer or other disposition of the assets securing such Indebtedness (to the extent such sale, transfer or other disposition is not prohibited under this Agreement), (B) any Indebtedness that becomes due as a result of a voluntary refinancing thereof permitted under Section 6.01 or (C) the occurrence of any conversion or exchange trigger in Indebtedness that is contingently convertible or exchangeable into Equity Interests of Holdings, or (ii) there occurs under any Hedging Agreement an an Early Termination Date (or similar term) (as defined in such Hedging Agreement) resulting from any event of default under such Hedging Agreement as to which Holdings or any Subsidiary is the Defaulting Party (or similar term) (as defined in such Hedging Agreement) and the Swap Termination Value owed by Holdings or such Subsidiary as a result thereof is greater than $50,000,000;
(h)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of Holdings, the Borrower or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, State or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)    Holdings, the Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation (other than any liquidation permitted under Section 6.03(a)(v)), reorganization or other relief under any Federal, State or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Section 7.01, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding or (v) make a general assignment for the benefit of creditors, or the board of directors (or similar governing body) of Holdings, the Borrower or any Material Subsidiary (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to above in this clause (i) or in clause (h) of this Section 7.01;
(j)    one or more judgments for the payment of money in an aggregate amount in excess of $50,000,000 (other than any such judgment covered by insurance (other than under a self-insurance program) to the extent a claim therefor has been made in writing and liability therefor has not been denied by the insurer, so long as such insurer is financially sound) shall be rendered against Holdings, any Material Subsidiary or any combination thereof and the same shall remain undischarged for a period of 45 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of Holdings or any Subsidiary to enforce any such judgment;
(k)    an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;
(l)    any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any material portion of the Collateral, with the priority required by the applicable Security Document, except as a result of (i) the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents, (ii) the release thereof as provided in Section 9.14 or (iii) as a result of the Administrative Agent’s failure to (A) maintain possession of any stock certificate, promissory note or other instrument delivered to it under the Collateral Agreement or (B) file Uniform Commercial Code continuation statements;
(m)    any Guarantee purported to be created under any Loan Document shall cease to be, or shall be asserted by any Loan Party not to be, in full force and effect, except as a result of the release thereof as provided in the applicable Loan Document or Section 9.14; or
(n)    a Change in Control shall occur;
then, and in every such event (other than an event with respect to Holdings or the Borrower described in clause (h) or (i) of this Section 7.01), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part (but ratably as among the Classes of Loans and the Loans of each Class at such time outstanding), in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued or owing hereunder, shall become due and payable immediately and (iii) require the deposit of cash collateral in respect of LC Exposure as provided in Section 2.05(j), in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Holdings and the Borrower; and in the case of any event with respect to Holdings or the Borrower described in clause (h) or (i) of this Section 7.01, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower hereunder, shall immediately and automatically become due and payable and the deposit of such cash collateral in respect of LC Exposure shall immediately and automatically become due, in each case, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Holdings and the Borrower.
For the purpose of determining whether a Default or Event of Default has occurred under clause (h), (i) or (j) of this Section 7.01, any reference in any such clause to any “Material Subsidiary” shall mean any Subsidiary or group of Subsidiaries affected by any event or circumstances referred to in any such clause that, as of the last day of the most recently completed fiscal quarter of Holdings, had total assets (on a consolidated basis with its or their Subsidiaries) equal to 5% or more of the consolidated total assets of Holdings or had, as of the Test Period ending on the last day of such fiscal quarter, gross revenues (on a consolidated basis with its or their Subsidiaries) equal to 5% or more of the consolidated gross revenues of Holdings, it being agreed that all Subsidiaries affected by any event or circumstance referred to in any such clause shall be considered together, as a single Material Subsidiary, for purposes of determining whether the condition specified above is satisfied.
SECTION 7.02    Equity Cure Right. Notwithstanding anything to the contrary contained in Section 7.01, in the event that Holdings fails to comply with the requirements of any of the Financial Covenants set forth in Section 6.11, after the last day of the applicable fiscal quarter and until the expiration of the tenth Business Day (the “Cure Deadline”) after the date on which the Compliance Certificate is required to be delivered pursuant to Section 5.01(c), Holdings shall have the right to issue Qualified Equity Interests for cash or otherwise receive cash contributions to the capital of Holdings and apply the amount of the proceeds thereof to increase Consolidated EBITDA with respect to the applicable fiscal quarter and any Test Period that contains such fiscal quarter (the “Cure Right”); provided, that, (a) such proceeds are actually received by Holdings) no later than ten Business Days after the date on which the Compliance Certificate is required to be delivered pursuant to Section 5.01(c), (b) such proceeds do not exceed the aggregate amount necessary to cure (by addition to Consolidated EBITDA) such Event of Default under Section 6.11 for the applicable period, (c) the Cure Right shall not be exercised more than four times during the term of this Agreement, and (d) in each period of four consecutive fiscal quarters of Holdings, there shall be at least two consecutive fiscal quarters during which the Cure Right is not exercised. If, after giving effect to the foregoing adjustment, Holdings is in compliance with the Financial Covenants set forth in Section 6.11, then Holdings shall be deemed to have satisfied the requirements of such Section as of the relevant date of determination with the same effect as though there had been no failure to comply on such date, and the applicable breach or default of such Section that had occurred shall be deemed cured for purposes of this Agreement. Upon receipt by the Administrative Agent of written notice, on or prior to the Cure Deadline, that Holdings intends to exercise the Cure Right in respect of a fiscal quarter, none of the Administrative Agent or the Lenders shall be permitted to accelerate Loans held by them, terminate the Revolving Commitments or to exercise other remedies, including remedies against the Collateral, on the basis of a failure to comply with the requirements of the Financial Covenants set forth in Section 6.11, unless such failure is not cured pursuant to the exercise of the Cure Right on or prior to the Cure Deadline. The parties hereby acknowledge that this Section may not be relied on for purposes of calculating any financial ratios other than as applicable to Section 6.11 and shall not result in any adjustment to any amounts (including Indebtedness or Consolidated EBITDA for purposes of calculating the Total Leverage Ratio, the Interest Coverage Ratio or any Applicable Rate), other than the amount of the Consolidated EBITDA for purposes of Section 6.11.
ARTICLE VIII

THE ADMINISTRATIVE AGENT
SECTION 8.01    Appointment and Authority.
(a)    Appointment. Each of the Lenders and each of the Issuing Banks hereby irrevocably appoints, designates and authorizes Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof (including entering into any Pari Passu Intercreditor Agreement and any First Lien/Second Lien Intercreditor Agreement), together with such actions and powers as are reasonably incidental thereto. The provisions of this Article VIII are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and none of Holdings or any Subsidiary shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
(b)    Collateral Agent. The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Cash Management Bank and as a potential Hedge Bank) and each of the Issuing Banks hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and such Issuing Bank for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto (including entering into any Pari Passu Intercreditor Agreement and any First Lien/Second Lien Intercreditor Agreement). In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 8.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article VIII and Article IX (including Section 9.03(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.
SECTION 8.02    Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust, financial, advisory, underwriting or other business with any Loan Party or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders or to provide notice to or consent of the Lenders with respect thereto.
SECTION 8.03    Exculpatory Provisions.
(a)    The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent and its Related Parties:
(i)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(ii)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided, that, the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and
(iii)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, any information relating to Holdings, any Subsidiary or any Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
(b)    Neither the Administrative Agent nor any of its Related Parties shall be liable for any action taken or not taken by the Administrative Agent under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby or thereby (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary), or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.02 and 8.01) or (ii) in the absence of its own gross negligence, bad faith or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by Holdings, the Borrower, a Lender or an Issuing Bank.
(c)    Neither the Administrative Agent nor any of its Related Parties have any duty or obligation to any Lender or participant or any other Person to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
(d)    Neither the Administrative Agent nor any of its Related Parties shall be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions of this Agreement relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (i) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (ii) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution.
SECTION 8.04    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall be fully protected in relying and shall not incur any liability for relying upon, any notice, request, certificate, communication, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall be fully protected in relying and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Bank prior to the making of such Loan or the issuance, extension, renewal or increase of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objections.
SECTION 8.05    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article VIII shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
SECTION 8.06    Resignation of Administrative Agent.

(a)    Notice. The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Banks and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower (unless an Event of Default under Sections 7.01(a), (b), (h) or (i) is then occurring and continuing), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may with the consent of the Borrower (but shall not be obligated to) on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent meeting the qualifications set forth above; provided, that, in no event shall any successor Administrative Agent be a Defaulting Lender or a Disqualified Institution. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)    Defaulting Lender. If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) or (e) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, with the consent of the Borrower (unless an Event of Default under Sections 7.01(a), (b), (h) or (i) is then occurring and continuing), appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date
(c)    Effect of Resignation or Removal. With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Banks under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each Issuing Bank directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 2.19(h) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article VIII and Section 9.03 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring or removed

Administrative Agent was acting as Administrative Agent and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including, without limitation, (A) acting as collateral agent or otherwise holding any collateral security on behalf of any of the Secured Parties and (B) in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.
(d)    Issuing Bank and Swingline Lender. Any resignation or removal by Bank of America as Administrative Agent pursuant to this Section 8.06 shall also constitute its resignation as an Issuing Bank and as Swingline Lender. If Bank of America resigns as an Issuing Bank, it shall retain all the rights, powers, privileges and duties of an Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an Issuing Bank and all LC Exposure with respect thereto, including the right to require the Revolving Lenders to make ABR Loans or fund risk participations in unreimbursed LC Disbursements pursuant to Section 2.05. If Bank of America resigns as Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Revolving Lenders to make ABR Loans or fund risk participations in outstanding Swingline Loans pursuant to Section 2.04. Upon the appointment by the Borrower of any successor Issuing Bank or Swingline Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank or Swingline Lender, as applicable, (ii) the retiring Issuing Bank and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements reasonably satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.
SECTION 8.07    Non-Reliance on Administrative Agent and Other Lenders. Each Lender and each Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent, any Arranger or any other Lender or Issuing Bank or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
SECTION 8.08    No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the titles listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, an Arranger, a Lender or an Issuing Bank hereunder.
SECTION 8.09    Administrative Agent May File Proofs of Claim; Credit Bidding. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or LC Exposure shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Exposures and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Banks and the Administrative Agent under Sections 2.12, 2.13, 2.17, 2.18, 2.19 and 9.03) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.12, 2.20(f) and 9.03.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any Issuing Bank to authorize the Administrative Agent to vote in respect of the claim of any Lender or any Issuing Bank or in any such proceeding.
The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the United States Bankruptcy Code, including under Sections 363, 1123 or 1129 of the United States Bankruptcy Code, or any similar laws in any other jurisdictions to which a Loan Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided, that, any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in subclauses (i) through (viii) of Section 9.02(b) of this Agreement, and (iii) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.
SECTION 8.10    Enforcement. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 7.01 for the benefit of all the Lenders and the Issuing Banks; provided, that, the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the Swingline Lender or any Issuing Bank from exercising the rights and remedies that inure to its benefit (solely in its capacity as Swingline Lender or as an Issuing Bank, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 9.08 (subject to the terms of Section 2.20), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that, if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 7.01 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.20, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
SECTION 8.11    Collateral and Guaranty Matters. Each of the Lenders (including in its capacities as a potential Cash Management Bank and as a potential Hedge Bank) and each of the Issuing Banks irrevocably authorize the Administrative Agent, at its option and in its discretion,
(a)    to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon the expiration or termination of all Commitments, the payment in full of the principal of and interest on each Loan and all fees, expenses and other amounts (other than contingent amounts not yet due) payable under this Agreement or any other Loan Document and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which Cash Collateral or other arrangements satisfactory to the applicable Issuing Bank have been established) and reimbursement of all LC Disbursements, (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing by the Required Lenders in accordance with Section 9.02;
(b)    to subordinate or confirm the subordination of any Lien on, or the exclusion from Collateral of, any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(a)(v), (vi), (ix), (xiii) (to the extent limited to cash or other specific assets), (xvi) or (xvii) or that constitutes Excluded Assets;
(c)    to release any Subsidiary Loan Party (other than the Borrower) from its obligations under the Collateral Agreement if such Person ceases to be a Subsidiary or becomes an Excluded Subsidiary as a result of a transaction permitted under the Loan Documents; and

(d)    to enter into and perform its obligations under any Pari Passu Intercreditor Agreement and any First Lien/Second Lien Intercreditor Agreement.
Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Subsidiary Loan Party (other than the Borrower) from its obligations under the Collateral Agreement pursuant to this Section 8.11. In each case as specified in this Section 8.11, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such Subsidiary Loan Party (other than the Borrower) from its obligations under the Collateral Agreement, in each case in accordance with the terms of the Loan Documents and this Section 8.11.
The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.
SECTION 8.12    Secured Cash Management Obligations and Secured Hedging Obligations. Except as otherwise expressly set forth herein, no Cash Management Bank or Hedge Bank that obtains the benefit of the provisions of this Agreement, the Collateral Agreement or any Collateral by virtue of the provisions hereof or any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) (or to notice of or to consent to any amendment, waiver or modification of the provisions hereof or of the Collateral Agreement or any Security Document) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article VIII to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Cash Management Obligations and Secured Hedging Obligations except to the extent expressly provided herein and unless the Administrative Agent has received a notice designating the obligations under the applicable Cash Management Agreements or Hedging Agreements, as applicable, as Secured Cash Management Obligations or Secured Hedging Obligations, as applicable, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. The Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Cash Management Obligations and Secured Hedging Obligations in the case of any Maturity Date. Each Cash Management Bank or Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of this Article VIII for itself and its Affiliates as if a “Lender” party hereto.
SECTION 8.13    ERISA Matters.
(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of Holdings, the Borrower or any other Loan Party, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,
(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)    In addition, unless subclause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in subclause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of Holdings, the Borrower or any other Loan Party, that:
(i)    none of the Administrative Agent or any Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto),
(ii)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50,000,000, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),
(iii)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Loan Document Obligations),
(iv)    the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Letters of Credit, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and
(v)    no fee or other compensation is being paid directly to the Administrative Agent or Arranger or any of their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Letters of Credit, the Commitments or this Agreement.
(c)    The Administrative Agent and each Arranger hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.
ARTICLE IX

MISCELLANEOUS
SECTION 9.01    Notices.
(a)    General. Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) of this Section 9.01), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax or e-mail, as follows:
(i)    if to Holdings or the Borrower, as set forth on Schedule 9.01;

(ii)    if to the Administrative Agent or the Swingline Lender, as set forth on Schedule 9.01;
(iii)    if to any Issuing Bank, as set forth on Schedule 9.01 or as most recently specified by it in a notice delivered to the Administrative Agent, Holdings and the Borrower (or, in the absence of any such notice, as set forth in the Administrative Questionnaire of the Lender that is serving as such Issuing Bank or is an Affiliate thereof); and
(iv)    if to any other Lender, as set forth in its Administrative Questionnaire.
Notices and communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by fax shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications, to the extent provided in paragraph (b) of this Section 9.01, shall be effective as provided in such paragraph.
(b)    Electronic Communications. Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communication (including e-mail and Internet and intranet websites) pursuant to procedures approved by the Administrative Agent; provided, that, the foregoing shall not apply to notices under Article II to any Lender or any Issuing Bank if such Lender or such Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, Holdings or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, that, approval of such procedures may be limited to particular notices or communications or may be rescinded by any such Person by notice to each other such Person.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment) and (ii) notices and other communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefore; provided, that, for both clauses (i) and (ii) above, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.
(c)    Change of Address, etc. Any party hereto may change its address, e-mail or fax number for notices and other communications hereunder by notice to the other parties hereto.
(d)    Platform. Holdings and the Borrower agree that (i) the Administrative Agent and/or any of its Affiliates may, but shall not be obligated to, make available to the Lenders and the Issuing Banks materials and/or information provided by or on behalf of Holdings or the Borrower hereunder (collectively, the “Borrower Materials”) by posting such Borrower Materials on Debt Domain, IntraLinks, SyndTrak or a substantially similar electronic transmission system (the “Platform”). The Platform is provided “as is” and “as available”. Neither the Administrative Agent nor any of its Related Parties warrants, or shall be deemed to warrant, as to the adequacy of the Platform and each such Person expressly disclaims any liability for errors or omissions in the

Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made, or shall be deemed to be made, by the Administrative Agent or any of its Related Parties in connection with the Borrower Materials or the Platform.
SECTION 9.02    Waivers; Amendments.
(a)    No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 9.02, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Without limiting the generality of the foregoing, the execution and delivery of this Agreement, the making of a Loan or the issuance, amendment, renewal or extension of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time. No notice or demand on Holdings or the Borrower in any case shall entitle Holdings or the Borrower to any other or further notice or demand in similar or other circumstances.
(b)    Except as otherwise expressly provided in this Agreement, none of this Agreement, any other Loan Document or any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Holdings, the Borrower, the Administrative Agent and the Required Lenders and, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided, that, no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, in each case without the written consent of each Lender affected thereby (in which case the separate consent of the Required Lenders shall not be required), (iii) postpone the scheduled maturity date of any Loan, or the date of any scheduled payment of the principal amount of any Term Loan under Section 2.10 or the applicable Incremental Facility Amendment or Refinancing Facility Agreement, or the required date of reimbursement of any LC Disbursement, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby (in which case the separate consent of the Required Lenders shall not be required), (iv) change Section 2.20(b) or 2.20(c) in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender adversely affected thereby, (v) change any of the provisions of this Section 9.02 or the percentage set forth in the definition of the term “Required Lenders” or any other provision of this Agreement or any other Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or otherwise modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each

Lender of such Class, as applicable); provided, that, with the consent of the Required Lenders or pursuant to an Incremental Facility Amendment or Refinancing Facility Agreement, the provisions of this Section 9.02 and the definition of the term “Required Lenders” may be amended to include references to any new class of loans created under this Agreement (or to lenders extending such loans) on substantially the same basis as the corresponding references relating to the existing Classes of Loans or Lenders, (vi) release or otherwise limit the Guarantee of Holdings under the Collateral Agreement or release or otherwise limit all or substantially all of the value of the Guarantees provided by the Subsidiary Loan Parties (including, in each case, by limiting liability in respect thereof) under the Collateral Agreement, in each case without the written consent of each Lender (except as expressly provided in Section 9.14 or the Collateral Agreement (including any such release by the Administrative Agent in connection with any sale or other disposition of any Subsidiary upon the exercise of remedies under the Security Documents), it being understood and agreed that an amendment or other modification of the type of obligations guaranteed under the Collateral Agreement shall not be deemed to be a release or limitation of any Guarantee), (vii) release all or substantially all the Collateral from the Liens of the Security Documents without the written consent of each Lender (except as expressly provided in Section 9.14 or the applicable Security Document (including any such release by the Administrative Agent in connection with any sale or other disposition of the Collateral upon the exercise of remedies under the Security Documents), it being understood and agreed that an amendment or other modification of the type of obligations secured by the Security Documents shall not be deemed to be a release of the Collateral from the Liens of the Security Documents), or (viii) change any provisions of this Agreement or any other Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of any Class differently than those holding Loans of any other Class, without the written consent of Lenders representing a Majority in Interest of each affected Class; provided, further, that, (A) no such agreement shall amend, modify, extend or otherwise affect the rights or obligations of the Administrative Agent, any Issuing Bank or the Swingline Lender without the prior written consent of the Administrative Agent, such Issuing Bank or the Swingline Lender, as applicable, and (B) any waiver, amendment or other modification of this Agreement that by its terms affects the rights or duties under this Agreement of the Lenders of one or more Classes (but not the Lenders of any other Class) may be effected by an agreement or agreements in writing entered into by Holdings, the Borrower and the requisite number or percentage in interest of each affected Class of Lenders that would be required to consent thereto under this Section 9.02 if such Class of Lenders were the only Class of Lenders hereunder at the time. Notwithstanding any of the foregoing, (1) no consent with respect to any waiver, amendment or other modification of this Agreement or any other Loan Document shall be required of any Defaulting Lender, except with respect to any waiver, amendment or other modification referred to in clause (i), (ii) or (iii) of the first proviso of this paragraph and then only in the event such Defaulting Lender shall be affected by such waiver, amendment or other modification, (2) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent to cure any ambiguity, omission, mistake, defect or inconsistency so long as, in each case, the Lenders shall have received at least five Business Days prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from (x) the Required Lenders stating that the Required Lenders object to such amendment or (y) if affected by such amendment, the Swingline Lender or any Issuing Bank stating that it objects to such amendment, (3) this Agreement may be amended to provide for Incremental Facilities, Refinancing Term Loan Commitments and Refinancing Term Loans and Permitted Amendments in connection with Loan Modification Offers as provided in Sections 2.23, 2.24 and 2.25, in each case without any additional consents, (4) no agreement referred to in the immediately preceding sentence shall waive any condition set forth in Section 4.02 without the written consent of the Majority in Interest of the Revolving Lenders (it being understood and agreed that any amendment or waiver of, or any consent with respect to, any provision of this Agreement (other than any waiver expressly relating to Section 4.02) or any other Loan Document, including any amendment of an affirmative or negative covenant set forth herein or in any other Loan Document or any waiver of a Default or an Event of Default, shall not be deemed to be a waiver of any condition set forth in Section 4.02), (5) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; (6) the Administrative Agent and the Borrower may make amendments to this Agreement as contemplated by Section 2.16 and (7) as to any amendment, amendment and restatement or other modifications otherwise approved in accordance with this Section 9.02, it shall not be necessary to obtain the consent or approval of any Lender that, upon giving effect to such amendment, amendment and restatement or other modification, would have no Commitment or outstanding Loans so long as such Lender receives payment in full of the principal of and interest accrued on each Loan made by, and all other amounts owing to, such Lender or accrued for the account of such Lender under this Agreement and the other Loan Documents at the time such amendment, amendment and restatement or other modification becomes effective.
(c)    In connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all Lenders or all affected Lenders, if the consent of the Required Lenders (and, to the extent any Proposed Change requires the consent of Lenders holding Loans of any Class pursuant to clause (v) of paragraph (b) of this Section 9.02, the consent of a majority in interest of the outstanding Loans and unused Commitments of such Class) to such Proposed Change is obtained, but the consent to such Proposed Change of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in paragraph (b) of this Section 9.02 being referred to as a “Non-Consenting Lender”), then, so long as the Lender that is acting as Administrative Agent is not a Non-Consenting Lender, the Borrower may, at its sole expense and effort, upon notice to such Non-Consenting Lender and the Administrative Agent, require such Non-Consenting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, that, (i) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Commitment is being assigned, each Issuing Bank and the Swingline Lender), which consent shall not unreasonably be withheld, (ii) such Non-Consenting Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (in the case of such principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iii) the Borrower or such assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 9.04(b), (iv) such assignment does not conflict with applicable law and (v) the assignee shall have given its consent to such Proposed Change and, as a result of such assignment and delegation and any contemporaneous assignments and delegations and consents, such Proposed Change can be effected.
(d)    Notwithstanding anything herein to the contrary, the Administrative Agent may, without the consent of any Secured Party, consent to a departure by any Loan Party from any covenant of such Loan Party set forth in this Agreement, the Collateral Agreement or any other Security Document to the extent such departure is consistent with the authority of the Administrative Agent set forth in the definition of the term “Collateral and Guarantee Requirement”.

(e)    The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute waivers, amendments or other modifications on behalf of such Lender. Any waiver, amendment or other modification effected in accordance with this Section 9.02, shall be binding upon each Person that is at the time thereof a Lender and each Person that subsequently becomes a Lender.
SECTION 9.03    Expenses; Indemnity; Damage Waiver.
(a)    Holdings and the Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Arrangers and their respective Affiliates, including the reasonable fees, charges and disbursements of one primary counsel and one firm of local counsel in each relevant material jurisdiction, in connection with the structuring, arrangement and syndication of the credit facilities provided for herein, as well as the preparation, negotiation, execution, delivery and administration of this Agreement, the other Loan Documents or any waiver, amendments or modifications of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, any Arranger, any Issuing Bank or any Lender, including the reasonable and documented fees, charges and disbursements of any counsel for any of the foregoing, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section 9.03, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit; provided, that, such counsel shall be limited to (A) one counsel to the Administrative Agent and the Lenders (taken together as a single group or client), (B) if necessary, one local counsel required in any relevant material local jurisdiction and (C) if representation of the Administrative Agent and all Lenders in such matter by a single counsel would be inappropriate based on the advice of legal counsel due to the existence of an actual or potential conflict of interest, one additional counsel for the Administrative Agent and for each Lender subject to such conflict.
(b)    Holdings and the Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Arranger, each Lender and each Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”), against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related reasonable and documented out-of-pocket expenses, including reasonable and documented fees, charges and disbursements of counsel (limited to reasonable and documented fees, disbursements and other charges of one primary counsel for all Indemnitees, taken as a whole, and, if reasonably necessary, one firm of local counsel in each appropriate material relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all Indemnitees, taken as a whole (and, in the case of an actual or perceived conflict of interest, where an Indemnitee affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of one additional applicable firm of counsel for such affected Indemnitee)) and other reasonable and documented out-of-pocket expenses, incurred by or asserted against any Indemnitee arising out of, in connection with or as a result of (i) the structuring, arrangement and syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement, the other Loan Documents or any other agreement or instrument contemplated hereby or thereby, the performance by the parties to this Agreement or the other Loan Documents of their respective obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on, at, to or from any property currently or formerly owned or operated by Holdings, the Borrower or any Subsidiary, or any other Environmental Liability related in any way to Holdings, the Borrower or any Subsidiary or (iv) any actual or threatened claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and whether initiated against or by any party to this Agreement or any other Loan Document, any Affiliate of any of the foregoing or any third party (and regardless of whether any Indemnitee is a party thereto), IN ALL CASES, SUBJECT TO THE IMMEDIATELY SUCCEEDING PROVISO, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided, that, the foregoing indemnity shall not, as to any Indemnitee, apply to any losses, claims, damages, penalties, liabilities or related expenses to the extent they (A) are found in a final and nonappealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct, bad faith or gross negligence of such Indemnitee or any of its Related Indemnified Parties, (B) result from a claim brought by Holdings or any of its Subsidiaries for a material breach of the obligations of such Indemnitee or any of its Related Indemnified Parties under this Agreement or any other Loan Document if Holdings or such Subsidiary has obtained a final and nonappealable judgment of a court of competent jurisdiction in Holdings’ or its Subsidiary’s favor on such claim as determined by a court of competent jurisdiction or (C) result from a proceeding that does not involve an act or omission by Holdings, the Borrower or any of their Affiliates and that is brought by an Indemnitee against any other Indemnitee (other than a proceeding that is brought against the Administrative Agent or an Arranger in its capacity as such or in fulfilling its roles as an agent, joint lead arranger or joint bookrunner hereunder or any similar role with respect to the Indebtedness incurred or to be incurred hereunder). This paragraph shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.
(c)    To the extent that Holdings and the Borrower fail to indefeasibly pay any amount required to be paid by them under paragraph (a) or (b) of this Section 9.03 to the Administrative Agent (or any sub-agent thereof), any Issuing Bank, the Swingline Lender or any Related Party of any of the foregoing (and without limiting their obligation to do so), each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such Issuing Bank, the Swingline Lender or such Related Party, as applicable, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (it being understood and agreed that the Borrower’s failure to pay any such amount shall not relieve the Borrower of any default in the payment thereof); provided, that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as applicable, was incurred by or asserted against the Administrative Agent (or such sub-agent), such Issuing Bank, the Swingline Lender or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), any Issuing Bank or the Swingline Lender in connection with such capacity; provided, further, that, with respect to such unpaid amounts owed to any Issuing Bank or the Swingline Lender in its capacity as such, or to any Related Party of any of the foregoing acting for any Issuing Bank or the Swingline Lender in connection with such capacity, only the Revolving Lenders shall be required to pay such unpaid amounts. For purposes of this Section 9.03, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total Revolving Exposures, unused Revolving Commitments and, except for purposes of the second proviso of the immediately preceding sentence, the outstanding Term Loans and unused Term Commitments, in each case at that time. The obligations of the Lenders under this paragraph are subject to the last sentence of Section 2.02(a) (which shall apply mutatis mutandis to the Lenders’ obligations under this paragraph).
(d)    To the fullest extent permitted by applicable law, none of Holdings, the Borrower, the Administrative Agent, any other agent hereunder, any Arranger, any Lender, any Issuing Bank, the Swingline Lender, any other party hereto or any Indemnitee shall assert, or permit any of their respective Affiliates or Related Parties to assert, and each such Person hereby waives, any claim against any other such Person on any theory of liability for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (including, without limitation, any loss of profits, business or anticipated savings) arising out of, in connection with or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided, that, the foregoing shall in no event limit the indemnification obligations of Holdings and the Borrower under clause (b) above to the extent that an Indemnitee becomes liable for any such amounts to any third party. No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet), other than for direct or actual damages resulting from the gross negligence, bad faith or willful misconduct of, or a material breach of such Person’s obligations hereunder or under any Loan Document by, such Indemnitee or any of its Related Indemnified Parties as determined by a final and nonappealable judgment of a court of competent jurisdiction.
(e)    All amounts due under this Section 9.03 shall be payable promptly after written demand therefor.
SECTION 9.04    Successors and Assigns.
(a)    General. The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) neither Holdings nor the Borrower may assign, delegate or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment, delegation or transfer by Holdings or the Borrower without such consent shall be null and void) and (ii) no Lender may assign, delegate or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section 9.04), the Arrangers and, to the extent expressly contemplated hereby, the sub-agents of the Administrative Agent and the Related Parties of any of the Administrative Agent, the Arrangers, any Issuing Bank and any Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Assignments by Lenders.
(i)    Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign and delegate to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of (A) the Borrower; provided, that, no consent of the Borrower shall be required (1) for an assignment and delegation to a Lender, an Affiliate of a Lender or an Approved Fund or (2) if an Event of Default under clause (a), (b), (h) or (i) of Section 7.01 has occurred and is continuing; provided, further, that, that it shall be reasonable for the Borrower to withhold its consent to any assignment to a Person known to or reasonably believed by it to be a Disqualified Institution or an Affiliate of a Disqualified Institution, whether or not such Person is listed as a Disqualified Institution at such time; provided, further, that, the Borrower shall be deemed to have consented to any such assignment and delegation unless it shall object thereto by written notice to the Administrative Agent within ten Business Days after having received notice thereof, (B) the Administrative Agent; provided, that, no consent of the Administrative Agent shall be required for an assignment and delegation (1) of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund or (2) of all or any portion of a Revolving Commitment or Revolving Loans to an existing Revolving Lender, an Affiliate of an existing Revolving Lender or an Approved Fund with respect to a Revolving Lender, (C) each Issuing Bank, in the case of any assignment and delegation of all or a portion of a Revolving Commitment or any Lender’s obligations in respect of its LC Exposure (other than to an existing Revolving Lender) and (D) the Swingline Lender, in the case of any assignment and delegation of all or a portion of a Revolving Commitment or any Lender’s obligations in respect of its Swingline Exposure (other than to an existing Revolving Lender).
(ii)    Assignments and delegations shall be subject to the following additional conditions: (A) except in the case of an assignment and delegation to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment and delegation of the entire remaining amount of the assigning Lender’s Commitments or Loans of any Class, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment and delegation (determined as of the trade date specified in the Assignment and Assumption with respect to such assignment and delegation or, if no trade date is so specified, as of the date the Assignment and Assumption with respect to such assignment and delegation is delivered to the Administrative Agent) shall not be less than $5,000,000 or, in the case of Term Loans, $1,000,000, unless each of the Borrower and the Administrative Agent otherwise consents (such consent not to be unreasonably withheld or delayed); provided, that, no such consent of the Borrower shall be required if an Event of Default under clause (a), (b), (h) or (i) of Section 7.01 has occurred and is continuing, (B) each partial assignment and delegation shall be made as an assignment and delegation of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided, that, this clause (B) shall not be construed to prohibit the assignment and delegation of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans, (C) the parties to each assignment and delegation shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided, that, (1) only one such processing and recordation fee shall be payable in the event of simultaneous assignments and delegations from any Lender or its Approved Funds to one or more other Approved Funds of such Lender, (2) with respect to any assignment and delegation pursuant to Section 2.21(b) or 9.02(c), the parties hereto agree that such assignment and delegation may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and that the Lender required to make such assignment and delegation need not be a party thereto and (3) the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment, and (D) the assignee, if it shall not be a Lender, shall (1) deliver to the Administrative Agent and to the Borrower any tax forms required by Section 2.19(f) and (2) to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain MNPI) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable law, including Federal, State and foreign securities laws.
(iii)    Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section 9.04, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned and delegated by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned and delegated by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of (and subject to the obligations and limitations of) Sections 2.14, 2.17, 2.18 and 9.03 and to any fees payable hereunder that have accrued for such Lender’s account but have not yet been paid). Any assignment, delegation or other transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.04(c).
(iv)    The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Holdings, the Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and, as to entries pertaining to it, any Issuing Bank or any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(v)    Upon receipt by the Administrative Agent of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and any tax forms required by Section 2.19(f) (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 9.04 and any written consent to such assignment and delegation required by paragraph (b) of this Section 9.04, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided, that, the Administrative Agent shall not be required to accept such Assignment and Assumption or so record the information contained therein if the Administrative Agent reasonably believes that such Assignment and Assumption lacks any written consent required by this Section 9.04 or is otherwise not in proper form, it being acknowledged that the Administrative Agent shall have no duty or obligation (and shall incur no liability) with respect to obtaining (or confirming the receipt) of any such written consent or with respect to the form of (or any defect in) such Assignment and Assumption, any such duty and obligation being solely with the assigning Lender and the assignee. No assignment or delegation shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph and, following such recording, unless otherwise determined by the Administrative Agent (such determination to be made in the sole discretion of the Administrative Agent, which determination may be conditioned on the consent of the assigning Lender and the assignee), shall be effective notwithstanding any defect in the Assignment and Assumption relating thereto. Each assigning Lender and the assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the Administrative Agent that all written consents required by this Section 9.04 with respect thereto (other than the consent of the Administrative Agent) have been obtained and that such Assignment and Assumption is otherwise duly completed and in proper form, and each assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the assigning Lender and the Administrative Agent that such assignee is an Eligible Assignee.
(c)    Participations. Any Lender may, without the consent of the Borrower, the Administrative Agent, any Issuing Bank or the Swingline Lender, sell participations to one or more Eligible Assignees (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and Loans of any Class); provided, that, (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) Holdings, the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided, that, such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant or requires the approval of all the Lenders. Holdings and the Borrower agree that each Participant shall be entitled to the benefits of Sections 2.17, 2.18 and 2.19 (subject to the requirements and limitations therein, including the requirements under Section 2.19(f) (it being understood and agreed that the documentation required under Section 2.19(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment and delegation pursuant to paragraph (b) of this Section; provided, that, such Participant (A) agrees to be subject to the provisions of Sections 2.20 and 2.21 as if it were an assignee under paragraph (b) of this Section 9.04 and (B) shall not be entitled to receive any greater payment under Section 2.17 or 2.19, with respect to any participation, than its participating Lender would have been entitled to receive. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.21(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided, that, such Participant agrees to be subject to Section 2.20(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement or any other Loan Document (the “Participant Register”); provided, that, no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under this Agreement or any other Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(d)    Certain Pledges. Any Lender may, without the consent of the Borrower, the Administrative Agent, any Issuing Bank or the Swingline Lender, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender, and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided, that, no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(e)    Purchasing Borrower Parties. Notwithstanding anything else to the contrary contained in this Agreement, any Lender may assign all or a portion of its Term Loans to any Purchasing Borrower Party in accordance with, and subject to the limitations of, Section 2.26 (which assignment will not be deemed to constitute a prepayment of Loans for any purposes of this Agreement or the other Loan Documents).
(f)    Purchasing Debt Affiliates. Notwithstanding anything else to the contrary contained in this Agreement, but subject to the provisions and limitations of this Section 9.04(f), any Lender may assign and delegate all or a portion of its Term Loans to any Purchasing Debt Affiliate; provided, that:
(i)    the assigning Lender and Purchasing Debt Affiliate purchasing such Lender’s Term Loans, as applicable, shall execute and deliver to the Administrative Agent an Affiliated Assignment and Assumption in lieu of an Assignment and Assumption;
(ii)    for the avoidance of doubt, Lenders shall not be permitted to assign or delegate Revolving Commitments or Revolving Exposure to any Purchasing Debt Affiliate;
(iii)    no Term Loan of any Class may be assigned or delegated to a Purchasing Debt Affiliate (other than a Debt Fund Affiliate) pursuant to this paragraph if, after giving effect to such assignment or delegation, Purchasing Debt Affiliates (other than Debt Fund Affiliates) in the aggregate would own in excess of 25% of all Term Loans of such Class then outstanding;
(iv)    the Purchasing Debt Affiliate shall not have any MNPI that either (A) has not been disclosed to the assigning Lender (other than any such Lender that does not wish to receive MNPI) on or prior to the date of the applicable assignment and delegation to such Purchasing Debt Affiliate or (B) if not disclosed to such Lender, could reasonably be expected to have a material effect upon, or otherwise be material (1) to such Lender’s decision to assign and delegate its Term Loans or (2) to the market price of the Term Loans; and

(v)    the requirements of Section 9.04(b) (other than the requirement to deliver an Assignment and Assumption) shall have been satisfied with respect to each such assignment and delegation as if such Purchasing Debt Affiliate were an Eligible Assignee.
Notwithstanding anything to the contrary in this Agreement or any other Loan Document, the aggregate principal amount of Term Loans of any Class purchased by or assigned to Purchasing Debt Affiliates (other than Debt Fund Affiliates) pursuant to this Section 9.04(f), when taken together with the aggregate principal amount of Term Loans of such Class purchased by Purchasing Borrower Parties in open market purchases pursuant to Section 2.26, shall not in any event exceed 25% of the initial aggregate principal amount of Term Loans of such Class (plus, in the event of a subsequent increase in the principal amount of Term Loans of such Class pursuant to an Incremental Facility, 25% of the initial amount of such increase on the date of consummation of such Incremental Facility) (it being understood that such 25% limitation will be calculated based on such initial principal amounts and the cumulative principal amounts so purchased, regardless of any cancellation of any Term Loans of such Class purchased (including pursuant to Auction Purchase Offers) or any repayment or prepayment of Term Loans of such Class).
Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no Purchasing Debt Affiliate (other than a Debt Fund Affiliate that has and maintains information barriers in place restricting the sharing of investment-related and other specific position information between it and such Debt Fund Affiliate’s Purchasing Debt Affiliate(s) with respect to the Purchasing Borrower Parties (excluding general performance information)) shall have any right to (i) attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent and/or the Lenders to which representatives of Holdings and its Subsidiaries are not invited, (ii) receive any information or material prepared by the Administrative Agent, any Arranger or any Lender or any communication by or among the Administrative Agent, the Arrangers and/or the Lenders, except to the extent such information or materials have been made available to Holdings, any Subsidiary or their respective representatives (and in any case, other than the right to receive notices of prepayments and other administrative notices in respect of its Loans required to be delivered to Lenders pursuant to Article II) or (iii) make or bring (or participate in, other than as a passive participant in or recipient of its pro rata benefits of) any claim, in its capacity as a Lender, against any of the Administrative Agent, any Issuing Bank or any other Lender with respect to any duties or obligations or alleged duties or obligations of the Administrative Agent, any Issuing Bank or any Lender under this Agreement or any other Loan Document.
Each Purchasing Debt Affiliate (other than any Debt Fund Affiliate), solely in its capacity as a Lender, hereby agrees that if any Loan Party shall be subject to any voluntary or involuntary proceeding commenced under any Debtor Relief Laws (“Bankruptcy Proceedings”), (i) such Purchasing Debt Affiliate shall not take any step or action in such Bankruptcy Proceeding to object to, impede or delay the exercise of any right or the taking of any action by the Administrative Agent (or the taking of any action by a third party that is supported by the Administrative Agent) in relation to such Purchasing Debt Affiliate’s claim with respect to its Term Loans (a “Claim”) (including objecting to any debtor in possession financing, use of cash collateral, grant of adequate protection, sale or disposition, compromise, or plan of reorganization) so long as such Purchasing Debt Affiliate is treated in connection with such exercise or action on the same or better terms as the other Lenders and (ii) with respect to any matter requiring the vote of Lenders during the pendency of a Bankruptcy Proceeding (including voting on any plan of reorganization), the Term Loans held by such Purchasing Debt Affiliate (and any Claim with respect thereto) shall be deemed to have voted its interest as a Lender without discretion in the same proportion as the allocation of voting with respect to such matter by Lenders who are not Purchasing Debt Affiliates, so long as such Purchasing Debt Affiliate is treated in connection with the exercise of such right or taking of such action on the same or better terms as the other Lenders. For the avoidance of doubt, the Lenders and each Purchasing Debt Affiliate agree and acknowledge that the provisions set forth in this paragraph, and the related provisions set forth in each Affiliated Assignment and Assumption, constitute a “subordination agreement” as such term is contemplated by, and utilized in, Section 510(a) of the United States Bankruptcy Code, and, as such, would be enforceable for all purposes in any case where a Loan Party has filed for protection under any Debtor Relief Law applicable to such Loan Party (it being understood and agreed that the foregoing shall not cause the Term Loans held by any Purchasing Debt Affiliate to be subordinated in right of payment to any other Obligations).
Furthermore, notwithstanding anything in Section 9.02 or the definition of the term “Required Lenders” to the contrary, (a) for purposes of determining whether the Required Lenders or any other requisite Class vote required by this Agreement have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of this Agreement or any other Loan Document or any departure by any Loan Party therefrom, (ii) otherwise acted on any matter related to this Agreement or any other Loan Document or (iii) directed or required the Administrative Agent, any Issuing Bank or any Lender to undertake any action (or refrain from taking any action) with respect to or under this Agreement or any other Loan Document, all Term Loans held by any Purchasing Debt Affiliate (other than a Debt Fund Affiliate) shall be deemed to be not outstanding for all purposes of calculating whether the Required Lenders or the requisite vote of any Class of Lenders have taken any actions and (b) with respect to any amendment, modification, waiver, consent or other action with respect to any of the terms of this Agreement or any other Loan Document that requires the consent of all, or all affected, Lenders, the Term Loans held by any such Purchasing Debt Affiliate shall be deemed to be outstanding only if such amendment, modification, waiver, consent or other action would have a disproportionately adverse effect on such Purchasing Debt Affiliate.
Notwithstanding the foregoing or anything in Section 9.02 or the definitions of the terms “Required Lenders” and “Majority in Interest” to the contrary, a Debt Fund Affiliate will not be subject to the voting limitations set forth in the preceding two paragraphs and will be entitled to vote in the same manner as Lenders that are not Purchasing Debt Affiliates; provided, however, that, in connection with any Required Lender vote or any vote requiring the approval of a Majority in Interest of the Term Loans of any Class, Debt Fund Affiliates may not, in the aggregate, account for more than 49.9% of the amounts included in determining whether the Required Lenders or a Majority in Interest of such Class have consented to any amendment or waiver (and for purposes of the foregoing, any amounts in excess of such percentage held by Debt Fund Affiliates shall be deemed to be not outstanding for purposes of calculating the Required Lenders or Majority in Interest of such Class).
(g)    Disqualified Institutions.
(i)    No assignment shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the applicable Lender entered into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrower has affirmatively (and not by way of deemed consent) consented to such assignment as otherwise contemplated by this Section 9.04, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment). For the avoidance of doubt, with respect to any assignee that becomes a Disqualified Institution after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Institution”), such assignee shall not retroactively be considered a Disqualified Institution. Any assignment in violation of this clause (g)(i) shall not be void, but the other provisions of this clause (g) shall apply.
(ii)    If any assignment is made to any Disqualified Institution without the Borrower’s prior affirmative consent in violation of the foregoing clause (i), the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, (A) seek specific performance to unwind any such assignment in addition to any other remedies available to the Borrower at law or at equity in respect of any assignment by a Lender without the Borrower’s consent to any Disqualified Institution, to the extent the Borrower’s consent was required under the terms hereof (and not obtained), (B) terminate any Revolving Commitment of such Disqualified Institution and repay all obligations of the Borrower owing to such Disqualified Institution in connection with such Revolving Commitment, (C) in the case of outstanding Term Loans held by Disqualified Institutions, prepay such Term Loans by paying the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such Term Loans, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and under the other Loan Documents and/or (D) require such Disqualified Institution to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in this Section 9.04), all of its interest, rights and obligations under this Agreement and the Loan Documents to an Eligible Assignee that shall assume such obligations at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and other the other Loan Documents; provided, that, (i) such assignment does not conflict with applicable laws and (ii) in the case of the foregoing clause (B), the Borrower shall not use the proceeds from any Loans to prepay Term Loans held by Disqualified Institutions.
(iii)    Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Borrower, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter, and (y) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws (“Plan of Reorganization”), each Disqualified Institution party hereto hereby agrees (1) not to vote on such Plan of Reorganization, (2) if such Disqualified Institution does vote on such Plan of Reorganization notwithstanding the restrictions in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the United States Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Plan of

Reorganization in accordance with Section 1126(c) of the United States Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the bankruptcy court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).
(iv)    The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent, to (A) post the DQ List on the Platform, including that portion of the Platform that is designated for “public side” Lenders and (B) provide the DQ List to each Lender requesting the same.
SECTION 9.05    Survival. All covenants, agreements, representations and warranties made by the Loan Parties in this Agreement and the other Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Arranger, any Issuing Bank, any Lender or any Affiliate of any of the foregoing may have had notice or knowledge of any Default or incorrect representation or warranty at the time this Agreement or any other Loan Document is executed and delivered or any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any LC Exposure is outstanding and so long as the Commitments have not expired or terminated. Notwithstanding the foregoing or anything else to the contrary set forth in this Agreement or any other Loan Document, in the event that, in connection with the refinancing or repayment in full of the credit facilities provided for herein, an Issuing Bank shall have provided to the Administrative Agent a written consent to the release of the Revolving Lenders from their obligations hereunder with respect to any Letter of Credit issued by such Issuing Bank (whether as a result of the obligations of the Borrower (and any other account party) in respect of such Letter of Credit having been collateralized in full by a deposit of cash with such Issuing Bank, or being supported by a letter of credit that names such Issuing Bank as the beneficiary thereunder, or otherwise), then from and after such time such Letter of Credit shall cease to be a “Letter of Credit” outstanding hereunder for all purposes of this Agreement and the other Loan Documents, and the Revolving Lenders shall be deemed to have no participations in such Letter of Credit, and no obligations with respect thereto, under Section 2.05(d) or 2.05(f). The provisions of Sections 2.17, 2.18, 2.19, 2.20(e), 2.20(f) and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment or prepayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.
SECTION 9.06    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent or the syndication of the Loans and Commitments constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile transmission or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07    Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
SECTION 9.08    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) or other amounts at any time held and other obligations (in whatever currency) at any time owing by such Lender, such Issuing Bank or any such Affiliate to or for the credit or the account of Holdings or the Borrower against any of and all the obligations then due of Holdings or the Borrower now or hereafter existing under this Agreement held by such Lender, such Issuing Bank or any such Affiliates, irrespective of whether or not such Lender, such Issuing Bank or any such Affiliate shall have made any demand under this Agreement and although such obligations of Holdings or the Borrower are owed to a branch or office of such Lender, such Issuing Bank or any such Affiliate different from the branch or office holding such deposit or obligated on such Indebtedness. Each Lender and each Issuing Bank agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided, that, the failure to give or any delay in giving such notice shall not affect the validity of any such setoff and application under this Section 9.08. The rights of each Lender, each Issuing Bank and their respective Affiliates under this Section 9.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Bank and any such Affiliate may have.
SECTION 9.09    Governing Law; Jurisdiction; Consent to Service of Process.
(a)    This Agreement and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement and the transactions contemplated hereby shall be governed by, and construed in accordance with, the law of the State of New York.
(b)    Each of Holdings and the Borrower irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender, any Issuing Bank or any Related Party of any of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of such courts and agrees that all claims in respect of any action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court. Each party hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, any Lender or any Issuing Bank may otherwise have to bring any action, litigation or proceeding relating to this Agreement or any other Loan Document against any Loan Party or any of its properties in the courts of any jurisdiction.

(c)    Each of Holdings and the Borrower hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action, litigation or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section 9.09. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)    Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
SECTION 9.10    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.
SECTION 9.11    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
SECTION 9.12    Confidentiality. Each of the Administrative Agent, the Lenders and the Issuing Banks agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Related Parties, including accountants, legal counsel and other agents and advisors who need to know such Information in connection with the Transactions; it being understood and agreed that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential; provided, that, the Administrative Agent, such Lender or Issuing Bank, as applicable, shall be responsible for any Affiliate’s compliance with the terms of this paragraph applicable to the Administrative Agent, the Lenders and the Issuing Banks, (b) to the extent required or requested by any regulatory authority that has jurisdiction over such Person or its Related Parties (including any self-regulatory authority), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (in which case the Administrative Agent, such Lender or Issuing Bank, as applicable, agrees to inform Holdings promptly thereof prior to such disclosure to the extent not prohibited by law, rule or regulation), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to a binding agreement containing confidentiality undertakings substantially similar to those of this Section 9.12, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its Related Parties) to any Hedging Agreement relating to Holdings or any Subsidiary and its obligations hereunder or under any other Loan Document, (g) on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facilities provided for herein, (h) with the consent of the Borrower or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 9.12 or (ii) becomes available to the Administrative Agent, any Lender or any Issuing Bank or any Affiliate of any of the foregoing on a nonconfidential basis from a source other than Holdings or the Borrower. For purposes of this Section 9.12, “Information” means all information received from Holdings or the Borrower relating to Holdings, the Borrower or any Subsidiary or their businesses, other than any such information that is available to the Administrative Agent, any Lender or any Issuing Bank on a nonconfidential basis prior to disclosure by Holdings or the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section 9.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
SECTION 9.13    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or participation in any LC Disbursement, together with all fees, charges and other amounts that are treated as interest on such Loan or LC Disbursement or participation therein under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or LC Disbursement or participation therein in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or LC Disbursement or participation therein but were not payable as a result of the operation of this Section 9.13 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or LC Disbursement or participation therein or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
SECTION 9.14    Release of Liens and Guarantees. Subject to the reinstatement provisions set forth in the Collateral Agreement, a Subsidiary Loan Party shall automatically be released from its obligations under the Loan Documents, and all security interests created by the Security Documents in Collateral owned by such Subsidiary Loan Party shall be automatically released, upon the consummation of any transaction permitted by this Agreement as a result of which such Subsidiary Loan Party ceases to be a Subsidiary; provided, that, if so required by this Agreement, the Required Lenders shall have consented to such transaction and the terms of such consent shall not have provided otherwise. Upon any sale or other transfer by any Loan Party (other than to Holdings, the Borrower or any other Loan Party) of any Collateral in a transaction permitted under this Agreement, or upon the effectiveness of any written consent to the release of the security interest created under any Security Document in any Collateral pursuant to Section 9.02, the security interests in such Collateral created by the Security Documents shall be automatically released. In connection with any termination or release pursuant to this Section 9.14, the Administrative Agent shall execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section 9.14 shall be without recourse to or warranty by the Administrative Agent. Each of the Secured Parties irrevocably authorizes the Administrative Agent, at its option and in its discretion, to effect the releases set forth in this Section 9.14.
SECTION 9.15    USA Patriot Act Notice. Each Lender, each Issuing Bank and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that, pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender, such Issuing Bank or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the USA Patriot Act, and each Loan Party agrees to provide such information from time to time to such Lender, such Issuing Bank and the Administrative Agent, as applicable.
SECTION 9.16    No Fiduciary Relationship. Each of Holdings and the Borrower, on behalf of itself and its subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, Holdings, the Borrower, the Subsidiaries and their respective Affiliates, on the one hand, and the Administrative Agent, the Arrangers, the Lenders, the Issuing Banks and their respective Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Lenders, the Issuing Banks or their Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications. The Administrative Agent, the Arrangers, the Lenders, the Issuing Banks and their respective Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of Holdings, the Borrower, the Subsidiaries and their respective Affiliates, and none of the Administrative Agent, the Arrangers, the Lenders, the Issuing Banks or any of their respective Affiliates has any obligation to disclose any of such interests to Holdings, the Borrower, the Subsidiaries or any of their respective Affiliates. To the fullest extent permitted by law, each of Holdings and the Borrower hereby waives and releases any claims that it or any of its Affiliates may have against the Administrative Agent, the Arrangers, the Lenders, the Issuing Banks or any of their respective Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
SECTION 9.17    Non-Public Information.
(a)    Each Lender acknowledges that all information, including requests for waivers and amendments, furnished by Holdings, the Borrower or the Administrative Agent pursuant to or in connection with, or in the course of administering, this Agreement will be syndicate-level information, which may contain MNPI. Each Lender represents to Holdings, the Borrower and the Administrative Agent that (i) it has developed compliance procedures regarding the use of MNPI and that it will handle MNPI in accordance with such procedures and applicable law, including Federal, State and foreign securities laws, and (ii) it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain MNPI in accordance with its compliance procedures and applicable law, including Federal, State and foreign securities laws.
(b)    Holdings, the Borrower and each Lender acknowledge that (i) Public Side Lender Representatives do not wish to receive MNPI, and (ii) if information furnished by Holdings or the Borrower pursuant to or in connection with this Agreement is being distributed by the Administrative Agent or any of its Affiliates through the Platform, (A) the Administrative Agent and/or any Affiliate shall post any information that Holdings or the Borrower has indicated as containing MNPI solely on that portion of the Platform as is designated for Private Side Lender Representatives and (B) if Holdings or the Borrower has not indicated whether any information furnished by it pursuant to or in connection with this Agreement contains MNPI, the Administrative Agent shall post such information solely on that portion of the Platform as is designated for Private Side Lender Representatives. Upon the reasonable request of the Administrative Agent, each of Holdings and the Borrower agrees to clearly designate all information provided to the Administrative Agent by or on behalf of Holdings or the Borrower that is suitable to be made available to Public Side Lender Representatives (which designation shall, at a minimum, mean that the word “PUBLIC” shall appear prominently on the first page thereof), and the Administrative Agent, any Affiliate thereof, the Arrangers, the Issuing Banks and the Lenders shall be entitled to rely on any such designation by

Holdings and the Borrower without liability or responsibility for the independent verification thereof. Notwithstanding the foregoing, neither Holdings nor the Borrower shall be under any obligation to mark any information as “PUBLIC”. Each of the Administrative Agent and each Lender agrees that it shall treat any such information that is not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated for Public Side Lender Representatives.
SECTION 9.18    Electronic Execution. The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with any Loan Document or any other document executed in connection herewith and the transactions contemplated hereby (including, without limitation, any Assignment and Assumption, amendment or other modification, Borrowing Request, Interest Election Request, waiver and consent) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided, that, notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided, further, that, without limiting the foregoing, upon the request of the Administrative Agent, any electronic signature shall be promptly followed by such manually executed counterpart.
SECTION 9.19    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and
(b)    the effects of any Bail-in Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.
SECTION 9.20    ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL

AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.
[Signature pages follow.]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered by a duly authorized officer as of the date first above written.

BORROWER:	TRINET USA, INC.

By:/s/ Burton Goldfield
Name: Burton Goldfield
Title: CEO and President

HOLDINGS:	TRINET GROUP, INC.

By:/s/ Burton Goldfield
Name: Burton Goldfield
Title: CEO and President

ADMINISTRATIVE AGENT:	BANK OF AMERICA, N.A.,
as Administrative Agent

By:/s/ Paley Chen
Name: Paley Chen
Title: Vice President

LENDERS:	BANK OF AMERICA, N.A.,
as a Lender, Swingline Lender and an Issuing Bank

By:/s/Maile Douglas
Name: Maile Douglas
Title: Sr. Vice President

BANK OF THE WEST,
as a Lender

By:/s/ Adriana Collins
Name: Adriana Collins
Title: Director

JPMORGAN CHASE BANK, N.A.,
as a Lender and an Issuing Bank

By:/s/ John G. Kowalczuk
Name: John G. Kowalczuk
Title: Executive Director

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as a Lender

By:/s/ Sid Khanolkar
Name: Sid Khanolkar
Title: Director

BMO HARRIS BANK N.A.,
as a Lender

By:/s/ Christina Boyle
Name: Christina Boyle
Title: Managing Director

HSBC BANK USA, N.A.,
as a Lender

By:/s/ Derick Duchodni
Name: Derick Duchodni
Title: Relationship Manager

PNC BANK, NATIONAL ASSOCIATION,
as a Lender

By:/s/ Scott W. Miller
Name: Scott W. Miller
Title: Vice President

SUNTRUST BANK,
as a Lender

By:/s/ Christian Sumulong
Name: Christian Sumulong
Title: Vice President

CITIZENS BANK, N.A.,
as a Lender

By:/s/ Andrew J. Meara
Name: Andrew J. Meara
Title: Vice President

KEYBANK NATIONAL ASSOCIATION,
as a Lender

By:/s/ Geoff Smith
Name: Geoff Smith
Title: Senior Vice President

U.S. BANK NATIONAL ASSOCIATION,
as a Lender

By:/s/ Kurt Swanson
Name: Kurt Swanson
Title: Managing Director

ING CAPITAL LLC,
as a Lender

By:/s/ Robert D. Miners
Name: Robert D. Miners
Title: Director

By:/s/ Mary Forstner
Name: Mary Forstner
Title: Director

BRANCH BANKING AND TRUST COMPANY,
as a Lender

By:/s/ Jim Wright
Name: Jim Wright
Title: Assistant Vice President

MANUFACTURERS BANK,
as a Lender

By:/s/ De Dao
Name: De Dao
Title: Vice President

UMPQUA BANK,
as a Lender

By:/s/ Michael McCutchin
Name: Michael McCutchin
Title: Senior Vice President